Exhibit 2.1

ARRANGEMENT AGREEMENT

BETWEEN

TRULIEVE CANNABIS CORP.

AND

HARVEST HEALTH & RECREATION INC.

MAY 10, 2021

i

-ii-

Schedule “A” Plan of Arrangement

Schedule “B” Arrangement Resolution

Schedule “C” Representations and Warranties of the Company

Schedule “D” Representations and Warranties of the Purchaser

Schedule “E” Required Regulatory Approvals

Schedule “F” Permitted Liens

Schedule “G” Permitted Interim Period Actions

Schedule “H” Company Subsidiaries

Schedule “I” Adjustment Factor

Schedule “J” Company Contracts

-iii-

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of May 10, 2021,

BETWEEN:

TRULIEVE CANNABIS CORP., a corporation existing under the laws of the Province of British Columbia,

(the “Purchaser”)

- and -

HARVEST HEALTH & RECREATION INC., a corporation existing under the laws of the Province of British Columbia,

(the “Company”)

WHEREAS the Purchaser, proposes to acquire all of the outstanding Company Shares (as defined herein) pursuant to the Arrangement (as defined herein), as provided in this Agreement;

AND WHEREAS the Board (as defined herein) has unanimously determined, after receiving financial and legal advice and following the receipt and review of a unanimous recommendation of the Company Special Committee (as defined herein), that the Arrangement is in the best interests of the Company, and that, on the basis of the Fairness Opinions (as defined herein) received from its Financial Advisors (as defined herein), the Consideration (as defined herein) to be received by the Company Shareholders (as defined herein) is fair, from a financial point of view, to the Company Shareholders;

AND WHEREAS the Board has approved this Agreement and agreed to unanimously recommend that Company Shareholders vote in favour of the Arrangement Resolution (as defined herein) to be approved by the Company Shareholders at the Meeting (as defined herein), on the terms and subject to the conditions contained in this Agreement;

AND WHEREAS the Purchaser has entered into the Lock-Up Agreements (as defined herein) with the Locked-Up Shareholders (as defined herein) pursuant to which, among other things, such Company Shareholders have agreed, subject to the terms and conditions thereof, to vote the Company Shares held by them in favour of the Arrangement Resolution (as defined herein);

AND WHEREAS it is intended that, for U.S. federal income tax purposes, (a) the Arrangement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined herein), and (b) this Agreement, together with the Plan of Arrangement, shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g);

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
INTERPRETATION

Section 1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, at any time, whether or not in writing, any offer, proposal or inquiry (including any modification or proposed modification of any such offer, proposal or inquiry) with respect to (a) any direct or indirect acquisition by any Person or group of Persons of Company Shares (or securities convertible into or exchangeable or exercisable for Company Shares) in a single transaction or a series of transactions, representing 20% or more of the Company Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Company Shares), or (b) any direct or indirect acquisition by any Person or group of Persons of Company Shares (or securities convertible into or exchangeable or exercisable for Company Shares) representing 20% or more of votes attached to the Company Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Company Shares), or (c) any direct or indirect acquisition by any Person or group of Persons of any assets of the Company and/or one or more of the Subsidiaries (including shares or other equity interests of any Subsidiary) individually or in the aggregate contributing 20% or more of the consolidated revenue of the Company and the Subsidiaries or representing 20% or more of the assets of the Company and the Subsidiaries taken as a whole (in each case based on the consolidated financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record) (or any lease, license, or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multi-step transaction or series of transactions, directly or indirectly involving the Company or any Subsidiary, and in each case excluding the Arrangement and the other transactions contemplated by this Agreement and any transaction between the Company and/or one or more of its wholly-owned Subsidiaries.

“Action” means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other similar civil, criminal or regulatory proceeding, in law or in equity.

“Adjusted Company Options” means Company Options as adjusted in accordance with Section 2.7(1);

“Adjusted Company RSUs” means the Company RSUs as adjusted in accordance with Section 2.7(2);

“Adjustment Factor” has the meaning ascribed thereto in Schedule “I”.

“Advancement Dates” has the meaning ascribed thereto in Section 4.15.

“Adverse Recommendation Change” has the meaning ascribed thereto in Section 5.1(1)(c).

“Affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.

“Agreement” means this Arrangement Agreement, including the Schedules hereto and the Company Disclosure Letter, as the same may be amended, supplemented or otherwise modified in accordance with the terms hereof.

“Alternative Transaction Agreement” has the meaning ascribed thereto in Section 5.1(1)(e).

“Antitrust Approval” means all applicable filings pursuant to the HSR Act shall have been made and all applicable waiting periods (and extensions thereof) shall have expired or been terminated and all Required Regulatory Approvals with respect to applicable Antitrust Laws shall have been received (or, for purposes of this Agreement, been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).

“Antitrust Laws” means the HSR Act or any other applicable antitrust, monopolization or unfair competition Laws or regulations.

“Arrangement” means the arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or Section 6.1 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Filings” means the records and information required to be provided to the Registrar under Section 292(a) of the BCBCA in respect of the Arrangement, if any, together with a copy of the Final Order.

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered, and, if thought advisable, passed by the Company Shareholders at the Meeting to be substantially in the form and content set out in Schedule “B” hereto.

“Bankruptcy and Equity Exception” has the meaning ascribed thereto in Section (3)(a) of Schedule “C”.

“BCBCA” means the Business Corporations Act (British Columbia), as amended.

“Board” means the board of directors of the Company, as constituted from time to time.

“Board Recommendation” has the meaning ascribed thereto in Section 2.4(2).

“Breaching Party” has the meaning ascribed thereto in Section 4.13(3).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Vancouver, British Columbia, or Tallahassee, Florida are required by Law to be closed for business.

“Canadian Securities Laws” means the Securities Act (British Columbia), and any other applicable Canadian provincial and territorial securities Laws, rules, notices, promulgations and regulations and published policies thereunder.

“Cannabis Laws” means any U.S. federal law, civil, criminal, or otherwise, that is directly or indirectly related to the cultivation, harvesting, production, processing, marketing, distribution, sale, transfer, possession, and use of cannabis, marijuana, or related substances or products containing cannabis, marijuana, or related substances, including without limitation the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960, and any state controlled substances acts; provided that the applicable Person is in compliance with such state’s cannabis permitting and/or licensing regime.

“Cannabis License” means any temporary, provisional, or permanent permit, license, or authorization from or registration with any Governmental Authority that regulates the cultivation, harvesting, production, processing, marketing, distribution, sale, possession, or transfer of cannabis, marijuana, or related substances or products containing cannabis, marijuana, or related substances, whether for medical or recreational use.

“CBD” means cannabidiol.

“Closing” has the meaning ascribed thereto in Section 2.8(2).

“Closing Date” has the meaning ascribed thereto in Section 2.8(2).

“Closing Regulatory Approvals” means the Required Regulatory Approvals, excluding the local and state cannabis permits issued to the Company or a Subsidiary in Arizona, Maryland and Pennsylvania.

“COBRA” means the United States Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Harvest Health & Recreation Inc., a corporation existing under the BCBCA.

“Company 2019 Warrant Indenture” means the warrant indenture dated as of December 20, 2019 between the Company and Odyssey Trust Company.

“Company 2019 Warrants” means the warrants to purchase Company Subordinate Voting Shares issued pursuant to the Company 2019 Warrant Indenture.

“Company 2020 Warrant Indenture” means the warrant indenture dated as of October 28, 2020 between the Company and Odyssey Trust Company.

“Company 2020 Warrants” means the warrants to purchase Company Subordinate Voting Shares issued pursuant to the Company 2020 Warrant Indenture.

“Company 9% Note” means the 9% convertible promissory notes of the Company in the principal aggregate amount of US$15,000,000 issued on December 31, 2019 and April 29, 2021, convertible into such number of Company Subordinate Voting Shares that is equal to the principal amount outstanding divided by the conversion price of US$3.6692.

“Company Annual Financial Statements” means the audited consolidated financial statements of the Company as at and for the financial years ended December 31, 2020 and 2019.

“Company Assets” means all of the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of the Company and its Subsidiaries.

“Company Certificated Warrants” means the 3,502,666 warrants to purchase Company Subordinate Voting Shares issued by the Company on May 10, 2019 and expiring on May 10, 2022.

“Company Convertible Debentures” means the 7% coupon, unsecured debentures of the Company that are convertible into Company Subordinate Voting Shares at a conversion price of US$11.42 per Company Subordinate Voting Share at any time until May 9, 2022.

“Company Circular” means the notice of the Meeting and accompanying proxy statement (including all schedules, appendices and exhibits thereto) to be sent to Company Securityholders in connection with the Meeting, including any amendments or supplements thereto.

“Company Coupon Notes” means the 15% senior secured notes of the Company due December 19, 2022 issued pursuant to the Company Senior Secured Note Indenture.

“Company Data Room” means the Company’s electronic data room entitled “Project Sunrise” and posted at https://www.dfsvenue.com, or delivered to the Company clean team, as the same is constituted as of 12:00 p.m. on May 8, 2021.

“Company Disclosure Letter” has the meaning ascribed thereto in Section 3.1(1).

“Company Employees” means the officers and material employees of the Company and its Subsidiaries.

“Company Equity Incentive Plan” means the equity incentive plan of the Company approved by the Company Shareholders on November 13, 2018.

“Company Financial Statements” means (i) the Company Annual Financial Statements, and (ii) the Company Interim Financial Statements.

“Company Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of the Company for the three and nine month periods ended September 30, 2020 and 2019 (including the notes thereto and related management’s discussion and analysis).

“Company Material Contract” has the meaning ascribed thereto in Section (21)(a) of Schedule “C”.

“Company Multiple Voting Shares” means the shares in the capital of the Company designated as multiple voting shares, each entitling the holder thereof to one hundred (100) votes per share at shareholder meetings of the Company.

“Company MVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Company Multiple Voting Shares in the Company’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Company Multiple Voting Shares, expressed as the number of Company Subordinate Voting Shares for each Company Multiple Voting Share, which Conversion Ratio as of the effective date of this Agreement is 100.

“Company MVS Warrants” means the 14,350 warrants to purchase Company Multiple Voting Shares issued by the Company on April 23, 2020 and expiring April 23, 2023.

“Company Notes” means, collectively, the Company 9% Note and the Company Senior Secured Notes.

“Company Options” means the outstanding options, if any, to purchase Company Subordinate Voting Shares, issued pursuant to the Company Equity Incentive Plan.

“Company Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not funded, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne, by the Company or any of its Subsidiaries with respect to the Company Employees or former Company Employees and includes: (i) employment, consulting, retirement, severance, termination or change in control agreements; and (ii) deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, pension, insurance, medical, welfare, fringe or other material benefits or remuneration of any kind.

“Company Public Disclosure Record” means all documents and instruments required to be filed or furnished by it under U.S. Exchange Act and Securities Act (British Columbia) (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations) filed by or on behalf of the Company on the System for Electronic Document Analysis Retrieval (SEDAR) from November 14, 2018, and on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) since January 5, 2021, prior to the date of this Agreement.

”Company Reimbursement Fee” means a reimbursement payment in an amount equal to the total of all out-of-pocket fees and expenses incurred by the Company in connection with the transactions provided for in this Agreement up to a maximum of $1,500,000.

“Company RSUs” means the restricted share units issued under the Company Equity Incentive Plan.

“Company Securityholders” means, collectively, the Company Shareholders, the holders of Company Options, the holders of the Company RSUs and the holders of Company Warrants.

“Company Senior Secured Note Indenture” means the trust indenture dated as of December 20, 2019 between the Company and Odyssey Trust Company, as trustee, relating to the issuance by the Company of the Company Senior Secured Notes, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Company Senior Secured Note Supplemental Indenture” means a supplemental indenture by and between the Company, the Purchaser and Odyssey Trust Company, as trustee, to the Company Senior Secured Note Indenture complying with Section 10.1(b) of the Company Senior Secured Note Indenture.

“Company Senior Secured Notes” means, collectively, the Company Coupon Notes and the Company Unit Notes.

“Company Shareholders” means the registered and/or beneficial holders of the Company Shares, as the context requires.

“Company Shares” means, collectively, the Company Subordinate Voting Shares, Company Multiple Voting Shares and the Company Super Voting Shares.

“Company Special Committee” means the special committee of the Board comprised of independent directors.

“Company Subordinate Voting Shares” means the shares in the capital of the Company designated as subordinate voting shares, each entitling the holder thereof to one (1) vote per share at shareholder meetings of the Company

“Company Super Voting Shares” means the shares in the capital of the Company designated as super voting shares, each entitling the holder thereof to two hundred (200) votes per share at shareholder meetings of the Company.

“Company SVS Conversion Ratio” means the “Conversion Ratio” as defined in the rights and restrictions attached to the Company Super Voting Shares in the Company’s articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Company Super Voting Shares, expressed as the number of Company Subordinate Voting Shares for each Company Super Voting Share, which Conversion Ratio as of the effective date of this Agreement is 1.

“Company Termination Fee” has the meaning ascribed thereto in Section 8.2(2).

“Company Termination Fee Event” has the meaning ascribed thereto in Section 8.2(2).

“Company Unit Notes” means the 9.25% senior secured notes of the Company due December 19, 2022 issued pursuant to the Company Senior Secured Note Indenture.

“Company Warrants” means, collectively, (i) the Company 2019 Warrants, (ii) the Company 2020 Warrants, and (iii) the Company Certificated Warrants.

“Confidentiality Agreement” means the non-disclosure agreement dated December 2, 2020 between the Company and the Purchaser.

“Consideration” means, collectively, the Share Consideration, the MVS Consideration and the SVS Consideration.

“Consideration Shares” means Purchaser Subordinate Voting Shares to be received by holders of Company Shares (other than Dissenting Shareholders) in exchange for their Company Shares pursuant to the Plan of Arrangement.

“Contract” means any written binding agreement, arrangement, commitment, engagement, contract, franchise, license, lease, obligation, note, bond, mortgage, indenture, undertaking, joint venture or other obligation.

“control” a Person (first Person) is considered to control another Person (second Person) if (a) the first Person beneficially owns or directly or indirectly exercises control or direction over securities of the second Person carrying votes which, if exercised, would entitle the first Person to elect a majority of the directors of the second Person, unless that first Person holds the voting securities only to secure an obligation, (b) the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests of the partnership, or (c) the second Person is a limited partnership and the general partner of the limited partnership is the first Person.

“Court” means the Supreme Court of British Columbia or any other court with jurisdiction to consider and issue the Interim Order and the Final Order.

“CSE” means the Canadian Securities Exchange.

“Depositary” means Odyssey Trust Company, or such other person as the Parties may agree in writing.

“Dissent Rights” means the rights of dissent of registered Company Shareholders in respect of the Arrangement described in Article 4 of the Plan of Arrangement.

“Dissenting Shareholder” has the meaning specified in the Plan of Arrangement.

“DOJ” means the United States Department of Justice.

“Effective Date” means the date designated by the Company and the Purchaser by notice in writing as the effective date of the Arrangement, after all of the conditions to the completion of the Arrangement as set out in this Agreement and the Final Order have been satisfied (to the extent capable of being satisfied prior to the Effective Time) or waived.

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time on the Effective Date as the Parties agree in writing before the Effective Date.

“Environmental Law” means any Law relating to: (i) the protection, investigation or restoration of the environment or public health and safety matters; or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person controlling, controlled by or under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Ratio” means 0.1170 of a Purchaser Subordinate Voting Share.

“Fairness Opinions” means the opinions of the Financial Advisors to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the Consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to such Company Shareholders.

“Final Order” means the final order of the Court approving the Arrangement under Section 291(4) of the BCBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.

“Financial Advisors” means Moelis & Company LLC and Haywood Securities Inc., the financial advisors to the Company.

“FTC” means the Federal Trade Commission.

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange.

“Hazardous Substance” means any element, waste or other substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive, toxic, a pollutant or a contaminant under or pursuant to any Environmental Laws.

”HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, supplemented or restated from time to time and any successor to such statute and the rules and regulations promulgated thereunder.

“HSR Approval” has the meaning ascribed thereto in Section 4.3(2).

“HSR Second Request” means delivery by the FTC or DOJ of a “Request for Additional Information and Documentary Material” in connection with the Notification and Report Forms to be filed by the Parties with the FTC and DOJ.

“Indemnified Party” has the meaning ascribed thereto in Section 4.12(1).

“Indemnified Persons” has the meaning ascribed thereto in Section 8.7(1).

“Intellectual Property Rights” has the meaning ascribed thereto in Section (29) of Schedule “C”.

“Interim Order” means the interim order of the Court pursuant to Section 291(2) of the BCBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Company and the Purchaser, each acting reasonably.

“Inventories” means all inventories of stock-in-trade, point-of-sale materials and merchandise including materials, supplies, work-in-progress, finished goods, and purchased finished goods owned by the Company (including those in possession of suppliers, customers and other third parties).

“Law” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities.

“Leased Real Property” has the meaning ascribed thereto in Section (22)(b) of Schedule “C”.

“Liabilities” means all liabilities (whether accrued, absolute, contingent or otherwise) of the Company and its Subsidiaries, including any liability or obligation that arises in connection with or a result of or is otherwise triggered by the transaction contemplated herein.

“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute.

“Lock-Up Agreements” means the voting support agreements and the voting support and lock-up agreements dated the date hereof and made between the Purchaser and the Locked-Up Shareholders.

“Locked-Up Shareholders” means the Persons who are party to the Lock-Up Agreements.

“Matching Period” means the five (5) Business Day period following the day of the Purchaser’s receipt of the Superior Proposal Notice.

“Material Adverse Effect” means in respect of any Person, any change, event, occurrence, effect, state of facts, development, condition or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts, developments, conditions or circumstances would reasonably be expected to be material and adverse to the business, operations, financial condition or results of operations of that Person and its Subsidiaries, taken as a whole, except to the extent that any such change, event, occurrence, effect, state of facts, development, condition or circumstance results from:

(i)	changes, developments or conditions generally affecting the industry (taking into account relevant geographies) in which such Person and its Subsidiaries operate generally;
(ii)

any change in global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes), economic, business, banking, regulatory, currency exchange, interest rate, inflationary conditions or financial, capital or commodity market conditions, in each case whether national or global;

(iii)	any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;
(iv)	any epidemics, pandemics or disease outbreak or other public health condition (including COVID-19), earthquakes, volcanoes, tsunamis, hurricanes, tornados or other natural disasters or acts of God;
(v)	any adoption, proposal, implementation or other change in Law, including any Laws in respect to Taxes, U.S. GAAP or regulatory accounting requirements, in each case after the date hereof;
(vi)	the announcement of the Transaction or the pendency of the Transaction;
(vii)	the taking of any action required by, or the failure to take any action expressly prohibited by, excluding any obligation to act in the Ordinary Course, this Agreement;
(viii)

any change in the market price or trading volume of any securities of the Person or any suspension of trading in publicly trading securities generally, or any credit rating downgrade, negative outlook, watch or similar event relating to the Person (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred); and
(ix)

the failure of the Person or its Subsidiaries to meet any internal or published projections, forecast or estimates of, or guidance related to, revenues, earnings, cash flows or other financial metrics before, on or after the date hereof (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has otherwise occurred), but provided in the case of (i) through (v), such change, event, occurrence, effect, state of facts, development, condition or circumstance does not have a disproportionately greater impact or effect on the Person as compared to companies in comparable industries and operating in the same jurisdiction. Notwithstanding the forgoing, the parties agree that any Material Adverse Effect arising solely from actions taken as a result of, or results arising from, the COVID-19 virus shall not constitute a Material Adverse Effect.

“Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement.

“Misrepresentation” has the meaning ascribed thereto under the Securities Act (British Columbia) and under U.S. Securities Laws, as applicable.

“MI 61-101” means Multilateral Instrument 61-101 –Protection of Minority Security Holders in Special Transactions.

“MVS Consideration” means that number of Purchaser Subordinate Voting Shares equal to the product obtained when (i) the Share Consideration is multiplied by (ii) the Company MVS Conversion Ratio in effect at the Effective Time.

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators.

“Non-Material Subsidiary” has the meaning ascribed thereto in Section 1 of Schedule “C”.

“OFAC” has the meaning ascribed thereto in Section 32(c) of Schedule “C”.

“Order” has the meaning ascribed thereto in Section 6.1(3).

“Ordinary Course” means, with respect to an action taken by any Person, that such action is substantially consistent in nature and scope with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.

“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and by-laws; (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and (v) with respect to any Person similar to but not set out in (i) through (iv) of this definition, its comparable organizational documents (including a declaration of trust, partnership agreement, articles of continuance, arrangement or amalgamation).

“OTCQX” means the OTCQX marketplace provided and operated by the OTC Markets Group.

“Outside Date” means February 28, 2022 or such later date as may be agreed to by the Parties in writing; provided, however, that the Outside Date shall be automatically extended if all Required Regulatory Approvals have not otherwise been obtained by February 28, 2022 until the earlier of (i) the date that is ten (10) Business Days following the satisfaction or waiver of all conditions to Closing set out in Article 6 of this Agreement, and (ii) December 31, 2022.

“Parties” means, collectively, the Company and the Purchaser and “Party” means any one of them.

“PCAOB” means the Public Company Accounting Oversight Board of the United States.

“PEO” has the meaning ascribed thereto in Section 16(a)(vi) of Schedule “C”.

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Entity, other than the Cannabis Licenses.

“Permitted Liens” means, in respect of a Party or any of its Subsidiaries, any one or more of the following:

(a)

Liens for Taxes which are not yet due or delinquent or that are being properly contested in good faith by appropriate proceedings and in respect of which reserves have been provided in the most recent publicly filed financial statements;

(b)

easements, rights of way, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not have an adverse effect on the value or materially impair or add material cost to the use and operation of the subject property;

(c)

inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Company Assets or the Purchaser Assets; provided however, that such Liens are related to obligations not due or delinquent or in respect of which adequate holdbacks or reserves are being maintained in a sufficient amount to pay off such disputed Liens;

(d)

customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any interest in the facilities in which the Company or any of its Subsidiaries conducts its business; provided however that such Liens, encumbrances, exceptions, agreements, restrictions, limitations, Contracts and rights (i) were not incurred in connection with any indebtedness and (ii) do not, individually or in the aggregate, have an adverse effect on the value or materially impair or add material cost to the use of the subject property;

(e)

Liens incurred, created and granted in the Ordinary Course to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to the Company Assets, but only to the extent those Liens relate to costs and expenses for which payment is not due or delinquent; and

(f)	any Lien listed in Schedule “F”.

“Person” includes any individual, partnership, limited partnership, association, body corporate, corporation, company, organization, joint venture, trust, estate, trustee, executor, administrator, legal representative, government (including a Governmental Entity), syndicate or other entity.

“Personal Information” means information about an identifiable individual and includes any information that constitutes personal information within the meaning of all applicable Privacy Laws.

“Personal Property” has the meaning ascribed thereto in Section (22)(f) of Schedule “C”.

“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule “A” hereto, subject to any amendments or variations to such plan made in accordance with this Agreement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably.

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 5.5.

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (British Columbia) and any comparable applicable Law of any jurisdiction.

“Purchaser” means Trulieve Cannabis Corp., a corporation existing under the BCBCA.

“Purchaser Assets” means all of the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of or other privileges (whether contractual or otherwise) of the Purchaser and its Subsidiaries.

“Purchaser Board” means the board of directors of the Purchaser.

“Purchaser Data Room” means the Purchaser’s electronic data room entitled “Project Sunrise Reverse Due Diligence” and posted at https://client.foxrothschild.com/sites/TrulieveCannabisCorp/default.aspx, or delivered to the Purchaser clean team, as the same is constituted as of 12:00 p.m. on May 8, 2021.

“Purchaser Disclosure Letter” has the meaning ascribed thereto in Section 3.2(1).

“Purchaser Employees” means the officers and material employees of the Purchaser and its Subsidiaries.

“Purchaser Financial Statements” means the audited consolidated financial statements of the Purchaser as at and for the fiscal years ended December 31, 2020 and 2019 (including the notes thereto), the auditor’s report thereon and related management’s discussion and analysis included in the Purchaser Public Disclosure Record.

“Purchaser Interim Financial Statements” means the unaudited interim condensed consolidated financial statements of the Purchaser for the three and nine month periods ended September 30, 2020 and 2019 (including the notes thereto and related management’s discussion and analysis).

“Purchaser Leased Real Property” has the meaning ascribed thereto in Section (21) of Schedule “D”.

“Purchaser Material Contract” has the meaning ascribed thereto in Section (19) of Schedule “D”.

“Purchaser Owned Real Property Rights” has the meaning ascribed thereto in Section (21) of Schedule “D”.

“Purchaser Public Disclosure Record” has the meaning ascribed thereto in Section (9)(a) of Schedule “D”.

”Purchaser Real Property” has the meaning ascribed thereto in Section (21) of Schedule “D”.

“Purchaser Reimbursement Fee” means a reimbursement payment in an amount equal to the total of all out-of-pocket fees and expenses incurred by the Purchaser in connection with the transactions provided for in this Agreement up to a maximum of $1,500,000.

“Purchaser Shares” means the Purchaser Subordinate Voting Shares, as well as the multiple voting shares and super voting shares in the capital of the Purchaser.

“Purchaser Subordinate Voting Shares” means subordinate voting shares in the capital of the Purchaser.

“Purchaser Termination Fee” has the meaning ascribed thereto in Section 8.2(3).

“Purchaser Termination Fee Event” has the meaning ascribed thereto in Section 8.2(3).

“Real Property” has the meaning ascribed thereto in Section (22)(c) of Schedule “C”.

“Registrar” means the person appointed as the Registrar of Companies pursuant to Section 400 of the BCBCA.

“Representatives”, with respect to any Party, means the officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives of such Party and such Party’s Affiliates.

“Regulatory Approval” means any consent, waiver, permit, license, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, and with respect to such consent, waiver, permit, license, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective, in each case in connection with the Transaction and includes the Required Regulatory Approvals.

“Regulatory Authority” means the Governmental Entity authorized under applicable Laws to protect and promote public health through regulation and supervision of drugs, cosmetics and medical products, including, without limitation, the U.S. Food and Drug Administration, Health Canada and similar regulatory agencies having jurisdiction over the Company, the Subsidiaries or their activities.

“Replacement Certificated Warrants” means the warrants to purchase Purchaser Subordinate Voting Shares to be issued by the Purchaser in exchange for the outstanding Company Certificated Warrants pursuant to the Plan of Arrangement.

“Replacement Warrants” means, collectively, the Replacement Certificated Warrants, and the warrants to purchase Purchaser Subordinate Voting Shares to be issued by the Purchaser in exchange for the outstanding Company 2019 Warrants, Company 2020 Warrants and Company MVS Warrants pursuant to the Plan of Arrangement.

“Required Regulatory Approvals” means the Antitrust Approval and those consents and approvals listed on Schedule “E”.

“Saleable” means, Inventories that (i) have at least 30 days remaining before their expiration date and can be reasonably delivered and sold within the applicable expiration of the code dates and (ii) have been stored and transported properly, (iii) and can be sold without discount to the sale price for such Inventories or credit (or similar other accommodation) granted or offered to the applicable customer.

“SEC” means the United States Securities and Exchange Commission.

“Securities Authority” means the Ontario Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada or any other jurisdiction with authority in respect of the Company and/or the Subsidiaries, including, without limitation, the SEC and the securities regulatory authorities in any applicable states of the United States.

“Securities Laws” means the Canadian Securities Laws and the U.S. Securities Laws.

“Share Consideration” means that number of Purchaser Subordinate Voting Shares equal to the product obtained when (i) the Exchange Ratio, is multiplied by (ii) the Adjustment Factor.

“Subordinated Loan” means the aggregate principal amount of up to $100,000,000, to be advanced by the Purchaser to the Company in accordance with the Subordinated Loan Agreement.

“Subordinated Loan Agreement” means the loan agreement between the Purchaser and the Company; in a form satisfactory to both of the Parties, each acting reasonably.

“Subsequent Financial Statements” has the meaning ascribed thereto in Section 4.11(n).

“Subsequent Tax Returns” has the meaning ascribed thereto in Section 4.11(n).

“Subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions and, in the case of the Company, and is limited to the entities identified on Schedule “H” attached hereto.

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Acquisition Proposal” shall be changed to “100%”) made by a Person or group of Persons acting jointly (other than the Purchaser and its Affiliates) and which or in respect of which:

(a)	the Board has determined in good faith, after consultation with its financial advisors and outside legal counsel:
(i)

would, taking into account all of the terms and conditions of such Acquisition Proposal (including all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making such Acquisition Proposal), and if consummated in accordance with its terms (but not assuming away any risk of non-completion), (A) result in a transaction which is more favourable to the Company Shareholders from a financial point of view than the Arrangement, and (B) the failure to recommend such Acquisition Proposal to Company Shareholders would be inconsistent with the fiduciary duties of the Board; and

(ii)

is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or Persons making such Acquisition Proposal; and

(b)

is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Board, acting in good faith (after receipt of advice from its financial advisors and its outside legal counsel) that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal at the time and on the basis set out therein; and

(c)	is not subject to any due diligence condition or due diligence termination right in favour of the acquiror.

“Superior Proposal Notice” has the meaning ascribed thereto in Section 5.3(1)(c).

“Surviving Corporation” means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of the Company with or into one or more other entities (pursuant to a statutory procedure or otherwise).

“SVS Consideration” means that number of Purchaser Subordinate Voting Shares equal to the product obtained when (i) the Share Consideration is multiplied by (ii) the Company SVS Conversion Ratio in effect at the Effective Time.

“Tax” (including, with correlative meaning, the term “Taxes”) means: (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, branch profits, franchise, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, consumption of resources, emissions, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment/unemployment insurance, health insurance and government pension plan premiums or contributions including any installments or prepayments in respect of any of the foregoing; (ii) all interest, penalties, fines, additions to tax imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or as a result of being a transferee or successor in interest to any party.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Returns” means all returns and reports (including elections, designations, declarations, notices, disclosures, schedules, estimates and information returns) filed with or supplied to, or required to be filed with or supplied to, a Governmental Entity in connection with any Tax, including all amendments, attachments or supplements thereto and whether in tangible or electronic form.

“Terminating Party” has the meaning ascribed thereto in Section 4.13(3).

“Termination Notice” has the meaning ascribed thereto in Section 4.13(3).

“Trade Secret” means (i) confidential know-how, methods, business and technical information, data, data compilations and collections, processes, plans, discoveries, improvements, technology, tools, techniques, or other confidential and proprietary information, and all rights therein, and (ii) all trade secrets within the meaning of applicable law.

“Transaction” means the transaction resulting from the completion of the Arrangement, including the acquisition of all of the Company Shares by the Purchaser, and completion of the other transactions contemplated by the Plan of Arrangement.

“Transaction Litigation” has the meaning ascribed thereto in Section 4.13.

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“U.S. GAAP” means accounting principles generally accepted in the United States, as applicable at the relevant time.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“U.S. Securities Laws” means the U.S. Securities Act, the U.S. Exchange Act and all other state securities Laws and the rules and regulations promulgated thereunder.

“Wilful Breach” means a material breach that is a consequence of any act undertaken by the breaching Party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

Section 1.2	Certain Rules of Interpretation

In this Agreement, unless otherwise specified:

(1)

Headings, etc.  The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)	Currency. All references to dollars or to “$” are references to Canadian dollars unless otherwise indicated.
(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number also include the plural and vice versa.
(4)

Certain Phrases, etc.  The words: (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (ii) “day” means “calendar day”; (iii) “hereof”, “herein”, “hereunder” and words of similar import, will refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (v) unless stated otherwise, “Article”, “Section”, “Subsection” and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement.

(5)

Definition of “made available”.  The term “made available” means: (i) copies of the subject materials were included in the Company Public Disclosure Record; or (ii) complete and unredacted copies of the subject materials were included in the Company Data Room or Purchaser Data Room, as applicable, provided that with respect to Contracts, “made available” shall mean complete and unredacted copies of the Contracts were included in the Company Data Room or Purchaser Data Room, as applicable, at 11:59 pm (ET) on Friday, May 7, 2021, and those Contracts in the Company Data Room set forth on Schedule “J”, which shall be deemed “made available”.

(6)

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it means the actual knowledge, after due inquiry regarding the relevant matter, of Steven M. White, Deborah K. Keeley and Nicole Stanton. Where

any representation or warranty is expressly qualified by reference to the knowledge of the Purchaser, it means the actual knowledge, after due inquiry regarding the relevant matter, of Kim Rivers, Alex D’Amico and Eric Powers.

(7)

Capitalized Terms.  All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement unless specifically defined in the Company Disclosure Letter.

(8)

Accounting Terms.  All accounting terms are to be interpreted in accordance with U.S. GAAP (to the extent applicable) and all determinations of an accounting nature in respect of the Company required to be made will be made in a manner consistent with U.S. GAAP (to the extent applicable).

(9)

Statutes.  Any reference to a statute refers to such statute, or successor thereto, and all rules, resolutions and regulations made under it, or its successor, respectively, as it or its successor, or they, may have been or may from time to time be amended or re-enacted, unless stated otherwise.

(10)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. (Vancouver time) on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. (Vancouver time) on the next Business Day if the last day of the period is not a Business Day. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action will be required or permitted to be taken on the next succeeding day which is a Business Day.

(11)	Time References. References to time are to local time, Vancouver, British Columbia.
(12)

Subsidiaries.  To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company or the Purchaser, each such provision will be construed as a covenant by the Company or the Purchaser, as applicable, to cause (to the fullest extent to which it is legally capable) such Subsidiary to perform the required action.

(13)

Consent.  If any provision requires approval or consent of a Party and such approval or consent is not delivered within the specified time limit, the Party whose consent or approval is required will be conclusively deemed to have withheld its approval or consent.

(14)	Schedules. The schedules attached to this Agreement form an integral part of this Agreement.
(15)

Agreements.  All references in this Agreement to any agreement, Contract, document or instrument means such agreement, Contract, document or instrument, as amended, restated or supplemented in accordance with the terms thereof, and includes all schedules, exhibits and other attachments, in each case as of the date hereof.

Article 2
THE ARRANGEMENT

Section 2.1	Arrangement

The Parties agree that the Arrangement shall be implemented in accordance with, and subject to the terms and conditions of, this Agreement and the Plan of Arrangement. The Arrangement shall become effective in accordance with the Plan of Arrangement at the times specified in the Plan of Arrangement. The Company agrees to file, or cause to be filed, the Arrangement Filings to implement the Plan of Arrangement in accordance with, and subject to the terms and conditions of, this Agreement, if such filing is required under the BCBCA. From and after the Effective Time, the Parties shall each effect and carry out the steps, actions or transactions to be carried out by them pursuant to the Plan of Arrangement with the result that, among other things, the Purchaser shall become the holder of all outstanding Company Shares.

Section 2.2	Interim Order
(1)

As soon as reasonably practicable after the date hereof but in any event in sufficient time to permit the Meeting to be convened in accordance with Section 2.3(1), the Company covenants that it will, in a manner acceptable to the Purchaser, acting reasonably, pursuant to Section 291(b) of the BCBCA, prepare, file and diligently pursue an application for the Interim Order, the terms of which are acceptable to the Purchaser, acting reasonably, which must provide, among other things:

(i)

for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided, such notices to include, inter alia, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged;

(ii)

that the record date for the Company Shareholders entitled to receive notice of and to vote at the Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Meeting;

(iii)

that the requisite approval for the Arrangement Resolution shall be (i) 66 2/3% of the votes cast on the Arrangement Resolution by holders of Company Shares, present in Person or represented by proxy and entitled to vote at the Meeting voting together as a single class; and (ii) if required by applicable Law, a simple majority of the votes cast on the Arrangement Resolution excluding the votes for Company Shares held by “related parties” and “interested parties” as defined under MI 61- 101.  The Company agrees that it shall, following a written request from the Purchaser, apply for exemptive relief from the British Columbia Securities Commission to permit the Company Subordinate Voting Shares and the Company Multiple Voting Shares to vote together as a single class for purposes of the “minority approval” required by MI 61-101 (if applicable);

(iv)	for the grant of Dissent Rights as set forth in the Plan of Arrangement;

(v)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;
(vi)	that the Meeting may be adjourned or postponed from time to time by management of the Company, subject to the terms of this Agreement, without the need for additional approval of the Court;
(vii)	that the Meeting may be held in-person or be a virtual Meeting or hybrid meeting whereby Company Shareholders may join virtually;
(viii)	that in all other respects, the terms, conditions and restrictions of the Company’s constating documents, including quorum requirements and other matters shall apply with respect to the Meeting; and
(ix)	for such other matters as the Parties, each acting reasonably, may reasonably require.
(2)

In seeking the Interim Order, the Company shall advise the Court that it is the intention of the Parties to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of all Consideration Shares and Replacement Warrants to be issued pursuant to the Arrangement based upon and conditioned on the Court’s approval of the Arrangement and its determination that the Arrangement is fair and reasonable to holders of Company Shares, Company Warrants and Company MVS Warrants, as applicable, to whom such securities will be issued by the Purchaser pursuant to the Arrangement, following a hearing and after consideration of the substantive and procedural terms and conditions thereof.

Section 2.3	The Meeting
(1)	The Company covenants that it will:
(a)

convene and conduct the Meeting in accordance with the Interim Order, the Company’s Organizational Documents and applicable Law, including the policies of the CSE, as promptly as reasonably practicable after the date hereof (and in any event not later than September 15, 2021) and, in this regard, the Company may abridge, any time periods that may be abridged under Securities Laws for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Company Circular and agreed to by the Purchaser, acting reasonably; set the record date for the Company Shareholders entitled to vote at the Meeting as promptly as reasonably practicable after the date hereof; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Meeting without the prior written consent of the Purchaser except as required for quorum purposes (in which case the Meeting will be adjourned and not cancelled) or by Law;

(b)

subject to the terms of this Agreement, use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Person that is inconsistent with the

Arrangement Resolution and the completion of any of the transactions contemplated herein, including, if so requested by the Purchaser, acting reasonably, or otherwise desirable to the Company, using investment dealers and proxy solicitation services firms selected by the Purchaser and approved by the Company, acting reasonably, to solicit proxies in favour of the approval of the Arrangement Resolution, and each Party agrees that it shall be responsible for 50% of the reasonable costs of using such investment dealers or proxy solicitation services;

(c)

to consult with the Purchaser in regards to proxy solicitation and to provide the Purchaser with copies of or access to information regarding the Meeting generated by any proxy solicitation services firm engaged by the Company, as requested from time to time by the Purchaser, acting reasonably;

(d)	consult with the Purchaser in fixing the date of the Meeting and the record date of the Meeting;
(e)

advise the Purchaser, at such times as the Purchaser may reasonably request, and at least once daily for the ten (10) Business Days immediately preceding the Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;

(f)	give notice to the Purchaser of the Meeting and allow representatives of the Purchaser and legal counsel to attend the Meeting;
(g)

reasonably promptly, and within one (1) Business Day, advise the Purchaser of any purported exercise or withdrawal of Dissent Rights by the Company Shareholders, and the Company shall not settle or compromise or agree to settle or compromise any such claims for Dissent Rights without the prior written consent of the Purchaser; and

(h)

not change the record date for the Company Shareholders entitled to vote at the Meeting in connection with any adjournment or postponement of the Meeting unless required by Law or if requested in writing to do so by the Purchaser.

Section 2.4	The Company Circular
(1)

The Company will: (i) subject to the Purchaser’s compliance with Section 2.4(4), promptly prepare and complete, in consultation with the Purchaser, the Company Circular, together with any other documents required by Law in connection with the Meeting and the Arrangement; (ii) cause the Company Circular and such other documents to be filed or furnished with the Securities Authorities and the CSE as required by Law and the rules of the CSE, and disseminated to each Company Shareholder and other Person as required by the Interim Order and Law; (iii) to the extent required by Law, as promptly as practicable prepare, file or furnish with the Securities Authorities and any applicable securities exchange, and disseminate to the Company Shareholders and other Persons as required by the Interim Order and Law any supplement or amendment to the Company Circular (after the Purchaser has had a reasonable opportunity to review and comment thereon) if any event will occur which requires such action at any time prior to the Meeting; and (iv) otherwise use its commercially reasonable efforts to comply with all requirements of Law applicable to the Meeting and the Arrangement.

(2)

The Company will ensure that the Company Circular complies in all material respects with the Interim Order and Law, does not contain any Misrepresentation (other than with respect to any information relating to and furnished by the Purchaser for inclusion in the Company Circular) and provides the Company Shareholders with sufficient information concerning the matters to be placed before the Meeting. Without limiting the generality of the foregoing, but subject to Section 5.3, the Company Circular must include a statement that the Board has unanimously, after receiving legal and financial advice, determined that the Arrangement is in the best interests of the Company and unanimously recommends that Company Shareholders vote in favour of the Arrangement Resolution (the “Board Recommendation”).

(3)

The Company will provide the Purchaser, and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents prior to filing the Company Circular with applicable Securities Authorities or Governmental Entities and mailing the Company Circular to Company Shareholders, and will consider all reasonable comments made by the Purchaser and its legal counsel. Any information describing the Purchaser, the terms of the Arrangement and/or the Plan of Arrangement must be in a form and content satisfactory to the Purchaser, acting reasonably. The Company shall provide the Purchaser with a final copy of the Company Circular prior to its mailing to the Company Shareholders.

(4)

The Purchaser will provide to the Company in writing all information concerning the Purchaser reasonably requested by the Company and required by Law (including pro forma financial statements prepared in accordance with U.S. GAAP) to be included by the Company in the Company Circular or other related documents, and will ensure that such information does not contain any Misrepresentation. The Company and the Purchaser shall use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Company Circular and to the identification in the Company Circular of each such advisor.

(5)

The Company and the Purchaser will promptly notify each other if any of them becomes aware that the Company Circular contains a Misrepresentation or otherwise requires an amendment or supplement.  The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate and the Company will promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the Company Circular was sent pursuant to Section 2.4(1) and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.

Section 2.5	Final Order

If the Interim Order is obtained and the Arrangement Resolution is passed at the Meeting as provided for in the Interim Order, the Company will, as soon as reasonably practicable (but in any event within two (2) Business Days) thereafter, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to the BCBCA.

Section 2.6	Court Proceedings

In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company will diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order and the Company will provide the Purchaser and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement and the Company will consider the reasonable comments of the Purchaser and its legal counsel on such material.  The Company will ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement.  In addition, the Company will not object to legal counsel to the Purchaser making such submissions in support of the application for the Interim Order and the application for the Final Order; provided however, that the Purchaser advises the Company of the nature of any such submissions not less than two (2) Business Day prior to the hearing and the Purchaser has given reasonable consideration to any comments from the Company and its legal counsel with respect thereto. The Company will also provide legal counsel to the Purchaser on a timely basis with copies of any notice, evidence or other documents served on the Company or its legal counsel in respect of the application for the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or Final Order.  If at any time after the issuance of the Final Order and prior to the Effective Date, the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it will provide immediate written notice to the Purchaser of the request to do so.

Section 2.7	Treatment of Convertible Securities

Subject to Section 2.11, and all other terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement:

(1)

all outstanding Company Options, whether vested or unvested, shall, in accordance with the Company Equity Incentive Plan and at the time specified in the Plan of Arrangement, cease to represent a right to acquire Company Shares and instead represent a right to receive Purchaser Shares;

(2)

all outstanding Company RSUs, whether vested or unvested, shall, in accordance with the Company Equity Incentive Plan and at the time specified in the Plan of Arrangement, cease to represent a right to receive Company Shares and instead represent a right to receive Purchaser Shares; and

(3)	all outstanding Company Warrants and Company MVS Warrants, whether vested or unvested, shall cease to represent a warrant or other right to acquire Company Shares and shall, in accordance with their terms, be exchanged for Replacement Warrants at the time specified in the Plan of Arrangement,

all in accordance with and subject to the provisions of the Plan of Arrangement.

Section 2.8	Arrangement Filings and Effective Date
(1)

Subject to obtaining the Final Order and to the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the Party or Parties in whose favour the condition is, of each of the conditions set out in Article 6 hereof (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver by the Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), unless another time or date is agreed to in writing by the Parties, any Arrangement Filings required to be filed prior to the Effective Date shall be filed by the Company with the Registrar not later than one Business Day after the later of the receipt of the Final Order and the satisfaction or, where not prohibited, the waiver (subject to applicable Laws) by the Party or Parties in whose favour the condition is, of each of the conditions set out in Article 6 hereof (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver by the Party or Parties in whose favour the condition is, of those conditions as of the Effective Date); provided, however, that no Arrangement Filings shall be sent to the Registrar, for endorsement and filing by the Registrar, except as contemplated hereby or with the Purchaser’s prior written consent.

(2)

The closing of the Arrangement (the “Closing”) will occur electronically, or in such other manner or at such other location, as may be agreed upon between the Parties. The Parties agree that all requisite closing documents may be exchanged electronically at the Closing, and that documents so exchanged shall be binding for all purposes. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 2.9	Payment of Consideration

Prior to the Effective Date, the Purchaser will deliver to its transfer agent (with a copy to the Depositary), a treasury direction, irrevocably instructing the Purchaser’s transfer agent to issue sufficient Consideration Shares to pay the aggregate Consideration to be paid to Company Shareholders (other than the Purchaser and any Dissenting Shareholders) under the Arrangement.

Section 2.10	Tax Election

The Company will file an election with Canada Revenue Agency to cease to be a public corporation for the purposes of the Tax Act as soon as practicable following satisfaction of the prescribed conditions for making such an election.

Section 2.11	Intended Tax Treatment

The Purchaser and the Company intend, and undertake and agree to use all commercially reasonable efforts to cause, for U.S. federal income tax purposes, (a) the Arrangement to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) this Agreement, together with the Plan of Arrangement, to constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) (the “Intended Tax Treatment”). The Purchaser, the Company and the Company Securityholders shall not take any Tax reporting position (whether pursuant to the conduct of an audit preparation of Tax Returns, or otherwise) inconsistent with the Intended Tax Treatment for U.S. income tax purposes, unless otherwise required by applicable Law.

Section 2.12	U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares and the Replacement Warrants will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate the Purchaser’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a)pursuant to Section 2.2(2), prior to the issuance of the Interim Order, the Court will be advised as to the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance and exchange of all Consideration Shares and Replacement Warrants pursuant to the Arrangement based on the Court’s approval of the Arrangement;

(b)the Court will be requested to satisfy itself as to the substantive and procedural fairness of the Arrangement to the holders of Company Shares, Company Warrants and Company MVS Warrants;

(c)the Company will ensure that each Company Shareholder and any other Person entitled to receive Consideration Shares or Replacement Warrants, as applicable, pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to give approval to the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(d)all Persons entitled to receive Consideration Shares or Replacement Warrants pursuant to the Arrangement will be advised that such Consideration Shares and Replacement Warrants issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued in reliance on the exemption provided by Section 3(a)(10) of the U.S. Securities Act and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act in certain circumstances to Persons who are, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of the Purchaser);

(e)the Final Order approving the terms and conditions of the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as fair and reasonable to all Persons entitled to receive Consideration Shares or Replacement Warrants, as applicable, pursuant to the Arrangement;

(f)the Interim Order approving the Meeting will specify that each Person entitled to receive Consideration Shares or Replacement Warrants pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time;

(g)holders of Company Warrants or Company MVS Warrants entitled to receive Replacement Warrants pursuant to the Arrangement will be advised that the Replacement Warrants issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued and exchanged by the Purchaser in reliance on the exemption provided under Section 3(a)(10) of the U.S. Securities Act, but that such exemption does not exempt the issuance of securities upon the exercise of such Replacement Warrants; therefore, the Purchaser Subordinate Voting Shares issuable upon exercise of the Replacement Warrants cannot be issued in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act and the Replacement Warrants may only be exercised and the underlying Purchaser Subordinate Voting Shares issued pursuant to a then-available exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws;

(h)each holder of Company Shares or Company Warrants will be advised that with respect to Consideration Shares and Replacement Warrants issued to Persons who are at the Effective Time, or have been within 90 days prior to the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of the Purchaser, such securities will be subject to restrictions on resale under U.S. securities Laws, including Rule 144 under the U.S. Securities Act;

(i)the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(j)the Company shall request that the Final Order shall include a statement to substantially the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that Act, regarding the issuance and exchange of securities of the Purchaser pursuant to the Plan of Arrangement.”

Article 3
REPRESENTATIONs AND WARRANTIES

Section 3.1	Representations and Warranties of the Company
(1)

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Purchaser by the Company concurrently with this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), the Company hereby represents and warrants to the Purchaser as set forth in Schedule “C” hereto and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)

The representations and warranties of the Company contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.2	Representations and Warranties of the Purchaser
(1)

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by the Purchaser concurrently with this Agreement (the “Purchaser Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Letter will be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face), the Purchaser hereby represents and warrants to the Company as set forth in Schedule “D” hereto and acknowledges and agrees that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.

(2)

The representations and warranties of the Purchaser contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Article 4
COVENANTS

Section 4.1	Conduct of Business of the Company

The Company covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser otherwise consents in writing (to the extent that such consent is permitted by applicable Law), or as disclosed in Schedule “G”, or as is otherwise expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement, or as is otherwise required by applicable Law:

(a)

the respective businesses of the Company and its Subsidiaries will be conducted, their respective facilities will be maintained, and the Company and its Subsidiaries will continue to operate their respective businesses, only in the Ordinary Course;

(b)

the Company and its Subsidiaries will comply in all material respects with the terms of all Company Material Contracts and the Company will use commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

(c)	the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, except pursuant to any Contracts made available in the Company Data Room:
(i)	alter or amend its articles, charter, by-laws or other constating documents;
(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Company Shares;
(iii)	split, divide, consolidate, combine or reclassify any Company Shares or any other securities of the Company;
(iv)

issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Company Shares or other securities of the Company or its Subsidiaries (including, for greater certainty, Company Options, Company RSUs, Company Warrants or any equity-based awards), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Company Shares or other securities of the Company or its Subsidiaries, other than (A) the issuance of Company Subordinate Voting Shares issuable pursuant to the exercise of Company Options, Company RSUs or Company Warrants, or the conversion of Company Notes or Company Convertible Debentures, as applicable, outstanding on the date hereof, and (B) the issuance by a Subsidiary of the Company of shares to the Company or a wholly-owned Subsidiary of the Company;

(v)

redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, any of its outstanding Company Shares or other securities or securities convertible into or exchangeable or exercisable for Company Shares or any such other securities unless otherwise required by the terms of such securities;

(vi)	amend the terms of any securities of the Company or its Subsidiaries;
(vii)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its Subsidiaries;
(viii)	reorganize, amalgamate or merge with any other Person;
(ix)

make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under U.S. GAAP;

(x)	make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;
(xi)	reduce the stated capital of any class or series of the Company Shares;

(xii)

other than as provided for in the Company 2020 Warrant Indenture, take any action to accelerate the vesting of any Company Options, Company RSUs or Company Warrants, or other securities convertible into or exchangeable or exercisable for Company Shares, or to modify the exercise price of any Company Options, Company RSUs or Company Warrants or other securities convertible into or exchangeable or exercisable for Company Shares, or otherwise modify the Company Equity Incentive Plan or any award agreements issuing Company Options, Company RSUs or Company Warrants or other securities convertible into or exchangeable or exercisable for Company Shares, thereunder;

(xiii)

except for the sale of inventory in the Ordinary Course, sell, pledge, lease, licence, dispose of or encumber any assets or properties (including the shares or other equity securities) of the Company or of any of its Subsidiaries, including pursuant to any sale-leaseback or similar transaction;

(xiv)

(A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other Person, or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(xv)

incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans or advances to any other Persons, except to employees pursuant to policies to reimburse expenses in advance or pursuant to or in respect of existing credit facilities or debt instruments or the maintenance or extension thereof (or the agreements, indentures or guarantees governing or relating to such facilities or instruments, or the maintenance or extension thereof);

(xvi)

pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Annual Financial Statements, or voluntarily waive, release, assign, settle or compromise any Action;

(xvii)	settle or compromise any Action brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;

(xviii)

enter into any material new line of business, enterprise or other activity that is inconsistent with the existing businesses of the Company and its Subsidiaries in the manner such existing businesses generally have been carried on;

(xix)

expend or commit to expend any amounts with respect to capital expenses, where such expenditure or commitment exceeds $100,000 individually or in the aggregate, except to the extent reserved for in the Company Annual Financial Statements or specifically contemplated in the model made available in the Company Data Room as document 8.1.2;

(xx)	abandon or fail to diligently pursue any application for any licences, permits, authorizations or registrations;
(xxi)

terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material Permit or Material Contract except as required by its terms;

(xxii)

enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property; or

(xxiii)	authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;
(d)

without the consent of the Purchaser, neither the Company nor any of its Subsidiaries will, except in the Ordinary Course or pursuant to any existing Contracts or employment, pension, supplemental pension, termination or compensation arrangements or policies or plans in effect on the date hereof, except as is necessary to comply with applicable Laws:

(i)

enter into or materially modify any employment, severance, separation, change-in-control, retention, collective bargaining or similar agreements or arrangements with, or take any action with respect to or grant any salary increases, bonuses, benefits, retention, severance or termination pay to, any Company Employees or any consultants or independent contractors of the Company or any of its Subsidiaries;

(ii)	terminate the employment of any Company Employees other than for cause;
(iii)

adopt or amend or make any contribution to or any award under any Company Plan or other bonus, profit sharing, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of the Company or any of its Subsidiaries; or

(iv)	take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any Company Plan;
(e)	the Company will not grant to any officer or director of the Company any equity based awards pursuant to any Company Plan or otherwise;
(f)

the Company will not, and will not permit any of its Subsidiaries to, make any loan to any officer or director of the Company or any of its Subsidiaries, except for the advance of expenses consistent with past practice;

(g)

the Company will, and will cause each of its Subsidiaries to, maintain all Cannabis Licenses and other Permits held by the Company and its Subsidiaries in good standing, and shall take all commercially reasonable actions necessary to ensure that the Purchaser receives the benefit therefrom after Closing;

(h)

the Company will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company or any of its Subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided, however, that, except as contemplated by Section 4.12, none of the Company or any of its Subsidiaries will obtain or renew any insurance (or re-insurance) policy for a term exceeding twelve (12) months;

(i)	the Company will promptly provide written notice to the Purchaser of the resignation of any of its senior management employees;
(j)	the Company will, and will cause each of its Subsidiaries to:
(i)

duly and timely file all Tax Returns required to be filed by it on or after the date hereof which are due (taking into account extensions of time to file) on or before the Effective Date and all such Tax Returns will be true, complete and correct in all material respects;

(ii)

timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such Taxes are disputed in good faith and the Company has taken adequate reserves therefor in accordance with U.S. GAAP;

(iii)

not change in any material respect any of its methods of reporting income or deductions or accounting for income Tax purposes from those employed in the preparation of their most recently filed Tax Returns and financial statements except as may be required by applicable Laws;

(iv)

not make (other than consistent with past practice), change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Tax Return except as may be required by applicable Laws;

(v)	not surrender any right to claim a refund with respect to a material amount of Taxes, offset or other reduction in Tax liability;
(vi)	not consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or reassessment (other than as a result of an extension to file any Tax Return);
(vii)	not settle, compromise or agree to the entry of judgment with respect to any Action relating to a material amount of Taxes;
(viii)

not enter into any Tax sharing, Tax allocation or Tax indemnification agreement (other than customary commercial contracts entered into in the Ordinary Course and not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)); and

(ix)

use all reasonable best efforts to cause the Arrangement to constitute a reorganization under Section 368(a) of the Code and not take any action or fail to take any action required hereby that could reasonably be expected to prevent or impede the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(k)	the Company will not, and will not permit any of its Subsidiaries to, enter into or renew any Contract, containing:
(i)

any limitation or restriction on the ability of the Company or any of its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its Affiliates, to engage in any type of activity or business;

(ii)

any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or any of its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or any of its Affiliates, is or would be conducted; or

(iii)

any limitation or restriction on the ability of the Company or any of its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its Affiliates, to solicit customers or employees;

(l)

the Company will not, and will not permit any of its Subsidiaries to, take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;

(m)

the Company will not release any Company Shareholders from any share transfer restrictions, lock-up or similar trading, transfer or restrictions on encumbrances in respect of the Company Shares or any Company Options, Company RSUs or Company Warrants subject to the Lock-Up Agreements; and

(n)

the Company shall deliver to the Purchaser (i) all interim and annual financial statements required under Securities Laws for any periods following the date of the Company Annual Financial Statements (the “Subsequent Financial Statements”), and (ii) all Tax Returns required to be filed by the Company and any of its Subsidiaries between the date hereof and the Effective Time (the “Subsequent Tax Returns”). The Subsequent Financial Statements and the Subsequent Tax Returns shall be delivered to the Purchaser promptly after such Subsequent Financial Statements and Subsequent Tax Returns are first filed with the applicable Governmental Entity. The Subsequent Financial Statements and the Subsequent Tax Returns shall be prepared in a manner, and shall contain such information, such that the representations and warranties of the Company set forth in Section (9) and Section (27) of Schedule “C” will be true and correct as of the Effective Time, substituting references to “Company Financial Statements,” with “Subsequent Financial Statements,” as applicable, and references to “Tax Returns” for “Subsequent Tax Returns”.

Notwithstanding anything provided for in this Section 4.1, the Purchaser agrees that:

(x)

if an HSR Second Request occurs, the Company shall, at any time after July 15, 2021, be entitled to amend, refinance, extend or otherwise, at the option of the Company, deal with the Company Convertible Debentures and the Company Senior Secured Notes; and

(y)

if an HSR Second Request does not occur, the Company shall, at any time after December 31, 2021, be entitled to amend, refinance, extend or otherwise, at the option of the Company, deal with the Company Convertible Debentures and the Company Senior Secured Notes; provided however, that if any action is taken as contemplated in (x) or (y) above, such action will be taken into account in determining the Adjustment Factor in accordance with Schedule “I” of this Agreement.

The Parties acknowledge and agree that (i) nothing contained herein shall give the Purchaser the right to control, directly or indirectly, the operations or the business of the Company or any of its Subsidiaries at any time prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries business and operations, and (iii) notwithstanding anything to the contrary set forth herein, no consent of the Purchaser will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Antitrust Law or any other applicable Law.

Section 4.2	Conduct of the Business of the Purchaser

The Purchaser covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing (to the extent that such consent is permitted by applicable Law), or as is otherwise expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is otherwise required by applicable Law:

(a)

the respective businesses of the Purchaser and its material Subsidiaries will be conducted, and the Purchaser and its material Subsidiaries will continue to operate their respective businesses, only in the Ordinary Course;

(b)	the Purchaser will, and will cause each of its material Subsidiaries to, except as disclosed in Section 4.2(b) of the Purchaser Disclosure Letter:
(i)	duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such Tax Returns will be true, complete and correct in all material respects;
(ii)

timely withhold, (ii) collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such Taxes are disputed in good faith and the Purchaser has taken adequate reserves therefor in accordance with U.S. GAAP;

(iii)

not change in any material respect any of its methods of reporting income or deductions or accounting for income Tax purposes from those employed in the preparation of their most recently filed Tax Returns and financial statements except as may be required by applicable Laws;

(iv)	not make, change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Tax Return except as may be required by applicable Laws;
(v)	not surrender any right to claim a refund with respect to a material amount of Taxes, offset or other reduction in Tax liability;
(vi)	not consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or reassessment (other than as a result of an extension to file any Tax Return);
(vii)	not settle, compromise or agree to the entry of judgment with respect to any Action relating to a material amount of Taxes;
(viii)

not enter into any Tax sharing, Tax allocation or Tax indemnification agreement (other than customary commercial contracts entered into in the Ordinary Course and not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)); and
(ix)

use all reasonable best efforts to cause the Arrangement to constitute a reorganization under Section 368(a) of the Code and not take any action or fail to take any action required hereby that could reasonably be expected to prevent or impede the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(c)

the Purchaser and its Subsidiaries will use commercially reasonable efforts to maintain and preserve intact its and its Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its Subsidiaries’ respective officers and employees as a group; and

(d)	the Purchaser will not, directly or indirectly, without the consent of the Company (such consent not to be unreasonably withheld or delayed):
(i)	alter or amend its articles, charter, by-laws or other constating documents;
(ii)	declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Purchaser Shares;
(iii)	split, divide, consolidate, combine or reclassify any Purchaser Shares or any other securities of the Purchaser;
(iv)	amend the terms of the Purchaser Shares;
(v)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Purchaser or any of its material Subsidiaries;
(vi)	reorganize, amalgamate or merge with any other Person;
(vii)

make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under U.S. GAAP;

(viii)	reduce the stated capital of any class or series of the Purchaser Shares;
(ix)	materially change the nature of the business carried on by the Purchaser and its Subsidiaries, taken as a whole; or
(x)	authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing.
(e)	The Purchaser shall not, and shall cause its Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation is reasonably expected to: (i) result in a Governmental Entity entering an Order prohibiting the consummation of the Arrangement or refusing to provide any Required Regulatory Approval; or (ii) materially delay or prevent the consummation of the Arrangement. For greater certainty, nothing in this Section 4.2 shall prohibit the Purchaser from converting multiple voting shares of the Purchaser or super voting shares of the Purchaser into Purchaser Subordinate Voting Shares in accordance with the terms of the Purchaser’s articles.

The Parties acknowledge and agree that (i) nothing contained herein shall give the Company the right to control, directly or indirectly, the operations or the business of the Purchaser or any of its Subsidiaries at any time prior to the Effective Time, (ii) prior to the Effective Time, the Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries business and operations, and (iii) notwithstanding anything to the contrary set forth herein, no consent of the Company will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Antitrust Law or any other applicable Law.

Section 4.3	Regulatory Approvals
(1)

The Parties will cooperate in good faith with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable on their part under this Agreement and Law to consummate and make effective the Transaction as soon as practicable, including, without limiting the generality of Section 4.3(1), concurrently with the execution of this Agreement or as soon as reasonably practicable thereafter, making such applications and submissions as may be required in order to obtain and maintain the Required Regulatory Approvals and such other Regulatory Approvals reasonably deemed by the Parties to be necessary, acting reasonably, or otherwise advisable in connection with the Arrangement and this Agreement.

(2)

Without limiting the generality of the Parties’ undertakings pursuant to Section 4.3(1), in the case of the Antitrust Approval, each Party shall take, all reasonable action necessary to file as soon as practicable, but in no event later than ten (10) Business Days following the date of this Agreement, notifications under the HSR Act and any other applicable Law governing antitrust or competition matters, including, without limitation, any foreign antitrust Laws, and respond as promptly as practicable to any inquiries from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters related to the Transaction and use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 4.3 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the

HSR Act (the “HSR Approval”); provided that and notwithstanding the foregoing, nothing in this Agreement will require a Party (including its Subsidiaries) to take or refrain from taking any action that would (A) restrict, prohibit or limit the ownership or operation by such Party and its Subsidiaries of all or any material portion of the business or assets of such Party and its Subsidiaries, or the other Party and its Subsidiaries, or compel such Party and its Subsidiaries to dispose of or hold separately all or any material portion of the business or assets of such Party and its Subsidiaries or the other Party and its Subsidiaries, taken as a whole, or impose any material limitation, restriction or prohibition on the ability of such Party and its Subsidiaries, or the other Party and its Subsidiaries, taken as a whole, to conduct its business or own its assets, or (B) impose material limitations on the ability of such Party to consummate the transactions contemplated hereby. No Party shall voluntarily extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay or not to consummate the Arrangement or any of the other transactions contemplated by this Agreement except with the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each Party’s obligation to do all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transaction).

(3)

The Parties will cooperate in good faith with one another in connection with obtaining the Regulatory Approvals (including the Required Regulatory Approvals) including, among other things, by providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required in connection with obtaining the Regulatory Approvals (including the Required Regulatory Approvals) and use their reasonable commercial efforts to ensure that such information does not contain a Misrepresentation; provided however, that nothing in this provision will require a Party to provide information that is not in its possession or not otherwise reasonably available to it. For greater certainty, each Party hereby agrees that from the date hereof until the earlier of: (i) the Effective Time; and (ii) this Agreement having been terminated in accordance with its terms, it will use its commercially reasonable efforts (but subject to the proviso in subsection (2)) to obtain the Regulatory Approvals (including the Required Regulatory Approvals) as soon as reasonably practicable.

(4)

The Parties will: (i) cooperate in good faith with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals (including the Required Regulatory Approvals) and will promptly notify each other of any communication from any Governmental Entity in respect of the Arrangement or this Agreement; and (ii) respond in good faith, as soon as reasonably practicable, to any requests for information or documents from a Governmental Entity in connection with obtaining the Required Regulatory Approvals.

(5)

Each Party will promptly notify the other Party if it becomes aware that any: (i) application, filing, document or other submission for the Required Regulatory Approvals contains a Misrepresentation; or (ii) any Required Regulatory Approval contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Parties will cooperate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.
(6)

The Parties will request that the Required Regulatory Approvals be processed by the applicable Governmental Entity on an expedited basis where possible and, to the extent that a public hearing is held, the Parties will request the earliest possible hearing date for the consideration of the Required Regulatory Approvals and provide reasonable cooperation to prepare for and participate in such hearing(s).

(7)

If any objections are asserted with respect to the Transaction contemplated by this Agreement under any Law, or if any proceeding is instituted or threatened by any Governmental Entity or other Person challenging or which could lead to a challenge of any of the Transaction contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Required Regulatory Approvals, the Parties will use their commercially reasonable efforts consistent with the terms of this Agreement to resolve such proceeding so as to allow the Effective Time to occur on or prior to the Outside Date.

(8)

Notwithstanding the foregoing in this Section 4.3 (other than the proviso in subsection (2)), the Parties will use their commercially reasonable efforts to obtain and maintain the Required Regulatory Approvals and will make or agree to any undertaking, agreement, or action required to obtain and maintain such Required Regulatory Approvals; provided however, that neither Party will make or agree to any undertaking, agreement or action without the consent of the other Party (in such Party’s reasonable discretion).

(9)

The Company will be responsible for and will pay or cause to be paid by the applicable Subsidiary any and all filing fees and applicable Taxes payable to a Governmental Entity by any of the Company or its Subsidiaries in connection with any application, notification or filing in respect of any of the Regulatory Approvals to be obtained by the Company or one of its Subsidiaries, other than any fees arising under the HSR Act or in connection with any other Antitrust Approval, 50% of which shall be paid by each Party.

(10)

The Parties will cooperate to comply with the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”) in the event that the Transaction contemplated by this Agreement becomes or is deemed to be a “covered transaction” in the future as defined in the DPA.

Section 4.4	Covenants of the Company Regarding the Arrangement
(1)

Subject to the provisions of this Agreement, the Company will perform, and will cause its Subsidiaries to perform, all obligations required to be performed by each of them under this Agreement, cooperate with the Purchaser in connection therewith, and to do all such other commercially reasonable acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby and, without limiting the generality of the foregoing, the Company will and, where appropriate, will cause its Subsidiaries to:
(a)	promptly advise the Purchaser in writing of any event, change or development that has resulted in, or that to the Company’s Knowledge would have, a Material Adverse Effect in respect of the Company;
(b)

promptly advise the Purchaser in writing of any Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, its Subsidiaries or its or their respective assets;

(c)

use best reasonable efforts to obtain all other third Person consents, waivers, Permits, including Cannabis Licenses, exemptions, orders, approvals, agreements, amendments and modifications to Contracts that are necessary to permit or otherwise required in connection with the consummation of the Transaction; and

(d)

using its commercially reasonable efforts to, on prior written approval of the Purchaser, oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement.

(2)

The Company will give the Purchaser prompt notice of (i) any written notice of any Dissent Rights exercised or purported to have been exercised by any Company Shareholder received by the Company in relation to the Meeting and Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, any written communications sent by or on behalf of the Company to any Company Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and (ii) any claim or other Action commenced (or, to the Company’s Knowledge, threatened) by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated hereby. Other than as required by applicable Law, the Company shall not make any payment or settlement offer, or agree to any settlement, prior to the Effective Time with respect to any such dissent, notice or instrument or claim or other Action unless the Purchaser, acting reasonably, shall have given its written consent to such payment, settlement offer or agreement, as applicable.

Section 4.5	Covenants of the Purchaser Regarding the Arrangement
(1)

Subject to the provisions of this Agreement, the Purchaser will perform, and will cause its Subsidiaries to perform, all obligations required to be performed by each of them under this Agreement, cooperate with the Company in connection therewith and do all such other commercially reasonable acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby and, without limiting the generality of the foregoing, the Purchaser will and, where appropriate, will cause its Subsidiaries to:
(a)	promptly advise the Company in writing of any event, change or development that has resulted in, or that to the Purchaser’s Knowledge would have, a Material Adverse Effect in respect of the Purchaser;
(b)

promptly advise the Company in writing of any material Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Purchaser, its Subsidiaries or its or their respective assets;

(c)

obtain any necessary approvals for the listing on the CSE of (i) the Consideration Shares; and (ii) the Purchaser Subordinate Voting Shares issuable upon exercise or vesting of the Adjusted Company Options, Adjusted Company RSUs and Replacement Warrants;

(d)

at or prior to the Effective Time, allot and reserve for issuance a sufficient number of Purchaser Subordinate Voting Shares to meet its obligation to (i) issue Consideration Shares under the Plan of Arrangement; and (ii) issue Purchaser Subordinate Voting Shares upon exercise or vesting of the Adjusted Company Options, Adjusted Company RSUs and Replacement Warrants; and

(e)

oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement.

Section 4.6	Company Covenant Regarding Convertible Securities
(1)

In the event that the closing price of the Company Subordinate Voting Shares on the CSE is higher than $4.97 per Company Subordinate Voting Share for 10 or more consecutive trading days during the period commencing on the date of this Agreement and ending at the Effective Date, the Company will take all steps necessary to immediately cause the acceleration of the expiry date of the Company 2020 Warrants pursuant to Section 2.2(e) of the Company 2020 Warrant Indenture.

(2)

Pursuant to the terms of the Company Convertible Debentures and in accordance with the change of control provisions set forth therein, the Company shall provide all necessary and appropriate notices regarding the Arrangement to all holders of Company Convertible Debentures. The Company shall deliver two (2) notices to such holders of Company Convertible Debentures, the first notice at least thirty (30) days or as soon as reasonably possible prior to the Effective Date, and the second notice on or immediately after the Effective Date. Such notices shall contain such information required under, and shall comply in all respects with the provisions set forth in the Company Convertible Debentures.

Section 4.7	Company Senior Secured Note Supplemental Indenture

If the redemption of the Company Senior Secured Notes has not occurred prior to Closing, each of the Company and the Purchaser shall use their respective reasonable best efforts to cause the Company Senior Secured Note Supplemental Indenture to be executed and delivered on or prior to the Effective Time.

Section 4.8	Purchaser Covenants Regarding Convertible Securities
(1)	The Purchaser shall issue Replacement Warrants in exchange for the Company Warrants, and Company MVS Warrants in accordance with the provisions of the Plan of Arrangement.
(2)

The Purchaser shall, as promptly as practicable following the Effective Date, cause there to be a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission which registers the issuance of the Purchaser Shares upon exercise or vesting of the Replacement Warrants, Adjusted Company Options and Adjusted Company RSUs, as applicable.

Section 4.9	Access to Information; Confidentiality
(1)

Subject to compliance with Law, upon reasonable notice, throughout the period prior to the Effective Time, the Parties will (and will cause their respective Subsidiaries to) as soon as practicable after a request from the other Party is received: (a) afford the other Party’s officers and other authorized Representatives reasonable access to its directors, senior management, books, Contracts and records; (b) furnish promptly to the other Party all information concerning its business, properties and personnel as may reasonably be requested (including, for the avoidance of doubt, continuing access to the Company Data Room or Purchaser Data Room, as applicable); and (c) provide reasonable cooperation to the other Party’s officers and other authorized Representatives with respect to day one readiness integration planning (such as payroll, regulatory compliance and financial reporting requirements); provided however, in each case that: (i) access to any people contemplated in this Section 4.9(1) will be provided during the applicable Party’s normal business hours unless the Parties agrees otherwise; (ii) the Party’s compliance with any request under this Section 4.9(1) will not unduly interfere with the conduct of the Party’s business; and (iii) the Party need not supply the other Party or its representatives with any information which, in the reasonable judgment of the supplying Party, is under a legal obligation not to supply, including, without limitation, pursuant to the provisions of the HSR Act or other Antitrust Laws; provided, that, with respect to clause (iii), the supplying Party shall use commercially reasonable efforts to implement alternative disclosure or access arrangements that would not violate such legal obligation. Without limiting the generality of the foregoing, the Parties will reasonably cooperate and consult, acting in good faith, with respect to each Party’s ability to access the other Party’s properties.

(2)

Neither the Purchaser nor any of its Representatives will contact any Company Employee for the purposes of negotiating a new employment or consulting agreement directly with such Company Employee, or any contractual counterparts of the Company or its

Subsidiaries (in their capacity as such), except after consultation with and the approval in writing of the Chief Executive Officer or the Chief Financial Officer of the Company. Notwithstanding the foregoing, the Purchaser, its Subsidiaries and their Representatives shall not be precluded by this Section 4.9(2) from contacting any Person in the Ordinary Course of business of such Person.

(3)

Investigations made by or on behalf of a Party, whether under this Section 4.9 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Party in this Agreement.

(4)

The Parties acknowledge that the Confidentiality Agreement continues to apply and that any requests for information and any information provided pursuant to Section 4.9(1) will be subject to the terms of the Confidentiality Agreement.

Section 4.10	Stock Exchange Delisting

Prior to the Effective Time, the Company will cooperate with the Purchaser and use reasonable commercial efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Law and rules and policies of the CSE and OTCQX to enable the delisting by the Company of the Company Subordinate Voting Shares from the CSE and the OTCQX promptly after the Effective Time.

Section 4.11	Public and Employee Communications
(1)

The Parties will agree on a communication plan in connection with: (a) the execution of this Agreement; and (b) the completion of the transactions contemplated herein, to the extent any such communications are to take place prior to the Effective Time. Except as required by Law, a Party must not issue any press release or make any other public statement or disclosure with respect to this Agreement or the Arrangement without the consent of the other Party (which consent will not be unreasonably withheld or delayed); provided however, that any Party that, in the opinion of its legal counsel, is required to make disclosure by Law will use its reasonable commercial efforts to give the other Party prior oral or written notice and a reasonable opportunity to review and comment on the disclosure. The Party making such disclosure will give reasonable consideration to any comments made by the other Party or its counsel, and if such prior notice is not possible, will give such notice immediately following the making of such disclosure and will consult with each other in connection with any other external communication with respect to the Transaction; provided further, that, in each case, nothing will restrict a Party from responding to inquiries from investors or financial analysts in compliance with Securities Law requirements.

(2)

Except as may be required by Law, prior to making any written or oral communications to any team of Company Employees or any other internal Company-wide or other broad communication with respect to the transactions contemplated herein: (a) the Company will provide the Purchaser with a copy of the intended communication; (b) the Purchaser will have a reasonable period of time to review and comment on the communication; (c) the

Company will consider any such comments in good faith; and (d) the Parties will cooperate in providing any such mutually agreeable communication.
Section 4.12	Insurance and Indemnification
(1)

The Parties agree that all rights to indemnification or exculpation now existing in favour of the present and former directors and officers of the Company or of any of its Subsidiaries or who acts as a fiduciary under any Company Plan (each such present or former director or officer of the Company or of any of its Subsidiaries or fiduciary being herein referred to as an “Indemnified Party” and such Persons collectively being referred to as the “Indemnified Parties”) as provided in the constating documents of the Company or any of its Subsidiaries in effect as of the date of this Agreement or any Contract by which the Company or any of its Subsidiaries is bound and which is in effect as of the date hereof (including provisions relating to the advancement of expenses incurred in the defense of any action or suit), copies of which have been delivered to the Purchaser, will survive the completion of the Plan of Arrangement and continue in full force and effect and without modification for a period of not less than six years from the Effective Time, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time.

(2)

The Purchaser will, or will cause the Company and its Subsidiaries to, maintain in effect for six (6) years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by the Company and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, that the Purchaser acknowledges and agrees that prior to the Effective Time, notwithstanding any other provision hereof, the Company may, at its option, purchase prepaid run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by the Company, but providing coverage for a period of six (6) years from the Effective Date with respect to claims arising from or related to facts or events which occurred on or prior to the Effective Date; provided further, that the premiums for any such policies, including any policy the Purchaser puts in place, shall not exceed 250% of the current premium paid by the Company and its Subsidiaries (it being understood and agreed that in the event such directors’ and officers’ liability insurance cannot be obtained for 250% of such last annual premium or less, in the aggregate, the Purchaser shall only remain obligated to provide the greatest directors’ and officers’ liability insurance coverage as may be obtained for such amount).

(3)

The provisions of this Section 4.12 are and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, executors, administrators and other legal representatives and such rights will be held by the Company, and any successor to the Company (including any surviving corporation), in trust for such Persons and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of each Indemnified Party, his or her heirs, executors, administrators and other legal representatives; provided, however, that no approval of any beneficiary of such trust will be required in connection with an amendment or variation of this Section 4.12 prior to the Effective Time.

(4)

If the Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or any of its Subsidiaries) assumes all of the obligations set forth in this Section 4.12.

(5)

Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ liability insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of its respective directors, officers or other employees, it being understood and agreed that the indemnification and other rights provided for in this Section 4.12 are not prior to or in substitution for any such claims under such policies.

Section 4.13	Transaction Litigation

The Parties will use their respective commercially reasonable efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any Order that results from any shareholder litigation or Order issued by any Governmental Entity against a Party or any of its directors or officers relating to this Agreement or seeking to prevent or otherwise materially delay the consummation of the Transaction; provided however, that in the event that any shareholder litigation or Order issued by any Governmental Entity related to this Agreement or the Arrangement is brought, or, to the knowledge of a Party, threatened in writing, against such Party or any members of the board of directors of such Party after the date hereof and prior to the Effective Time (“Transaction Litigation”): (a) the Party will promptly notify the other Party of any such Transaction Litigation and will keep the other Party reasonably informed with respect to the status thereof; (b) the Party will give the other Party the opportunity to participate in the defense of any Transaction Litigation; and (c) the Party will not settle or agree to settle any Transaction Litigation without the other Party’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

Section 4.14	Notice and Cure Provisions
(1)

Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to result in the failure to comply with or satisfy any closing condition to be complied with or satisfied by such Party under this Agreement.

(2)

Notification provided under this Section 4.14 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)

The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(d)(i) and the Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(c)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination

Notice”) to the other Party (the “Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) if such matter has not been cured by the date that is twenty (20) Business Days following receipt of such Termination Notice by the Breaching Party, such date.

Section 4.15	Subordinated Loan

In the event the Effective Date has not occurred on or prior to February 28, 2022, the Purchaser agrees, on the terms and subject to the conditions set forth in the Subordinated Loan Agreement, to lend to the Company the principal sum of $25,000,000.  Further, the Purchaser shall lend to the Company an additional amount of $25,000,000 on each of May 31, August 31 and November 30, 2022 (the “Advancement Dates”) if the Effective Date has not occurred on or prior to the Business Day immediately preceding each Advancement Date, with the aggregate principal amount to be extended by the Purchaser to the Company not to exceed $100,000,000.  For greater certainty, the Subordinated Loan shall be: (i) subject to acceleration in certain customary or to be negotiated events, which shall include the termination of this Agreement pursuant to Section 7.2(c)(ii); and (ii) only subordinate to the Company Senior Secured Notes and the Company Convertible Debentures.

Article 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1	Non-Solicitation
(1)

The Company will: (i) immediately cease and cause to be terminated any activities, discussions or negotiations that may be ongoing with respect to an Acquisition Proposal, including terminating all access to documents and information regarding the Company and/or its Subsidiaries, including through a data room; (ii) promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring all or part of the Company, any of its Subsidiaries or a portion of their respective assets other than in the Ordinary Course sale of inventory, return or destroy all non-public information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries; and (iii) enforce and not waive (and cause its Subsidiaries to enforce and not waive) the terms of any such confidentiality agreement and any standstill agreement (or similar covenants contained in any other agreement) to which it (or any of its Subsidiaries) is a party relating to an Acquisition Proposal.  Except as expressly permitted by this Article 5, until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company will not, except as otherwise provided in the Agreement, and the Company will cause its Representatives, its Subsidiaries and its Subsidiaries’ respective Representatives not to, directly or indirectly:

(a)

solicit, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing any non-public information) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)

engage or participate in any discussions or negotiations with any Person (other than the Purchaser) regarding any Acquisition Proposal; provided however, that the Company may ascertain facts from the Person making such Acquisition Proposal for the sole purpose of the Board informing itself about such Acquisition Proposal and the Person that made it and the Company may, for a period of seven (7) Business Days following the receipt of such Acquisition Proposal, advise any Person of the restrictions of this Agreement, communicate with any Person solely for the purpose of clarifying the terms of any inquiry, proposal or offer made by such Person and advise any Person making an Acquisition Proposal that the Board has determined that such Acquisition Proposal does not constitute a Superior Proposal;

(c)

(i) withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, the Board Recommendation; (ii) make, or permit any Representative of the Company or any of its Subsidiaries to make, any public statement in connection with the Meeting by or on behalf of the Board that would reasonably be expected to have the same effect; or (iii) accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, any Acquisition Proposal (the actions in this clause (c), an “Adverse Recommendation Change”);

(d)

accept, approve, endorse, recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any publicly disclosed or publicly announced Acquisition Proposal (it being understood that taking no position with respect to a publicly disclosed or publicly announced Acquisition Proposal for a period of no more than five (5) Business Days following the formal announcement of such Acquisition Proposal will not be considered to be in violation of this Section 5.1 provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five (5) Business Day period); or

(e)

accept, approve, endorse, recommend or enter into or publicly propose to accept approve, endorse, recommend or enter into, any agreement, any letter of intent, understanding, agreement or arrangement (other than a confidentiality agreement entered into in compliance with Section 5.2(1)(c)) relating to an Acquisition Proposal (an “Alternative Transaction Agreement”).

Section 5.2	Responding to an Acquisition Proposal
(1)

Notwithstanding Section 5.1, if at any time prior to obtaining the approval of the Arrangement Resolution, the Company receives from a Person a bona fide written Acquisition Proposal that was not, directly or indirectly, solicited, initiated, knowingly encouraged or otherwise facilitated in violation of Section 5.1, the Company may, in response to such Acquisition Proposal: (i) furnish information with respect to the Company in response to a request therefor by such Person; and (ii) engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, if and only if:

(a)	the Company notifies the Purchaser of such Acquisition Proposal in accordance with Section 5.4;
(b)

prior to the taking of any such action, the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal; and

(c)

prior to providing any such information, the Company enters into a confidentiality agreement with such Person that will include a customary standstill provision, and that is otherwise on terms and conditions no less onerous or more beneficial to such Person than those set forth in the Confidentiality Agreement, provided that such agreement need not prohibit the making or amendment of any Acquisition Proposal and may not include provisions granting such Person an exclusive right to negotiate with the Company.

Section 5.3	Adverse Recommendation Change; Alternative Transaction Agreement
(1)

At any time prior to obtaining the approval of the Arrangement Resolution, the Board may, in response to a bona fide written Acquisition Proposal that was not directly or indirectly, solicited, initiated, knowingly encouraged or otherwise facilitated in violation of this Article 5, effect an Adverse Recommendation Change or enter into an Alternative Transaction Agreement, if and only if:

(a)	the Company has complied in all material respects with its obligations under Article 5;
(b)	the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal is a Superior Proposal;
(c)

the Company provides the Purchaser with written notice of its intention to take such action (a “Superior Proposal Notice”), which notice will include all the information with respect to such Acquisition Proposal that is specified in Section 5.4(1) (it being agreed that the delivery of a Superior Proposal Notice will not constitute an Adverse Recommendation Change unless and until the Company will have failed at or prior to the end of the Matching Period (and, upon the occurrence of such failure, such Superior Proposal Notice and such public announcement will constitute an Adverse Recommendation Change) to publicly announce that it: (A) is recommending the Arrangement and that Company Shareholders vote for the Arrangement; and (B) has determined that such other Acquisition Proposal (taking into account: (x) any modifications or adjustments made to the Arrangement and this Agreement agreed to by the Purchaser in writing;

and (y) any modifications or adjustments made to such other Acquisition Proposal) is not a Superior Proposal and has publicly rejected such Acquisition Proposal);
(d)

during the Matching Period, the Board and the Company’s Representatives have negotiated in good faith with the Purchaser (to the extent the Purchaser desires to negotiate) regarding any revisions to the terms of the Arrangement and this Agreement proposed by the Purchaser in response to such Acquisition Proposal;

(e)

at the end of the Matching Period, the Board determines in good faith, after consultation with its financial advisors and its outside legal counsel (and taking into account any amendment or modification to the terms of this Agreement or the Arrangement that the Purchaser has agreed in writing to make), that such Acquisition Proposal constitutes a Superior Proposal, and that the failure to take such action would be inconsistent with its fiduciary duties under Law; and

(f)	prior to or concurrently with taking any such action, the Company terminates this Agreement pursuant to Section 7.2(c)(ii).
(2)

During the Matching Period, the Purchaser will have the opportunity, but not the obligation, to offer to amend the terms of the Arrangement and this Agreement, and the Company will cooperate with the Purchaser with respect thereto, including meeting and negotiating in good faith with the Purchaser to enable the Purchaser to make such adjustments to the terms and conditions of this Agreement and the Arrangement as the Purchaser deems appropriate and as would permit the Purchaser to proceed with the Arrangement and any related transactions on such adjusted terms. The Board will review any such offer by the Purchaser to amend the terms of the Arrangement and this Agreement in order to determine, after consultation with its outside legal counsel and financial advisors, whether the Purchaser’s offer to amend the Arrangement and this Agreement, upon its acceptance, would result in the applicable Acquisition Proposal ceasing to be a Superior Proposal when assessed against the Arrangement as it is proposed to be amended as at the termination of the Matching Period. If the Board so determines that the applicable Acquisition Proposal would cease to be a Superior Proposal when assessed against the Arrangement as it is proposed to be amended as at the termination of the Matching Period, the Purchaser will amend the terms of the Arrangement and the Company and the Purchaser will enter into an amendment to this Agreement reflecting the offer by the Purchaser to amend the terms of the Arrangement and this Agreement, and will take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)

The Board will promptly reaffirm its Board Recommendation by press release after: (i) any Acquisition Proposal is publicly announced or made and the Board determines it is not a Superior Proposal; (ii) the Board determines that a proposed amendment to the terms of the Transaction pursuant to Section 5.3(2) would result in an Acquisition Proposal not being a Superior Proposal when assessed against the Arrangement as it is proposed to be amended as at the termination of the Matching Period, and the Purchaser has so amended the terms of the Arrangement in accordance with Section 5.3(2); or (iii) the Purchaser requests reaffirmation of such Board Recommendation by the Board. The Purchaser will be given a reasonable opportunity to review and comment on the form and content of any such press release and the Company will consider all reasonable comments of the Purchaser and accept all comments which the Company agrees with.
(4)

Any material amendment or modification to any such Acquisition Proposal will require a new Superior Proposal Notice and the Purchaser will be afforded a new Matching Period (except that references to the five (5) Business Day period in the definition of Matching Period will be deemed to be references to a three (3) Business Day period; provided however, that such new Matching Period will in no event shorten the original Matching Period).

Section 5.4	Notification of Acquisition Proposals; Certain Disclosure; Subsidiaries and Representatives
(1)

In addition to the obligations of the Company under Section 5.2 and Section 5.3, if the Company or any of its Subsidiaries or any of their respective Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or any request for non-public information relating to the Company or any Subsidiary (other than requests for information in the Ordinary Course consistent with past practice and unrelated to an Acquisition Proposal) or for discussions or negotiations regarding any Acquisition Proposal, the Company will promptly (and in any event within 48 hours) notify the Purchaser orally and in writing of such Acquisition Proposal, inquiry, proposal, offer or request, and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, and will provide to the Purchaser a reasonably detailed written description thereof. The Company will keep the Purchaser reasonably informed (orally and in writing) on a current basis (and in any event no later than 24 hours after the occurrence of any modifications, developments, discussions and negotiations) of the status of any such Acquisition Proposal, inquiry, proposal, offer or request (including the terms and conditions thereof and any modification thereto), and any developments, discussions and negotiations with respect thereto, including furnishing copies of all correspondence and reasonably detailed written summaries of any material inquiries or discussions.

(2)

Nothing contained in this Agreement will prevent the Board from: (i) complying with Division 3 of National Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal; (ii) making any disclosure to the Company Securityholders, if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its duties to Company Securityholders under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company of a “stop, look and listen” statement pending disclosure of its position shall not constitute an Adverse Recommendation Change), or would violate applicable Laws; or (iii) making accurate disclosure to the Company Securityholders of factual information regarding the business, financial condition or results of operations of the Company; or (iv) making any other statements by or on behalf of the Board which would not reasonably be expected to have a similar effect as an Adverse Recommendation Change.

Section 5.5	Pre-Acquisition Reorganization
(1)

Subject to the provisions of this Section 5.5, the Company agrees that it will, and will cause its Subsidiaries to, upon the request of the Purchaser at least 20 Business Days prior to the Meeting, use its and their commercially reasonable efforts to effect each of the pre-closing reorganization steps that the Purchaser may request (the “Pre-Acquisition Reorganization”). The Purchaser acknowledges and agrees that the Pre-Acquisition Reorganization shall not (a) impede, delay or prevent completion of the Arrangement (including by giving rise to any Action by any person), (b) in the opinion of the Company, acting reasonably, prejudice the Company Securityholders in any material respect, (c) require the Company to obtain the approval of the Company Shareholders, (d) be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached, it being acknowledged by the Purchaser that actions taken pursuant to any Pre-Acquisition Reorganization could require the consent of third parties under applicable Contracts and Governmental Entities, (e) require the Company or any Subsidiary to contravene any applicable Laws, their respective organizational documents or any Company Material Contract, (f) cause or result in there being any additional or amendatory compliance obligation under the HSR Act, or (g) result in any Taxes being imposed on, or any adverse Tax or other adverse consequences to, the Company or any Company Securityholder greater than the Taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization. The Company and the Purchaser will, at the expense of the Purchaser (including all reasonable professional fees and expenses) work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including incorporating, to the extent necessary, the steps of the Pre-Acquisition Reorganization into the Plan of Arrangement to the extent they are determined reasonably in advance of the mailing of the Circular. The Parties will seek to have the steps and transactions contemplated under any such Pre-Acquisition Reorganization made effective at such times (as directed by the Purchaser) on or prior to the Effective Date (but after the Purchaser will have waived or confirmed that all conditions referred to in Section 6.1, Section 6.2, and Section 6.3 have been satisfied), provided, however, that no such Pre-Acquisition Reorganization will be made effective unless: (A) it is reasonably certain, after consulting with the Company, that the Arrangement will become effective; and (B) such Pre-Acquisition Reorganization can be reversed or unwound in a timely fashion without adversely affecting the Company and the Subsidiaries in the event that the Arrangement does not become effective and this Agreement is terminated. If the Arrangement is not completed, the Purchaser will (a) forthwith reimburse the Company for all reasonable fees and expenses (including any professional fees and expenses) incurred by the Company and the Subsidiaries in considering and effecting any Pre-Acquisition Reorganization, and (b) be responsible for any costs of the Company and the Subsidiaries in reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to the termination of this Agreement in accordance with its terms.

(2)

The Purchaser acknowledges and agrees that the planning for and implementation of any Pre-Acquisition Reorganization shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of the Company hereunder has been breached. Subject to the requirements of this Section 5.5, the Purchaser and the Company shall work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization and any post-closing reorganization. For greater certainty, the Company shall not be liable for the failure of the Purchaser to benefit from any anticipated tax efficiency as a result of a Pre-Acquisition Reorganization or any planning or other steps taken with respect to any anticipated post-closing reorganization and the completion of any Pre-Acquisition Reorganization shall not be a condition to the completion of the Arrangement.

Article 6
CONDITIONS

Section 6.1	Mutual Conditions Precedent

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied or waived by the Parties at or prior to the Effective Time:

(1)	Arrangement Resolution. The Arrangement Resolution will have been approved by the Company Shareholders entitled to vote thereon at the Meeting in accordance with the Interim Order.
(2)

Interim Order and Final Order.  The Interim Order and the Final Order will have each been obtained on terms consistent with this Agreement and have not been set aside or modified in a manner unacceptable to either of the Parties, each acting reasonably, on appeal or otherwise.

(3)

Illegality. No court or other Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Arrangement in accordance with the terms hereof (collectively, an “Order”).

(4)

U.S. Securities Law Matters. The Consideration Shares and Replacement Warrants to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof and pursuant to exemptions from or in compliance with all applicable state securities laws, provided, however that the Company shall not be entitled to the benefit of the conditions in this Section 6.1(4), and shall be deemed to have waived such condition, in the event that the Company fails to: (a) advise the Court prior to the hearing in respect of the Interim Order that the Parties intend to rely on the exemption from the registration afforded by Section 3(a)(10) of the U.S. Securities Act based on the Court’s approval of the Arrangement; or (b) comply with the requirements to be satisfied by the Company set forth in Section 2.12.

(5)

Canadian Securities Law Matters.  the distribution of the Consideration pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of Canadian Securities Laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of exemptions under Canadian Securities Laws and shall not be subject to resale restrictions under Canadian Securities Laws (other than as applicable to control persons or pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities);

(6)	Termination. This Agreement shall not have been terminated pursuant to Article 7 hereof.
(7)	Antitrust Approval. The Antitrust Approval will have been achieved on terms that are reasonably satisfactory to the Parties, each acting reasonably, and the Antitrust Approval shall be in force.
(8)

No Legal Action. There shall not have been any action or proceeding commenced by any Person (including any Governmental Entity) in any jurisdiction seeking to prohibit or restrict the Arrangement or the ownership or operation by the Purchaser of the business or assets of the Company or any of its Subsidiaries.

Section 6.2	Additional Conditions Precedent to the Obligations of the Purchaser

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied or waived by the Purchaser at or prior to the Effective Time:

(1)

Representations and Warranties. The representations and warranties of the Company set forth in: Section (1) (Organization, Good Standing and Qualification), Section (2) (Capital Structure) and Section (3) (Corporate Authority; Approval) of Schedule “C” will be true and correct as of the Effective Time, in all material respects, and all other representations and warranties of the Company set forth in this Agreement will be true and correct as of the Effective Time in all respects, except where any failure or failures of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Company (disregarding any materiality or Material Adverse Effect qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Company), in each case as though made on and as of such date and time (except to the extent that any of such representations and warranties expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), and the Company shall have delivered a certificate confirming same to the Purchaser, executed by two officers or directors of the Company (in each case without personal liability), dated the Effective Date.

(2)

Performance of Covenants.  The Company will have fulfilled or complied in all material respects with all of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company shall have delivered a certificate confirming same to the Purchaser, executed by two officers or directors of the Company (in each case without personal liability), dated the Effective Date.

(3)	Dissent Rights. Dissent Rights shall not have been exercised with respect to Company Shares representing in aggregate more than 5% of votes attached to the issued and outstanding Company Shares.
(4)

No Legal Action.  There shall not have been any action or proceeding commenced by any Person (including any Governmental Entity) in any jurisdiction which seeks to compel the Purchaser to dispose of any material portion of the business or assets of the Purchaser, the Company or any of its Subsidiaries as a result of the Arrangement.

(5)

Required Regulatory Approvals. Other than the Antitrust Approval, each of the Required Regulatory Approvals will have been obtained or received on terms that are reasonably satisfactory to the Purchaser, and each such Required Regulatory Approval shall be in force.

(6)	Supplemental Indenture. Subject to the redemption of the Company Senior Secured Notes at or prior to Closing, the Company Senior Secured Note Supplemental Indenture shall have been entered into.
(7)	Resignations. The Purchaser shall have received resignations from each director of the Company and its Subsidiaries as of the Effective Date.
(8)	Material Adverse Effect. Since the date hereof, there will not have occurred a Material Adverse Effect in respect of the Company that is continuing.
Section 6.3	Additional Conditions Precedent to the Obligations of the Company

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied or waived by the Company on or prior to the Effective Time:

(1)

Representations and Warranties. The representations and warranties of the Purchaser set forth in: Section (1) (Organization, Good Standing and Qualification), Section (2) (Capital Structure), Section 3 (Corporate Authority; Approval) and Section (4) (Issuance of Consideration Shares under the Arrangement) of Schedule “D” will be true and correct as of the Effective Time, in all material respects, and all other representations and warranties of the Purchaser set forth in this Agreement will be true and correct as of the Effective Time in all respects, except where any failure or failures of such representations and warranties to be true and correct at such time would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser (disregarding any materiality or Material Adverse Effect qualification contained in any such representation and warranty for the purpose of determining whether any such failure or failures would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser), in each case as though made on and as of such date and time (except to the extent that any of such representations and warranties expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), and the Purchaser shall have delivered a certificate confirming same to the Company, executed by two officers or directors of the Purchaser (in each case without personal liability), dated the Effective Date.

(2)

Performance of Covenants. The Purchaser will have complied with Section 2.9 and will have fulfilled or complied in all material respects with all other covenants contained in this Agreement to be fulfilled or complied with by them on or prior to the Effective Time, and the Purchaser shall have delivered a certificate confirming same to the Company, executed by two officers or directors of the Purchaser (in each case without personal liability), dated the Effective Date.

(3)	Material Adverse Effect. Since the date hereof, there will not have occurred a Material Adverse Effect in respect of the Purchaser that is continuing.
Section 6.4	Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Arrangement Filings are filed with the Registrar (or, if no Arrangement Filings are required to be filed with the Registrar by the BCBCA, upon the Arrangement becoming effective).

Article 7
TERM AND TERMINATION

Section 7.1	Term

Subject to Section 7.3, this Agreement will be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2	Termination

This Agreement may be terminated prior to the Effective Time by:

(a)	the mutual written agreement of the Parties;
(b)	either the Company or the Purchaser, if:
(i)

the Arrangement Resolution is not approved by the Company Shareholders entitled to vote thereon at the Meeting in accordance with the Interim Order; provided however, that a Party may not terminate this Agreement pursuant to this Section 7.2(b)(i) if the failure of such approval to be obtained was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder;

(ii)

after the date hereof, any court or other Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any final and non-appealable Order; provided however, that a Party may not terminate this Agreement pursuant to this Section 7.2(b)(ii) if such Order was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder; or

(iii)

the Effective Time does not occur on or prior to the Outside Date; provided however, that a Party may not terminate this Agreement pursuant to this Section 7.2(b)(iii) if the failure of the Effective Time to so occur was primarily caused by, or is a result of, a breach by such Party of any of its obligations hereunder;

(c)	the Company if:
(i)

the Purchaser will have breached any representation or warranty or failed to perform any covenant or other agreement in this Agreement, which breach or failure to perform: (A) is incapable of being cured by the Purchaser prior to the Outside Date or otherwise is not cured by the earlier of (x) ten (10) Business Days following written notice by the Company to the Purchaser of such breach, and (y) the Outside Date; and (B) would cause any condition in Section 6.3(1) Representations and Warranties or Section 6.3(2) Performance of Covenants not to be satisfied; provided however, that the Company is not then in breach of this Agreement or has not failed to perform any covenant or other agreement in this Agreement so as to cause any condition in Section 6.2(1) Representations and Warranties or Section 6.2(2) Performance of Covenants not to be satisfied;

(ii)

prior to the approval of the Arrangement Resolution, in order to enter into an Alternative Transaction Agreement with respect to a Superior Proposal in accordance with Section 5.3; provided however, that the Company has complied with its obligations under Article 5 and the Company pays the Company Termination Fee in accordance with Section 8.2; or

(iii)	there has occurred a Material Adverse Effect with respect to the Purchaser;
(d)	the Purchaser, if:
(i)

the Company will have breached any representation or warranty or failed to perform any covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform: (A) is incapable of being cured by the Company prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice by the Company to the Purchaser of such breach, and (y) the Outside Date; and (B) would cause any condition in Section 6.2(1) Representations and Warranties or Section 6.2(2) Performance of Covenants not to be satisfied; provided however, that the Purchaser is not then in breach of this Agreement or has not failed to perform any covenant or other agreement in this Agreement so as to cause any condition in Section 6.3(1) Representations and Warranties or Section 6.3(2) Performance of Covenants not to be satisfied;

(ii)	prior to the approval of the Arrangement Resolution at the Meeting, the Board has effected an Adverse Recommendation Change;

(iii)	the Company has breached Article 5; or
(iv)	there has occurred a Material Adverse Effect with respect to the Company.

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(a)) will give notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3	Expenses and Reimbursement
(1)

Subject to Section 7.3(2) and Section 8.2, all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of the Company incurred prior to or after the Effective Date in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.  Without limiting the generality of the foregoing, each Party agrees that it shall be responsible for 50% of all filing fees relating to the HSR Act and any other Antitrust Approval.

(2)	In addition to the rights of the Purchaser under Section 8.2, if this Agreement is terminated:
(a)

by the Purchaser pursuant to Section 7.2(d)(i), then the Company shall, within two (2) Business Days of such termination, pay or cause to be paid to the Purchaser by wire transfer of immediately available funds the Purchaser Reimbursement Fee; or

(b)

by the Company pursuant to Section 7.2(c)(i), then the Purchaser shall, within two (2) Business Days of such termination, pay or cause to be paid to the Company by wire transfer of immediately available funds the Company Reimbursement Fee.

For greater certainty, (i) no Purchaser Reimbursement Fee pursuant to this Section 7.3(2) shall be payable to the Purchaser if a Company Termination Fee is paid to it under Section 8.2; and (ii) no Company Reimbursement Fee pursuant to this Section 7.3(2) shall be payable to the Company if a Purchaser Termination Fee is paid to it under Section 8.2.

(3)

Subject to Section 8.2, if applicable, the payment of the Purchaser Reimbursement Fee or the Company Reimbursement Fee, as applicable, pursuant to Section 7.3(2) is the sole monetary remedy of a Party if this Agreement is terminated as contemplated and the Purchaser Reimbursement Fee or the Company Reimbursement Fee, as applicable, is payable as contemplated in Section 7.3(2), provided however that this limitation shall not apply in the event of a termination pursuant to Section 7.2(d)(i) or Section 7.2(c)(i), as applicable, due to a Wilful Breach of the Party making such reimbursement fee payment, in which case the payment of such reimbursement fee shall not preclude a Party from seeking damages and pursuing any and all other remedies that it may have in respect of losses incurred or suffered by such as a result of any breach of any representation or warranty or failure to perform any covenant or agreement on the part of any other Party.

Section 7.4	Effect of Termination/Survival

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement will become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 4.12 will survive for a period of six years thereafter; (b) in the event of termination under Section 7.2, Section 4.13, this Section 7.4 and Section 8.2 through to and including Section 8.15 will survive; and (c) neither the termination of this Agreement nor anything contained in this Section 7.4 will relieve any Party from any liability for fraud, criminal acts or Wilful Breach. Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive any termination or lapse of effectiveness hereof.

Article 8
TERMINATION FEES AND GENERAL PROVISIONS

Section 8.1	Modifications or Amendments

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be modified or amended by mutual written agreement, executed and delivered by duly authorized officers of the respective Parties, without further notice to or authorization on the part of the Company Shareholders, and any such modification or amendment may, subject to the Interim Order, Final Order and Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;
(b)	waive any inaccuracies or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;
(c)	waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or
(d)	waive compliance with or modify any mutual conditions contained in this Agreement,

provided that such modification or amendment does not invalidate the approval of the Arrangement Resolution by the Company Shareholders.

Section 8.2	Termination Fees
(1)	Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if
(a)	a Company Termination Fee Event occurs, the Company will pay the Purchaser the Company Termination Fee in accordance with Section 8.2(4); and
(b)	a Purchaser Termination Fee Event occurs, the Purchaser will pay the Company the Purchaser Termination Fee in accordance with Section 8.2(5).

For the avoidance of doubt, the Company shall not be required to pay the Company Termination Fee more than once and the Purchaser shall not be required to pay the Purchaser Termination Fee more than once.

(2)	For the purposes of this Agreement, “Company Termination Fee” means $100,000,000, and “Company Termination Fee Event” means:
(a)	the termination of this Agreement pursuant to Section 7.2(d)(ii) or Section 7.2(c)(ii);
(b)	the termination of this Agreement pursuant to Section 7.2(b)(i), Section 7.2(b)(iii) or Section 7.2(d)(i) (on the basis of a Wilful Breach of a covenant), if:
(i)

prior to the date of termination, an Acquisition Proposal has been publicly announced or otherwise communicated to the Board, the Company, any of its Subsidiaries or their respective Representatives; and

(ii)

within 12 months following the date of such termination: (A) a transaction in respect of any Acquisition Proposal is consummated or effected; or (B) the Company or any of its Subsidiaries enters into a definitive agreement in respect of any Acquisition Proposal and such Acquisition Proposal is later consummated or effected (whether or not within such 12 month period).

For purposes of the foregoing Section 8.2(2)(b)(ii), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 1.1, except that references to “20%” will be deemed to be references to “50%”.

(3)

For the purposes of this Agreement, “Purchaser Termination Fee” means $100,000,000, and “Purchaser Termination Fee Event” means the termination of this Agreement pursuant to Section 7.2(b)(iii), provided the reason the Effective Date does not occur prior to the Outside Date is solely due to the failure to obtain the Closing Regulatory Approvals.

(4)

If a Company Termination Fee Event occurs, the Company Termination Fee will be paid prior to or concurrently with such Company Termination Fee Event; provided, however that in the circumstances set out in Section 8.2(2)(b), the Company Termination Fee will be paid within two Business Days following consummation/closing of the principal transaction contemplated by such Acquisition Proposal referred to therein.

Any Company Termination Fee will be paid by the Company to the Purchaser, by wire transfer in immediately available funds to an account designated by the Purchaser.

(5)

If a Purchaser Termination Fee Event occurs, the Purchaser Termination Fee will be paid prior to or concurrently with such Purchaser Termination Fee Event.  The Purchaser shall be entitled to deduct or set-off any amounts outstanding pursuant to the Subordinated Loan from the amount of the Purchaser Termination Fee.

Any Purchaser Termination Fee will be paid by the Purchaser to the Company, by wire transfer in immediately available funds to an account designated by the Company.

(6)

The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements the Parties would not enter into this Agreement, and that the amounts set out in this Section 8.2 represent liquidated damages, which are a genuine pre-estimate of the damages if this Agreement is terminated as a result of the conditions set out herein, including opportunity costs, which the Purchaser or the Company will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. Each of the Company and the Purchaser irrevocably waive any rights it may have to raise as a defence that any such liquidated damages are excessive or punitive. The Purchaser agrees that the payment of the Company Termination Fee in the manner provided in this Section 8.2, if applicable, is the sole remedy of the Purchaser against the Company in respect of the termination of this Agreement as a result of a Company Termination Fee Event and the Company agrees that the payment of the Purchaser Termination Fee in the manner provided in this Section 8.2, if applicable, is the sole remedy of the Company against the Purchaser in respect of the termination of this Agreement as a result of a Purchaser Termination Fee Event, provided however, that nothing shall preclude a Party from pursuing additional damages, including for lost opportunities or other consequential losses, in the event of any Wilful Breach or other intentional breach by the other Party.

Section 8.3	Notices

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier, facsimile or electronic mail and addressed:

(a)	to the Purchaser at:

Trulieve Cannabis Corp.

6749 Ben Bostic Road

Quincy, Florida

32351

Attention:     Kim Rivers

Email:           kim.rivers@trulieve.com

with a copy (which will not constitute notice) to:

DLA Piper (Canada) LLP

Suite 6000, 1 First Canadian Place

PO Box 367, 100 King Street West

Toronto, ON M5X 1E2

Attention:      Derek Sigel and Russel Drew

Email:            derek.sigel@dlapiper.com and russel.drew@dlapiper.com

with a copy (which will not constitute notice) to:

Fox Rothschild LLP

777 S. Flagler Drive

Suite 1700 West Tower

West Palm Beach, FL 33401

Attention:      Sean Coyle

Email:            scoyle@foxrothschild.com

(b)	to the Company (prior to the Effective Time), at:

Harvest Health & Recreation Inc.

1155 W. Rio Salado Parkway

Suite 201

Tempe, Arizona

85281

Attention:      Steven M. White

Email:            steve@harvestinc.com

with a copy (which will not constitute notice) to:

Bennett Jones LLP

First Canadian Place

100 King Street West, Suite 3400

Toronto, ON M5X 1A4

Attention:      Linda Misetich Dann and Sander Grieve

Email:            misetichdannl@bennettjones.com and grieves@bennettjones.com with a copy (which will not constitute notice) to:

Troutman Pepper LLP

401 9th Street Northwest, Suite 1000

Washington, DC 20004

USA

Attention:      Thomas Rose

Email:            thomas.rose@troutman.com

Any communication or notice hereunder may only be sent via email to the applicable address set forth in this Section 8.3, and will be deemed to have been properly delivered on the next business day after sending via email. Addresses for communication and notice may be updated from time to time in writing delivered to the other. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.4	Time of the Essence.

Time is of the essence in this Agreement.

Section 8.5	Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at Law or in equity. Under no circumstance will the Purchaser or the Company, as applicable, be permitted or entitled to receive both a grant of specific performance and any payment of the Company Termination Fee or Purchaser Termination Fee, as applicable, in connection with termination of this Agreement pursuant to a Company Termination Fee Event or a Purchaser Termination Fee Event, as applicable.

Section 8.6	Third Party Beneficiaries
(1)

Except as provided in Section 4.12(2) and Section 8.13, which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.6 as the “Indemnified Persons”), and except for the right of the Company Securityholders to receive the consideration as provided in the Plan of Arrangement following the Effective Time pursuant to the Arrangement, the Parties intend and hereby agree that this Agreement will not benefit or create any right or cause of action in favour of any Person other than the Parties and that no Person, other than the Parties, will be entitled to rely on the provisions of this Agreement set forth herein for any Action.

(2)

Despite the foregoing, the Parties acknowledge to each of the Indemnified Persons their direct rights against the applicable Party under Section 8.13, which are intended for the benefit of, and will be enforceable by, each applicable Indemnified Person, his or her heirs and his or her legal representatives, and for such purpose, the Company or the Purchaser, as applicable, confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf; provided however, that the Parties further agree that the rights of the Indemnified Persons, his or her heirs and his or her legal representatives as contemplated by this Section 8.6 will not arise unless and until the Effective Time occurs.

Section 8.7	Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).  No waiver will be binding unless executed in writing by the Party to be bound by the waiver.  A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right.  A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.8	Entire Agreement

This Agreement, together with the Confidentiality Agreement, the Company Disclosure Letter and the Purchaser Disclosure Letter constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, representations, warranties and discussions, whether oral or written, of the Parties. For greater certainty, the Parties have not relied on and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.9	Successors and Assigns
(1)

This Agreement becomes effective only when executed by the Parties.  After that time, it will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

(2)

Neither this Agreement nor any of the rights, interests or obligations under this Agreement are assignable, delegable or transferable (as the case may be), in whole or in part, by the other Party without the prior written consent of the other Party and any attempted or purported assignment, delegation or transfer (as the case may be) in violation of this Section 8.9 will be null and void.

Section 8.10	Severability

The provisions of this Agreement will be deemed severable and the illegality, invalidity or unenforceability of any provision will not affect the legality, validity or enforceability of any other provision hereof.  If any provision of this Agreement, or application thereof to any Person or any circumstance, is illegal, invalid or unenforceable: (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such illegality, invalidity or unenforceability, nor will such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.11	Governing Law; Jurisdiction

This Agreement will be governed by, construed and interpreted and enforced in accordance with the laws of British Columbia and the federal laws of Canada applicable therein, without regard to the conflict of laws, rules or principles thereof (or any other jurisdiction to the extent such laws, rules or principles would direct a matter to another jurisdiction).  Each of the Parties hereby irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in Vancouver, British Columbia in respect of all matters arising under and in relation to this Agreement and the Arrangement, and irrevocably waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Section 8.12	Rules of Construction

The Parties have participated jointly in negotiating and drafting this Agreement and the Parties to this Agreement waive the application of any Law or rule of construction, providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document and agree this Agreement will be construed as if drafted jointly.

Section 8.13	No Liability

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as the Parties.  No Representative of the Purchaser or any of its Subsidiaries will have any personal liability whatsoever to the Company or any third party beneficiary under this Agreement or any other document delivered in connection with the transactions contemplated herein hereby on behalf of the Purchaser or its Representatives.  No Representative of the Company or any of its Subsidiaries will have any personal liability whatsoever to the Purchaser or any third party beneficiary under this Agreement or any other document delivered in connection with the transactions contemplated herein on behalf of the Company or any of its Subsidiaries or their Representatives.

Section 8.14	Language

The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.

Section 8.15	Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by any form of electronic communication) and all such counterparts taken together will be deemed to constitute one and the same instrument.  The Parties will be entitled to rely upon delivery of an executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy will be legally effective to create a valid and binding agreement between the Parties.

*  *  *  *  *  *  *

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement on the date first written above.

TRULIEVE CANNABIS CORP.

By:	/s/ Eric Powers
Authorized Signing Officer

HARVEST HEALTH & RECREATION INC.

By:	/s/ Steven M. White
Authorized Signing Officer

[Signature Page to Arrangement Agreement]

Schedule “A”
Plan of Arrangement

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9 OF
THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

Article 1
INTERPRETATION

Section 1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context clearly inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(1)	“Adjusted Exchange Ratio” means the product obtained when (i) the Exchange Ratio, is multiplied by (ii) the Adjustment Factor;
(2)	“Adjustment Factor” has the meaning ascribed thereto in the Arrangement Agreement;
(3)

“Arrangement” means the arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to the Arrangement made in accordance with the terms of the Arrangement Agreement or Section 6.1 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably;

(4)

“Arrangement Agreement” means the arrangement agreement dated as of May 10, 2021 between the Purchaser and the Company, including the schedules and exhibits thereto, providing for, among other things, the Arrangement, as the same may be amended, supplemented or restated;

(5)

“Arrangement Resolution” means the special resolution approving the Arrangement, substantially in the form attached as Schedule B to the Arrangement Agreement, passed by the Company Shareholders at the Meeting;

(6)	“Award Agreement” has the meaning ascribed thereto in the Company Equity Incentive Plan;
(7)	“BCBCA” means the Business Corporations Act (British Columbia), as amended;
(8)

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major commercial banking institutions in Vancouver, British Columbia or Tallahassee, Florida are closed for business;

(9)	“Code” means the United States Internal Revenue Code of 1986, as amended;

(10)	“Company” means Harvest Health & Recreation Inc., a corporation existing under the BCBCA;
(11)	“Company 2019 Warrant Indenture” means the warrant indenture dated as of December 20, 2019 between the Company and Odyssey Trust Company;
(12)	“Company 2019 Warrants” means the warrants to purchase Company Subordinate Voting Shares issued pursuant to the Company 2019 Warrant Indenture;
(13)	“Company 2020 Warrant Indenture” means the warrant indenture dated as of October 28, 2020 between the Company and Odyssey Trust Company;
(14)	“Company 2020 Warrants” means the warrants to purchase Company Subordinate Voting Shares issued pursuant to the Company 2020 Warrant Indenture;
(15)

“Company Certificated Warrants” means, collectively: (i) the 3,502,666 warrants to purchase Company Subordinate Voting Shares issued by the Company on May 10, 2019 and expiring on May 10, 2022, and (ii) the 81,163 warrants to purchase Company Subordinate Voting Shares issued by the Company on December 30, 2020 and expiring on December 30, 2025;

(16)	“Company Equity Incentive Plan” means the equity incentive plan of the Company, approved by the Company Shareholders on November 13, 2018, as constituted immediately prior to the Effective Time;
(17)

“Company Multiple Voting Shares” means the multiple voting shares in the capital of the Company, each currently entitling the holder thereof to one hundred (100) votes per share at shareholder meetings of the Company;

(18)

“Company MVS Conversion Ratio” means the "Conversion Ratio" as defined in the rights and restrictions attached to the Company Multiple Voting Shares in the Company's articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Company Multiple Voting Shares, expressed as the number of Company Subordinate Voting Shares for each Company Multiple Voting Share, which Conversion Ratio as of the effective date of the Arrangement Agreement is 100;

(19)	“Company MVS Warrants” means the 14,350 warrants to purchase Company Multiple Voting Shares issued by the Company on April 23, 2020 and expiring on April 23, 2023;
(20)	“Company Options” means the outstanding options, if any, to purchase Company Subordinate Voting Shares, issued pursuant to the Company Equity Incentive Plan;
(21)	“Company RSUs” means the outstanding restricted stock units, if any, granted under the Company Equity Incentive Plan;

(22)

“Company Securityholders” means, collectively, the Company Shareholders, the holders of Company Options, the holders of Company RSUs, the holders of Company Warrants and the holders of Company MVS Warrants;

(23)	“Company Shareholders” means the registered and/or beneficial holders of Company Shares, as the context requires;
(24)	“Company Shares” means, collectively, the Company Subordinate Voting Shares, Company Multiple Voting Shares and Company Super Voting Shares;
(25)

“Company Subordinate Voting Shares” means the shares in the capital of the Company designated as subordinate voting shares, each entitling the holder thereof to one (1) vote per share at shareholder meetings of the Company;

(26)

“Company Super Voting Shares” means the shares in the capital of the Company designated as super voting shares, each entitling the holder thereof to two hundred (200) votes per share at shareholder meetings of the Company;

(27)

“Company SVS Conversion Ratio” means the "Conversion Ratio" as defined in the rights and restrictions attached to the Company Super Voting Shares in the Company's articles and notice of articles, as such Conversion Ratio may be adjusted from time to time in accordance with the rights and restrictions attached to the Company Super Voting Shares, expressed as the number of Company Subordinate Voting Shares for each Company Super Voting Share, which Conversion Ratio as of the effective date of the Arrangement Agreement is 1;

(28)	“Company Warrant Indentures” means the Company 2019 Warrant Indenture and the Company 2020 Warrant Indenture;
(29)	“Company Warrants” means, collectively, the Company 2019 Warrants, the Company 2020 Warrants, and the Company Certificated Warrants;
(30)	“Court” means the Supreme Court of British Columbia;
(31)	“Depositary” means Odyssey Trust Company;
(32)	“Dissent Rights” has the meaning ascribed to such term in Section 4.1(1);
(33)

“Dissent Share” means a Company Share held by a Dissenting Shareholder who is ultimately determined to be entitled to be paid the fair value of his, her or its Company Shares in respect of which such Dissenting Shareholder has exercised Dissent Rights;

(34)

“Dissenting Shareholder” means a registered holder of Company Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(35)

“Effective Date” means the date designated by the Company and the Purchaser by notice in writing as the effective date of the Arrangement, after all of the conditions to the completion of the Arrangement as set out in the Arrangement Agreement and the Final Order have been satisfied (to the extent capable of being satisfied prior to the Effective Time) or waived;

(36)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time on the Effective Date as the Parties may agree to in writing before the Effective Date;
(37)	“Exchange Ratio” means 0.1170;
(38)

“Final Order” means the final order of the Court approving the Arrangement under subsection 291(4) of the BCBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

(39)

“Governmental Entity” means: (i) any international, multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public body, authority or department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, ministry, governor in council, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi-governmental, administrative or private body, including any tribunal, commission, committee, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange;

(40)

“holder” means, when used with reference to any securities of the Company or the Purchaser, the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company or the Purchaser, as applicable, in respect of such securities;

(41)

“Interim Order” means the interim order of the Court pursuant to subsection 291(2) of the BCBCA in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of the Company and the Purchaser, each acting reasonably;

(42)

“In-The-Money Amount” means, in respect of an option at a particular time, the amount, if any, by which the aggregate fair market value at that time of the securities subject to such option exceeds the exercise price of such option;

(43)

“Law” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities;

(44)	“Letter of Transmittal” means the letter of transmittal to be delivered by the Company Shareholders to the Depositary as described therein;
(45)

“Lien” means any mortgage, deed of trust, charge, pledge, hypothec, security interest, easement, right of way, zoning restriction, lien (statutory or otherwise), or other third party encumbrance, in each case, whether contingent or absolute;

(46)

“Meeting” means the special meeting of the Company Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought advisable, approving the Arrangement Resolution;

(47)

“MVS Consideration” means that number of Purchaser Subordinate Voting Shares equal to the product obtained when (i) the Share Consideration is multiplied by (ii) the Company MVS Conversion Ratio in effect at the Effective Time;

(48)	“paid-up capital” shall have the meaning ascribed to such term in the Tax Act;
(49)	“Parties” means the Company and the Purchaser;
(50)

“Plan of Arrangement” means this plan of arrangement, subject to any amendments or variations thereto made in accordance with Article 6 hereof or with the Arrangement Agreement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

(51)	“Purchaser” means Trulieve Cannabis Corp., a corporation incorporated under the BCBCA;
(52)	“Purchaser Replacement Warrant Indentures” means the warrant indentures to be entered into by the Purchaser and a warrant agent on terms acceptable to the Purchaser, acting reasonably;
(53)	“Purchaser Shares” means the Purchaser Subordinate Voting Shares, as well as the multiple voting shares and super voting shares in the capital of the Purchaser;
(54)

“Purchaser Subordinate Voting Shares” means the shares in the capital of the Purchaser designated as subordinate voting shares, each entitling the holder thereof to one (1) vote per share at shareholder meetings of the Purchaser;

(55)	“Registrar” means the person appointed as the Registrar of Companies pursuant to section 400 of the BCBCA;

(56)	“Replacement MVS Warrant” has the meaning ascribed to such term in Section 3.1(11);
(57)	“Replacement Warrant” has the meaning ascribed to such term in Section 3.1(10);
(58)	“Share Consideration” means that number of Purchaser Subordinate Voting Shares equal to the product obtained when (i) the Exchange Ratio, is multiplied by (ii) the Adjustment Factor;
(59)

“SVS Consideration” means that number of Purchaser Subordinate Voting Shares equal to the product obtained when (i) the Share Consideration, is multiplied by (ii) the Company SVS Conversion Ratio in effect at the Effective Time;

(60)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended; and
(61)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise clearly requires.

Section 1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

Section 1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa; words imparting any gender shall include all genders and the neuter gender; and words imparting persons shall include individuals, partnerships, limited liability companies, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities.

Section 1.4	Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal refer to the local time of the Company (being the time in Vancouver, British Columbia) unless otherwise stipulated herein or therein.

Section 1.6	Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

Section 1.7	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars.

Article 2
EFFECT OF THE ARRANGEMENT

Section 2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in section 288 of the BCBCA.

Section 2.2	Binding Effect

This Plan of Arrangement will become effective commencing at the Effective Time and shall be binding upon the Company, the Purchaser, the Company Securityholders, the Depositary, the transfer agents in respect of the Company Shares and the Purchaser Subordinate Voting Shares and all other Persons, in each case without any further act or formality required on the part of any Person.  Each Company Securityholder shall, in respect of any step in Section 3.1 applicable to such Company Securityholder, be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer or exchange all Company Shares, Company Options, Company RSUs, Company Warrants or Company MVS Warrants, as applicable, held by such holder in accordance with such step.

Section 2.3	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.

Section 2.4	Effective Time of Transactions

The transfers, exchanges, issuances and cancellations provided for in Section 3.1 shall occur, and shall be deemed to occur, at the time and in the order specified in Section 3.1, notwithstanding that certain of the procedures related thereto may not be completed until after such time.

Article 3
ARRANGEMENT

Section 3.1	The Arrangement

Commencing at the Effective Time, each of the transactions or events set out below shall, unless otherwise specifically provided in this Section 3.1, occur and be deemed to occur in the following sequence and immediately following the immediately preceding transaction or event, in each case without any further authorization, act or formality on the part of any Person:

(1)

each Dissent Share held by a Dissenting Shareholder shall be, and shall be deemed to be, transferred by the holder thereof to the Company for cancellation and shall be cancelled, and upon such transfer:

(a)

such Dissenting Shareholder will cease to be the holder of such Dissent Share or to have any rights as a holder in respect of such Dissent Share, other than the right to be paid the fair value of such Dissent Share determined and payable in accordance with Article 4; and

(b)	the former holders of such Dissent Shares shall be removed from the Company’s central securities register for the Company Shares in respect of such Dissent Shares;
(2)

subject to Section 5.3, each Company Multiple Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser in exchange for the issuance by the Purchaser to such holder of the MVS Consideration, and upon such exchange:

(a)

the former holder of such exchanged Company Multiple Voting Share shall cease to be the holder thereof or to have any rights as a holder thereof, other than the right to receive the MVS Consideration issuable in respect of such Company Multiple Voting Share pursuant to this Section 3.1(2);

(b)	the former holders of such exchanged Company Multiple Voting Shares shall be removed from the Company’s central securities register for the Company Multiple Voting Shares;
(c)

the former holders of such exchanged Company Multiple Voting Shares shall be entered in the Purchaser’s central securities register for the Purchaser Subordinate Voting Shares in respect of the Purchaser Subordinate Voting Shares issued to such holders pursuant to this Section 3.1(2); and

(d)

the Purchaser will be, and will be deemed to be, the legal and beneficial owner of such transferred Company Multiple Voting Shares and will be entered in the central securities register of the Company as the sole holder thereof;

(3)

concurrently with the exchange of Company Multiple Voting Shares pursuant to Section 3.1(2), there shall be added to the capital of the Purchaser Subordinate Voting Shares, in respect of the Purchaser Subordinate Voting Shares issued pursuant to Section 3.1(2), an amount equal to the product obtained when (i) the paid-up capital of the Company Multiple Voting Shares immediately prior to the Effective Time, is multiplied by (ii) a fraction, (A) the numerator of which is the number of Company Multiple Voting Shares (excluding any Dissent Shares) outstanding immediately prior to the Effective Time, and (B) the denominator of which is the number of Company Multiple Voting Shares (including any Dissent Shares) outstanding immediately prior to the Effective Time;

(4)

subject to Section 5.3, each Company Super Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser in exchange for the issuance by the Purchaser to such holder of the SVS Consideration, and upon such exchange:

(a)

the former holder of such exchanged Company Super Voting Share shall cease to be the holder thereof or to have any rights as a holder thereof, other than the right to receive the SVS Consideration issuable in respect of such Company Super Voting Share pursuant to this Section 3.1(4);

(b)	the former holders of such exchanged Company Super Voting Shares shall be removed from the Company’s central securities register for the Company Super Voting Shares;
(c)

the former holders of such exchanged Company Super Voting Shares shall be entered in the Purchaser’s central securities register for the Purchaser Subordinate Voting Shares in respect of the Purchaser Subordinate Voting Shares issued to such holders pursuant to this Section 3.1(4); and

(d)

the Purchaser will be, and will be deemed to be, the legal and beneficial owner of such transferred Company Super Voting Shares and will be entered in the central securities register of the Company as the sole holder thereof;

(5)

concurrently with the exchange of Company Super Voting Shares pursuant to Section 3.1(4), there shall be added to the capital of the Purchaser Subordinate Voting Shares, in respect of the Purchaser Subordinate Voting Shares issued pursuant to Section 3.1(4), an amount equal to the product obtained when (i) the paid-up capital of the Company Super Voting Shares immediately prior to the Effective Time, is multiplied by (ii) a fraction, (A) the numerator of which is the number of Company Super Voting Shares (excluding any Dissent Shares) outstanding immediately prior to the Effective Time, and (B) the denominator of which is the number of Company Super Voting Shares (including any Dissent Shares) outstanding immediately prior to the Effective Time;

(6)

subject to Section 5.3, each Company Subordinate Voting Share (other than any Dissent Share) outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser in exchange for the issuance by the Purchaser to such holder of the Share Consideration, rounded down to the nearest whole Purchaser Subordinate Voting Share, and upon such exchange:

(a)

the former holder of such exchanged Company Subordinate Voting Share shall cease to be the holder thereof or to have any rights as a holder thereof, other than the right to receive the Share Consideration issuable in respect of such Company Subordinate Voting Share pursuant to this Section 3.1(6);

(b)	the former holders of such exchanged Company Subordinate Voting Shares shall be removed from the Company’s central securities register for the Company Subordinate Voting Shares;
(c)

the former holders of such exchanged Company Subordinate Voting Shares shall be entered in the Purchaser’s central securities register for the Purchaser Subordinate Voting Shares in respect of the Purchaser Subordinate Voting Shares issued to such holders pursuant to this Section 3.1(6); and

(d)

the Purchaser will be, and will be deemed to be, the legal and beneficial owner of such transferred Company Subordinate Voting Shares and will be entered in the central securities register of the Company as the sole holder thereof;

(7)

concurrently with the exchange of Company Subordinate Voting Shares pursuant to Section 3.1(6), there shall be added to the capital of the Purchaser Subordinate Voting Shares, in respect of the Purchaser Subordinate Voting Shares issued pursuant to Section 3.1(6), an amount equal to the product obtained when (i) the paid-up capital of the Company Subordinate Voting Shares immediately prior to the Effective Time, is multiplied by (ii) a fraction, (A) the numerator of which is the number of Company Subordinate Voting Shares (excluding any Dissent Shares) outstanding immediately prior to the Effective Time, and (B) the denominator of which is the number of Company Subordinate Voting Shares (including any Dissent Shares) outstanding immediately prior to the Effective Time;

(8)

the terms of each Company Option outstanding immediately prior to the Effective Time shall be adjusted so that, upon exercise of such Company Option, the holder shall, upon payment of the exercise price under such Company Option, be entitled to receive, in substitution for the number of Company Shares subject to such Company Option, that number of Purchaser Subordinate Voting Shares equal to the product obtained when the number of Company Shares subject to such Company Option immediately prior to the Effective Time is multiplied by the Adjusted Exchange Ratio.  For greater certainty, the Company Options shall not be exchanged or otherwise replaced by this Plan of Arrangement, and, subject to this Section 3.1(8), shall continue to be governed by the Company Equity Incentive Plan on the same terms and conditions as were applicable to such Company Options immediately prior to the Effective Time. Notwithstanding the foregoing, if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act, the exercise price of a Company Option adjusted in accordance with the foregoing shall be increased such that the In-The-Money Amount of the Company Option immediately after such adjustment does not exceed the In-The-Money Amount of the Company Option immediately before such adjustment. For any Company Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code, it is intended that such adjustment will comply with Treasury Regulation Section 1.424-1(a). For any Company Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment will be implemented in a manner intended comply with Section 409A of the Code;

(9)

the terms of each Company RSU outstanding immediately prior to the Effective Time shall be adjusted so that, upon vesting of such Company RSU, the holder shall be entitled to receive, instead of the number of Company Shares underlying such Company RSU, that number of Purchaser Subordinate Voting Shares equal to the product obtained when the number of Company Shares underlying such Company RSU immediately prior to the Effective Time is multiplied by the Adjusted Exchange Ratio.  For greater certainty, the Company RSUs shall not be exchanged or otherwise replaced by this Plan of Arrangement, and, subject to this Section 3.1(9), shall continue to be governed by the Company Equity Incentive Plan on the same terms and conditions as were applicable to such Company RSUs immediately prior to the Effective Time;

(10)

each Company Warrant, other than any Certificated Company Warrant or Company MVS Warrant, outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, exchanged in accordance with its terms for a Purchaser warrant governed by the Purchaser Replacement Warrant Indentures (each, a “Replacement Warrant”) which will entitle the holder to purchase from the Purchaser that number of Purchaser Subordinate Voting Shares equal to the product obtained when the number of Company Subordinate Voting Shares issuable on exercise of such exchanged Company Warrant immediately prior to the Effective Time is multiplied by the Adjusted Exchange Ratio, at an exercise price per Purchaser Subordinate Voting Share equal to the exercise price per share under such exchanged Company Warrant immediately prior to the Effective Time divided by the Adjusted Exchange Ratio (provided that if the exercise of Replacement Warrants by a holder would otherwise result in the aggregate number of Purchaser Subordinate Voting Shares issuable to such holder including a fraction of a Purchaser Subordinate Voting Share, the aggregate number of Purchaser Subordinate Voting Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged Company Warrant, and such exchanged Company Warrant shall thereupon be cancelled. Any document previously evidencing such Company Warrant shall thereafter evidence and be deemed to evidence such Replacement Warrant and no certificates evidencing the Replacement Warrants shall be issued;

(11)	each Company Certificated Warrant outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, adjusted in accordance with its terms for a Purchaser warrant (each, a “Replacement Certificated Warrant”) which will entitle the holder to purchase from the Purchaser that number of Purchaser Subordinate Voting Shares equal to the product obtained when the number of Company Subordinate Voting Shares issuable on exercise of such exchanged Company Certificated Warrant immediately prior to the Effective Time is multiplied by the Adjusted Exchange Ratio, at an exercise price per Purchaser Subordinate Voting Share equal to the exercise price per share under such exchanged Company Certificated Warrant immediately prior to the Effective Time divided by the Adjusted Exchange Ratio (provided that if the exercise of Replacement Certificated Warrants by a holder would otherwise result in the aggregate number of Purchaser Subordinate Voting Shares issuable to such holder including a fraction of a Purchaser Subordinate Voting Share, the aggregate number of Purchaser Subordinate Voting Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement Certificated Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged Company Certificated Warrant, and such exchanged Company Certificated Warrant shall thereupon be cancelled. Any document previously evidencing such Company Certificated Warrant shall thereafter evidence and be deemed to evidence such Replacement Certificated Warrant and no certificates evidencing the Replacement Certificated Warrants shall be issued;

(12)

each Company MVS Warrant outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, adjusted in accordance with its terms for a Purchaser warrant (each, a “Replacement MVS Warrant”) which will entitle the holder to purchase from the Purchaser that number of Purchaser Subordinate Voting Shares equal to the product obtained when the number of Company Multiple Voting Shares issuable on exercise of such exchanged Company MVS Warrant immediately prior to the Effective Time is multiplied by the product of, (A) the Adjusted Exchange Ratio, and (B) the MVS Conversion Ratio, at an exercise price per Purchaser Subordinate Voting Share equal to the exercise price per share under such exchanged Company MVS Warrant immediately prior to the Effective Time divided by the product of (A) the Adjusted Exchange Ratio, and (B) the MVS Conversion Ratio (provided that if the exercise of Replacement MVS Warrants by a holder would otherwise result in the aggregate number of Purchaser Subordinate Voting Shares issuable to such holder including a fraction of a Purchaser Subordinate Voting Share, the aggregate number of Purchaser Subordinate Voting Shares otherwise issuable upon such exercise shall in each case be rounded down to the nearest whole number without any payment or compensation to the holder, and that the aggregate exercise price payable on any particular exercise of Replacement MVS Warrants shall be rounded up to the nearest whole cent), and otherwise having a term to expiry, conditions to and manner of exercise and other terms and conditions the same as the terms and conditions of such exchanged Company MVS Warrant, and any document previously evidencing such Company MVS Warrant shall thereafter evidence and be deemed to evidence such Replacement MVS Warrant and no certificates evidencing the Replacement MVS Warrants shall be issued;

(13)	the Company Warrant Indentures shall be terminated; and

(14)

any other rights of any other Person, other than the Purchaser or as otherwise set out above in this Section 3.1, in respect of the Company Shares, Company Warrants and Company MVS Warrants shall be extinguished.

Article 4
DISSENT RIGHTS

Section 4.1	Rights of Dissent
(1)

Registered holders of the Company Shares may exercise rights of dissent in connection with the Arrangement under section 238 of the BCBCA, in the manner set forth in sections 237 to 247 of the BCBCA, as modified by the Interim Order, the Final Order and this Section 4.1 (“Dissent Rights”); provided that notwithstanding subsection 242(1)(a) of the BCBCA, the written objection to the Arrangement Resolution referred to in subsection 242(1)(a) of the BCBCA must be received by the Company not later than 4:00 p.m. (Vancouver time) two (2) Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time).

(2)

Dissenting Shareholders who are ultimately determined to be entitled to be paid by the Company the fair value for the Company Shares in respect of which they have exercised Dissent Rights will be deemed to have irrevocably transferred such Company Shares to the Company pursuant to Section 3.1(1) in consideration of such fair value paid by the Company and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Company Shares.

(3)

Dissenting Shareholders who are ultimately not entitled, for any reason, to be paid by the Company the fair value for the Company Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights, as at and from the Effective Time and be entitled to receive only the consideration set forth in Section 3.1 that such holder would have received if such holder had not exercised Dissent Rights.

(4)

In no case will the Company or the Purchaser or any other person be required to recognize a Person exercising Dissent Rights as a holder of Company Shares after the Effective Time, and each Dissenting Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of Company Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register of the Company will be amended to reflect that such former holder is no longer the holder of such Company Shares as and from the Effective Time.

(5)

For greater certainty, in accordance with the BCBCA, none of the following are entitled to exercise Dissent Rights: (i) holders of Company Options; (ii) holders of Company RSUs; (iii) holders of Company Warrants; (iv) holders of Company MVS Warrants; and (v) holders of Company Shares who vote, or have instructed a proxyholder to vote, in favour of the Arrangement Resolution.

Article 5
DELIVERY OF PURCHASER SUBORDINATE VOTING SHARES

Section 5.1	Delivery of Purchaser Subordinate Voting Shares
(1)

Upon return to the Depositary of a properly completed Letter of Transmittal by a registered former Company Shareholder together with certificate(s) or a direct registration statement advice (a “DRS Advice”) representing one or more Company Shares that such Company Shareholder held immediately before the Effective Time, together with such additional documents and instruments as the Depositary may reasonably require, the Company Shareholder shall be entitled to receive the Purchaser Subordinate Voting Shares that they are entitled to receive pursuant to Section 3.1 in exchange therefor, and the Depositary shall deliver to such holder, following the Effective Time, certificate(s) or DRS Advice recorded on a book-entry basis representing the Purchaser Subordinate Voting Shares that such holder is entitled to receive pursuant to Section 3.1.

(2)

After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(1), each certificate or DRS Advice that immediately prior to the Effective Time represented one or more Company Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Purchaser Subordinate Voting Shares that the holder of such certificate or DRS Advice is entitled to receive pursuant to Section 3.1.

(3)

For greater certainty, none of the holders of Company Options, holders of Company RSUs, holders of Company Warrants, holders of Company MVS Warrants or Company Shareholders shall be entitled to receive any consideration with respect to such Company securities other than the consideration such holder is entitled to receive in accordance with Section 3.1, and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

Section 5.2	Dividends and Distributions

No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Subordinate Voting Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Company Shares that were exchanged pursuant to Section 3.1 unless and until the holder of record of such certificate shall surrender such certificate (or affidavit in accordance with Section 5.6) in accordance with Section 5.1(1). Subject to applicable Law, at the time of such surrender of any such certificate (or in the case of clause (B) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole Company Shares, without interest, (A) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to each whole Purchaser Subordinate Voting Share issued to such holder, and (B) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Purchaser Subordinate Share.

Section 5.3	Fractional Shares

In no event shall any holder of Company Shares be entitled to a fractional Purchaser Subordinate Voting Share. Where the aggregate number of Purchaser Subordinate Voting Shares to be issued to a holder of Company Shares as consideration under this Arrangement would result in a fraction of a Purchaser Subordinate Voting Share being issuable, the number of Purchaser Subordinate Voting Shares to be received by such holder shall be rounded down to the nearest whole Purchaser Subordinate Voting Share.

Section 5.4	Adjustment to Share Consideration

THE AMOUNT of Share Consideration, if any, that a Company Shareholder is entitled to receive pursuant to Section 3.1 shall be adjusted to reflect fully the effect of any stock split, reverse split or stock dividend (including any dividend or distribution of securities convertible into shares), consolidation, reorganization, recapitalization or other like change with respect to COMPANY shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

Section 5.5	Effective Time Procedures

Following the receipt of the Final Order and prior to the Effective Date, the Purchaser shall deliver or arrange to be delivered to the Depositary the Purchaser Subordinate Voting Shares required to be issued to Company Shareholders in accordance with the provisions of Section 3.1, which Purchaser Subordinate Voting Shares shall be held by the Depositary as agent and nominee for such Company Shareholders for delivery to such Company Shareholders in accordance with the provisions of Article 5.

Section 5.6	Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented any outstanding Company Shares that were acquired by the Purchaser pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such Company Shares, the Depositary will, in exchange for such lost, stolen or destroyed certificate, deliver to such former holder of Company Shares, or make available for pick up at its offices, the Purchaser Subordinate Voting Shares such former holder is entitled to receive in respect of such Company Shares pursuant to Section 3.1 together with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.2 and less, in each case, any amounts withheld pursuant to Section 5.8. When authorizing such delivery in relation to any lost, stolen or destroyed certificate, the former holder of such Company Shares shall, as a condition precedent to the delivery of Purchaser Subordinate Voting Shares, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Company, the Purchaser and the Depositary against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 5.7	Extinction of Rights

Any certificate or book-entry advice statements which immediately prior to the Effective Time represented one or more outstanding Company Shares that were acquired by the Purchaser pursuant to Section 3.1 which is not deposited with the Depositary in accordance with the provisions of Section 5.1(1) on or before the sixth (6th) anniversary of the Effective Date shall, on the sixth (6th) anniversary of the Effective Date, cease to represent a claim or interest of any kind or nature whatsoever, whether as a securityholder or otherwise and whether against the Company, the Purchaser, the Depositary or any other person. On such date, the consideration such former holder of Company Shares would otherwise have been entitled to receive pursuant to Section 3.1, together with any distributions or dividends such holder would otherwise have been entitled to receive pursuant to Section 5.2, shall be deemed to have been surrendered for no consideration to the Purchaser. Neither the Company nor the Purchaser will be liable to any person in respect of any cash or securities (including any cash or securities previously held by the Depositary in trust for any such former holder) which is forfeited to the Purchaser or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

Section 5.8	Withholding Rights

The Purchaser, the Company or the Depositary, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any person pursuant to the Arrangement or the Arrangement Agreement (including, without limitation, any payments to Dissenting Shareholders) such amounts as the Purchaser, the Company or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment or delivery under the Tax Act, the Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate tax authority. Each of the Purchaser, the Company or the Depositary, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such person, such portion of any share or other security deliverable to such person as is necessary to provide sufficient funds to the Purchaser, the Company or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Purchaser, the Company or the Depositary shall notify such person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such person.

Section 5.9	U.S. Securities Laws Exemption

Notwithstanding any provision herein to the contrary, the Parties each agree that the Plan of Arrangement will be carried out with the intention that all Purchaser Subordinate Voting Shares, Replacement Warrants, Replacement Certificated Warrants and Replacement MVS Warrants to be issued by the Purchaser to Company Shareholders, holders of Company Warrants and holders of Company MVS Warrants, respectively, in exchange for their Company Shares, Company Warrants and Company MVS Warrants, respectively, pursuant to the Plan of Arrangement will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S.

Securities Act as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement.

Article 6
AMENDMENTS

Section 6.1	Amendments to Plan of Arrangement
(1)

The Company and the Purchaser reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) approved by the Company and the Purchaser, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to or approved by the Company Shareholders if and as required by the Court.

(2)

Any amendment, modification or supplement to this Plan of Arrangement pursuant to Section 6.1(1) may be proposed by the Company at any time prior to the Meeting (provided the Purchaser shall have consented thereto, such consent not to be unreasonably withheld, conditioned or delayed) with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(3)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of the Company and the Purchaser and (ii) if required by the Court or applicable law, is consented to by Company Shareholders voting in the manner directed by the Court.

(4)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by each of the Parties provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of the Company and the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Company and the Purchaser or any former Company Securityholder.

Article 7
TERMINATION

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement. Upon the termination of this Plan of Arrangement pursuant to Section 7.2 of the Arrangement Agreement, no Party shall have any liability or further obligation to any other Party hereunder other than as set out in the Arrangement Agreement.

Article 8
FURTHER ASSURANCES

Section 8.1	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

Section 8.2	Paramountcy

From and after the Effective Time:

(1)	this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of the Company issued prior to the Effective Time;
(2)	the rights and obligations of the holders of the securities of the Company and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and
(3)

all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of the Company shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

Schedule “B”
Arrangement Resolution

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.

The arrangement (the “Arrangement”) under the provisions of Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Harvest Health & Recreation Inc. (“Harvest”) and its securityholders pursuant to the arrangement agreement (the “Arrangement Agreement”) between Harvest and Trulieve Cannabis Corp. dated May 10, 2021, all as more particularly described and to be set forth in the management information circular of Harvest (the “Circular”) accompanied by the notice of the meeting (as the Arrangement may be modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.

The plan of arrangement, as it has been or may be modified or amended in accordance with the Arrangement Agreement and its terms, involving Harvest (the “Plan of Arrangement”) and its securityholders, the full text of which is set out as Schedule “A” to the Circular, is hereby authorized, approved and adopted.

3.

The Arrangement Agreement, as it may be amended from time to time in accordance with its terms, all the transactions contemplated therein, the actions of the directors of Harvest in approving the Arrangement and the Arrangement Agreement, and the actions of the officers of Harvest in executing and delivering the Arrangement Agreement and causing the performance by Harvest of its obligations thereunder, are hereby ratified and approved.

4.

Harvest be and is hereby authorized to apply for a final order from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Company Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Supreme Court of British Columbia (the “Court”), the directors of Harvest are hereby authorized and empowered, at their discretion, without further notice to or approval of the Company Shareholders:

a.	to amend or modify the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; and
b.	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).
6.

Any officer or director of Harvest is hereby authorized and directed for and on behalf of Harvest to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of Harvest or otherwise, and to deliver or cause to be delivered, such other documents as are necessary or desirable to give effect to the

Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents.
7.

Any officer or director of Harvest is hereby authorized and directed for and on behalf of Harvest to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person's opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

B - 2

Schedule “C”
Representations and Warranties of the Company

The following representations and warranties of the Company are qualified in their entirety with reference to the Company Disclosure Letter.

(1)

Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is a legal entity duly incorporated, continued or amalgamated, as the case may be, and organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, is qualified to do business, is up-to-date in respect of all material corporate filings and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. The Company has made available to the Purchaser prior to the date hereof, complete and correct copies of the Company’s and its Subsidiaries’ Organizational Documents, each as amended to the date hereof, and each as so delivered is in full force and effect. Neither the Company nor any of its Subsidiaries is in material default of the performance, observance or fulfillment of any of the provisions of its respective Organizational Documents. No steps or proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries and no board approvals have been given to commence any such proceeding.   Except for the Subsidiaries of the Company, no other entity owned or controlled by the Company or a Subsidiary of the Company (each, a “Non-Material Subsidiary,” or collectively, the “Non-Material Subsidiaries”) has, whether individually or in the aggregate with all Non-Material Subsidiaries, any material assets, operations, or liabilities of any kind, and will not have (and will not cause the Company to have) any material liability, whether individually or in the aggregate with all Non-Material Subsidiaries, as a result of, arising from, or in connection with the execution of this Agreement or the completion by the Company of transaction contemplated thereby..

(2)	Capital Structure.
(a)

The authorized capital of the Company consists of an unlimited number of Subordinate Voting Shares, an unlimited number of Multiple Voting Shares and an unlimited number of Super Voting Shares. As of the close of business on the most recent Business Day immediately prior to the date of this Agreement, there were 248,453,445 Subordinate Voting Shares, 1,630,943.12 Multiple Voting Shares and 2,000,000 Super Voting Shares issued and outstanding in the capital of the Company. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid and non-assessable. Other than 19,616,904 Company Shares (on an as-converted basis) reserved for issuance pursuant to outstanding Company Warrants, 13,492,064 Company Shares reversed for issuance pursuant to outstanding Company Options under the Company Equity Incentive Plan, 208,341 Company Shares reversed for issuance pursuant to outstanding Company RSUs under the Company Equity Incentive Plan, 8,756,665 Company Shares reserved for issuance pursuant to the Company Convertible Debentures, and 4,972,863 Company Shares reserved for issuance pursuant to the Company Notes (subject to adjustment for the conversion of principal amount of the Company 9% Notes from U.S. dollars to Canadian dollars), the Company has no Company Shares reserved for issuance.

(b)

Section (2)(b) of the Company Disclosure Letter sets forth a correct and complete listing of all outstanding Company Options and Company RSUs (including promised equity awards) as of the date hereof, setting forth (i) the number of Company Shares subject to each Company Option and Company RSU, (ii) the name of the registered holder, identifying whether such holder is not an employee of the Company, (iii) the grant date, (iv) the date of expiry, (v) the vesting schedule, including details of the extent to which such Company Options and Company RSUs are vested and exercisable, and (vi) the exercise price with respect to each Company Option. All Company Options and Company RSUs have been issued in compliance with all applicable Laws, including Securities Laws, and the terms of the Company Equity Incentive Plan, and the issuance of the Company Shares under the Company Equity Incentive Plan has been duly authorized by the Board.  None of the Company Options or Company RSUs are subject to accelerated or automatic vesting as a result of, or in connection with the Transaction.

(c)

Section (2)(c) of the Company Disclosure Letter sets forth a correct and complete listing of all outstanding Company Warrants as of the date hereof, setting forth (i) the number of Company Shares subject to each Company Warrant, (ii) the name of the registered holder, (iii) the issue date, (iv) the date of expiry, (v) the registered holder’s address as is shown on the ledgers and registers of the Company as of the date hereof and (vi) the exercise price with respect to each Company Warrant, as applicable. All Company Warrants have been issued in compliance with all applicable Laws, including Securities Laws, and the issuance of the Company Shares under the Company Warrants has been duly authorized by the Board.

(d)

Section (2)(d) of the Company Disclosure Letter sets forth a correct and complete listing of all outstanding Company Convertible Debentures as of the date hereof, setting forth (i) the name of the holder, (ii) the original principal amount of the debentures held by such holder; (iii) the issue date, (iv) the date of maturity, (v) the registered holder’s address as is shown on the ledgers and registers of the Company as of the date hereof, (vi) the interest rate in respect of such debenture and (vi) the conversion price with respect to each Company Convertible Debenture, as applicable. All Company Convertible Debentures have been issued in compliance with all applicable Laws, including Securities Laws, and the issuance of the Company Shares pursuant to the Company Convertible Debentures has been duly authorized by the Board.

(e)

Section (2)(e) of the Company Disclosure Letter sets forth a correct and complete listing of all outstanding Company Notes as of the date hereof, setting forth (i) the name of the holder, (ii) the current principal amount of the notes held by such holder; (iii) the issue date, (iv) the date of maturity, (iv) the registered holder’s address as is shown on the ledgers and registers of the Company as of the date hereof and (vi) the interest rate in respect of such notes. All Company Notes have been issued in compliance with all applicable Laws, including Securities Laws, and the issuance of the Company Shares pursuant to the Company Notes has been duly authorized by the Board.

(f)

There are no pre-emptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(g)

Section (2)(g) of the Company Disclosure Letter sets forth: (i) each of the Company’s directly and indirectly owned Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary; and (ii) the Company’s or its Subsidiaries’ shares, equity interest or other direct or indirect ownership interest in any other Person that has any material assets, operations, or material liabilities of any kind. Each of the issued and outstanding shares or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and beneficially owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Liens (other than Permitted Liens).

(3)	Corporate Authority; Approval.
(a)

The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction. The execution and delivery of this Agreement and the completion by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or (subject to obtaining the Required Regulatory Approvals, the approval of the Arrangement Resolution by the Company Shareholders, the Interim Order and the Final Order) the completion by the Company of the transactions contemplated thereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)

The Board, after consultation with its legal advisors and its Financial Advisors: (i) determined that the Consideration to be received by the Company Shareholders pursuant to the Arrangement and this Agreement is fair, from a financial point of view, to such holders and that the Arrangement is in the best interests of the Company; (ii) resolved to recommend that the Company Shareholders vote in favour of the Arrangement Resolution; and (iii) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend, or supersede, such determinations, resolutions or authorizations.

(4)

Vote Required. The Arrangement Resolution is the only vote of the Company Shareholders necessary to adopt this Agreement and otherwise approve and consummate the Arrangement and the other transactions contemplated by this Agreement as set forth herein.

(5)	Governmental Filings; No Violations; Etc.
(a)

Other than: (i) the approvals, filings and/or notices pursuant to Article 2 of the Agreement, including the Interim Order and any approvals required thereunder, the Final Order and filings with the Director under the BCBCA; (ii) the Required Regulatory Approvals; (iii) filings with the Securities Authorities or the CSE or OTCQX; or (iv) any other notices, reports, filings, waivers, consents, registrations, approvals, permits or authorizations the failure to make or obtain would not reasonably be expected individually or in the aggregate (A) to prevent or significantly impede or materially delay the completion of the Arrangement and Transaction or (B) to have a Material Adverse Effect on the Company; no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transaction, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time.

(b)

The execution, delivery and (subject to obtaining the Required Regulatory Approvals, the approval of the Arrangement Resolution by the Company Shareholders, the Interim Order and the Final Order) performance of this Agreement by the Company does not, and the consummation of the Transaction will not, constitute or result in, with or without notice, lapse of time or both:

(i)	a breach or violation of, or a default under, the Organizational Documents of the Company or of any of its Subsidiaries;
(ii)	a contravention, breach, violation or default under any Law applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets; or

(iii)

a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien (other than any Permitted Lien and other than a Lien created in connection with any action taken by Purchaser or any of its Affiliates) on any of the assets or property of the Company or any of its Subsidiaries pursuant to, any Company Material Contract binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transaction) compliance with the matters referred to in Section (5), under any Law to which the Company or any of its Subsidiaries is subject; or

except, in the case of the foregoing, for any such breach, violation, termination, default, creation, acceleration or change that would not have a Material Adverse Effect on the Company or its Subsidiaries, or would not, individually or in the aggregate, reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Transaction.

(6)

Securities Laws. The Company is a “reporting issuer” in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador and is not on the list of reporting issuers in default under the Securities Laws of such provinces. The Company’s Subordinate Voting Shares are listed for trading on the CSE and the OTCQX and are not listed for trading on any other securities exchange as a result of any application made by the Company. To the Company’s Knowledge, the Company is not subject to any continuous or periodic or other disclosure requirements under any securities Laws other than the Securities Laws. None of the Company’s Subsidiaries is subject to any continuous or periodic, or other disclosure requirements under any Securities Laws or securities Laws, including, without limitation, the U.S. Securities Laws. To the Company’s Knowledge, the Company is not in default of any material requirements of any Securities Laws or the rules and policies of the CSE. The Company has not taken any action to cease to be a reporting issuer in any province of Canada or to deregister the Subordinate Voting Shares under the rules or policies of the CSE, nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company or the registration of any class of securities of the Company. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company is pending, in effect or, to the Company’s Knowledge, has been threatened, and, to the Company’s Knowledge, the Company is not currently subject to any formal review, enquiry, investigation or other proceeding by any Securities Authority or stock exchange relating to any such order or restriction or otherwise. No director or officer of the Company or any of its Subsidiaries has received any objection from any Securities Authority or stock exchange as to his or her serving in any capacity as director or officer of any reporting issuer in a jurisdiction in Canada or the United States.

(7)

U.S. Securities Laws. The Company Shares are registered under Section 12(g) of the U.S. Exchange Act and the Company has complied in all material respects with its reporting obligations thereunder. The Company is not an “investment company” (as defined in the

United States Investment Company Act of 1940, as amended) registered or required to be registered under the United States Investment Company Act of 1940, as amended.
(8)	Company Public Disclosure Record.
(a)

To the Company’s Knowledge, the Company Public Disclosure Record has been filed or furnished, as applicable, on a timely basis, with the applicable Securities Authorities pursuant to Securities Laws (as applicable) since November 14, 2018. The Company Public Disclosure Record, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of Securities Laws applicable to the Company Public Disclosure Record. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the documents and instruments constituting the Company Public Disclosure Record did not contain any Misrepresentation. There are no outstanding or unresolved comments in comment letters received from staff of any Securities Authority with respect to the Company Public Disclosure Record, and, to the Company’s Knowledge, the Company Public Disclosure Record (other than confidential treatment requests) is not the subject of ongoing review, comment or investigation by any Securities Authority, including the CSE. Neither the Company nor any of its Subsidiaries has filed any confidential material change report or equivalent which at the date of this Agreement remains confidential.

(b)

The documents and information comprising the Company Public Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects, and all documents to be filed by or on behalf of the Company on SEDAR or EDGAR following the date of this Agreement until the Effective Time will be in compliance in all material respects, with applicable Securities Laws (as applicable) and, where applicable, the rules and policies of the CSE, and did not, and will not, contain any Misrepresentation and such documents collectively constitute full, true and plain disclosure of all material facts relating to the Company up until the Effective Time. The Company has timely filed, and until the Effective Time will timely file, all forms, reports, statements, and documents, including financial statements and management’s discussion and analysis, required to be filed by the Company under applicable Securities Laws (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of NI 51-102 – Continuous Disclosure Obligations) and the rules and policies of the CSE.

(9)	Financial Statements.
(a)

The Company Financial Statements: (A) were prepared in accordance with U.S. GAAP (to the extent required) consistently applied throughout the periods involved and comply as to form in all material respects with applicable Laws (except (a) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements in the related report of the Company’s independent auditors, or (b) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable Law in the unaudited statements); (B) fairly present, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries for the respective periods covered by such financial statements; and (C) reflect reserves required by U.S. GAAP (to the extent required) in respect of all material contingent liabilities, if any, of the Company on a consolidated basis.

(b)

There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Company or any of its Subsidiaries with unconsolidated entities or other Persons.

(c)

The financial books, records and accounts of the Company and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with U.S. GAAP (to the extent required), (B) are stated in reasonable detail, (C) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its Subsidiaries, and (D) accurately and fairly reflect the basis for the Company Financial Statements.

(d)

The Company’s auditors since November 14, 2018 were and are independent in respect of the Company within the meaning of the rules of professional conduct applicable to auditors in Canada and the PCAOB (to the extent required).

(e)

There has not ever been any “reportable event” (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations and within the meaning of U.S. Exchange Act) with the Company’s auditors.

(f)

Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor or internal accountant of the Company or any of its Subsidiaries has in the past three (3) years received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices that are inconsistent with U.S. GAAP (to the extent applicable) or standard industry practice.

(10)

Internal Controls and Financial Reporting. Since November 14, 2018, the Company has established and maintains disclosure controls and procedures (as such term is defined in NI 52-109 and under U.S. Exchange Act (to the extent applicable)) to provide reasonable assurance that: (i) material information relating to the Company is made known to the Company’s management, including its chief financial officer and chief executive officer, particularly during the periods in which the Company’s interim filings and annual filings (as such terms are defined in NI 52-109) are being prepared; and (ii) information required to be disclosed by the Company in such annual or interim filings or other reports filed or submitted by it under Canadian Securities Laws and the U.S. Exchange Act (to the extent applicable), is recorded, processed, summarized and reported within the time periods specified under Canadian Securities Laws and the U.S. Exchange Act (to the extent applicable). Since November 14, 2018, the Company has established and maintains a system of internal control over financial reporting (as such term is defined in NI 52-109 and under the U.S. Exchange Act (to the extent required), with full exemptions available to “emerging growth companies” under such laws) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP (to the extent applicable). Based on: (i) the Company’s most recent evaluation of internal controls prior to the date hereof, there is no material weakness (as such term is defined in NI 52-109 and under the U.S. Exchange Act) relating to the design, implementation or maintenance of the Company’s internal control over financial reporting; and (ii) the Company’s most recent annual evaluation of internal controls prior to the date hereof, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company.

(11)

Suppliers and Distributors. No material supplier, distributor, customer or service provider of the Company or its Subsidiaries has notified the Company or any of its Subsidiaries in writing, and to the Company’s Knowledge, there is no reason to believe, that any such material supplier, distributor, customer or service provider will not continue dealing with the Company or its Subsidiaries on substantially the same terms as presently conducted following closing of the Transaction, subject to changes in pricing and volume in the Ordinary Course.

(12)

Restrictions on Business Activities. Excluding matters related to the proposed Arrangement and the Transaction, there is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of the Company or any of its Subsidiaries or affiliates, any acquisition of property by the Company or any of its Subsidiaries or affiliates, or the conduct of business by the Company or any of its Subsidiaries or affiliates, as currently conducted (including following the transactions contemplated by this Agreement).

(13)	Absence of Certain Changes. Since December 31, 2020, excluding matters related to the proposed Arrangement and the Transaction:
(a)	the Company and its Subsidiaries have materially conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the Ordinary Course;
(b)	there has not been any acquisition or sale by the Company or its Subsidiaries of any material property or assets;
(c)

there has not been any event, circumstance, occurrence, development or change in the operations, financial condition, properties, assets, liabilities, business, prospects or results of the Company or its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect in respect of the Company or its Subsidiaries or prevent the Arrangement or consummation of the Transaction contemplated herein;
(d)

there has not been any change in the accounting practices used by the Company or any of its Subsidiaries, other than any change implemented in accordance with changes to U.S. GAAP that are then in force and effect;

(e)

there has not been any material increase in or modification of the compensation (whether base compensation or incentive compensation) payable to or to become payable by the Company or its Subsidiaries to any of their respective directors or senior officers, or any grant to any such director or senior officer of any material increase in severance, change in control or termination pay or any material increase or modification of any Company Plan (including the grant of Company Options or Company RSUs) made to, for, or with any such director or senior officer;

(f)

neither the Company nor any of its Subsidiaries has entered into or modified, or agreed to enter into or modify (i) any employment agreement or other Contract with any current or prospective Company Employee, or (ii) any collective bargaining agreement or any other Contract with any union or other labour organization representing or purporting to represent any Company Employees or other service providers engaged by the Company or any of its Subsidiaries;

(g)

there has not been any redemption, repurchase or other acquisition of Company Shares by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the Company Shares;

(h)	the Company has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Company Shares;
(i)	there has not been any entering into, or amendment of any material terms of, any Company Material Contract, other than in the Ordinary Course; and
(j)

there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in the Company’s or its Subsidiaries’ audited financial statements, other than the settlement of claims or liabilities incurred in the Ordinary Course.

(14)	Litigation and Liabilities.
(a)

Excluding matters related to the proposed Arrangement and the Transaction, (i) there are no civil, quasi-criminal, criminal or administrative Actions, investigations, claims or other proceedings, outstanding or to the Company’s Knowledge, pending or threatened, against the Company or any of its Subsidiaries, and (ii) to the Company’s Knowledge, no event has occurred in the past three (3) years, and no state of fact exists, which would reasonably be expected to give rise to any such Action, investigation, claim or other proceeding, which, with respect to either of items (i) or (ii) of this Section 14(a), if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company.
(b)

The Company and its Subsidiaries have no outstanding indebtedness, liabilities or obligations, whether accrued, absolute, contingent or otherwise, and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those specifically identified in the Company Financial Statements contained in the Company Public Disclosure Record, which relate to the proposed Arrangement or those incurred in the Ordinary Course and which are not material since the date of the most recent financial statements of the Company contained in the Public Disclosure Record.

(c)

Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that restricts in any material respect the manner in which the Company and its Subsidiaries conduct their respective businesses, other than any such judgment, order, writ, injunction, decree or award to which it becomes subject after the date of this Agreement and relating to this Agreement or the Transaction.

(15)	Employees.
(a)

Section (15)(a) of the Company Disclosure Letter lists all the Company Employees and independent contractors of the Company who are receiving remuneration for work or services provided to the Company or its Subsidiaries as of the date of this Agreement and, in the case of Employees of the Company, identified by their ID and not name, lists the employer, position, status, hire date, location of employment of each Employee by state and, in the case of the independent contractors, the agency name, GL code, employee name (where available) and HHR contact (as applicable).

(b)

Each independent contractor of the Company is and, since December 31, 2019, has been properly classified as an independent contractor and neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity or any such independent contractor (or anyone else on such independent contractor’s behalf) disputing such classification.

(c)

None of the Company nor any of its Subsidiaries is party to or bound by any Contract with any Company Employee that includes any termination, length of notice, pay in lieu of notice, severance, job security, change-in-control payment, retention bonus, or similar provisions (other than such as results by Law from the employment of an employee without an agreement as to notice or severance).

(d)

Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transaction could, either alone or in combination with another event: (i) entitle any current or former Company Employee to any bonus, change of control payment, retention payment or severance payment or any material increase in pay or benefits; or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee.
(e)

To the Company’s Knowledge, all employees, agents, contractors and other service providers of the Company and its Subsidiaries are legally authorized to work or provide services, as the case may be in relation to the Company or its Subsidiaries, in the United States or other jurisdiction in which they are working or providing services, as the case may be in relation to the Company or its Subsidiaries. The Company and its Subsidiaries have properly completed all reporting and verification requirements pursuant to, and have otherwise substantially complied with, all Laws relating to immigration control for all of their employees, agents and contractors. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity that the Company or such Subsidiary is in violation of any Law pertaining to immigration control or that any current or former employee, agent, contractor, or other service provider of the Company or any of its Subsidiaries is or was not legally authorized to be employed in the jurisdiction in which they are providing services and there is no pending, or to the Knowledge of the Company threatened, charge or complaint under any Laws related to immigration control against the Company or any of its Subsidiaries.

(16)	Employee Benefits.
(a)

Section (16)(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material written Company Plan (whether material as to liability to the Company and/or any of its Subsidiaries, or material as to the number of employees covered by such Company Plan). With respect to each Company Plan set forth in Section (16)(a) of the Company Disclosure Letter, the Company has made available to the Purchaser, to the extent applicable:

(i)	the current Company Plan documents and trust documents or other funding mechanisms (including insurance contracts and group annuity contracts, if applicable);
(ii)	the three most recent annual reports (Form Series 5500 and all schedules and financial statements thereto), if any, required under ERISA or the Code in connection with the Company Plan;
(iii)

if the Company Plan is funded, the most recent annual and periodic accounting of the Company Plan assets, financial statements, and actuarial reports (if applicable), to the extent not included in the Form 5500;

(iv)	the current summary plan description and, if applicable, summary of material modifications;
(v)	any individual agreement between the Company and any employee or other individual relating to such Company Plan (providing rights to such employee or individual other than as set forth in the terms of such Company Plan);
(vi)	all current written administrative services agreements and insurance contracts relating to each Company Plan and any professional employer organization (“PEO”) or employee leasing agreements;
(vii)	discrimination testing data and results for the three most recently completed plan years if the Company Plan that is intended to be qualified under Section 401(a) of the Code;
(viii)

the most recent determination, opinion, notification or advisory letters issued by the Internal Revenue Service with respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code;

(ix)	copies of all filings submitted to the Internal Revenue Service by the Company pursuant to Section 4980H of the Code;
(x)	all pending applications for rulings, determinations, opinions, no action letters and similar or related matters filed with any Regulatory Authority with respect to any Company Plan; and
(xi)

all material correspondence and/or notifications to or from any governmental agency or administrative service relating to any Company Plan within the last three years and all closing letters, audit finding letters, revenue agent findings and other similar or related documents.

(b)

Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective favorable determination letter or, if applicable, can rely upon an opinion letter from the U.S. Internal Revenue Service as to the qualification of the master, volume submitter, or prototype plan on which it is based, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect such qualification. No Company Plan requires the approval of, nor is regulated by, any Regulatory Authority outside of the United States.

(c)	No Company Plan is subject to Title IV of ERISA or Section 412 of the Code and the Company and its ERISA Affiliates have no other Liability under Title IV of ERISA.
(d)

No Company Plan is a “Multiemployer Plan” and no employer other than the Company or an ERISA Affiliate is permitted to participate or participates in any Company Plan. No leased employees (as defined in Section 414(n) of the Code), independent contractors or other individuals who are not classified as common law employees of the Company (or co-employees of the Company and a PEO) are eligible for, or participate in, any Company Plan.

(e)	With respect to each Company Plan:
(i)

(A) all contributions, premiums, fees or charges due and owing to or in respect of the Company Plan have been paid in accordance with the terms of the Company Plan and applicable Law; (B) all such payments accrued to date as Liabilities on the Company’s financial statements which have not been paid have been and are properly recorded on the Company’s books; and (C) no Taxes, penalties or fees are owing in connection with the Company Plan, other than any tax withholding obligations in the Ordinary Course or fees in accordance with agreements with vendors;

(ii)

the Company Plan has at all times, and no Regulatory Authority has given notice or alleged in writing to the Company (or, to the Company’s Knowledge, has otherwise alleged) that the Company Plan has not, been operated in material compliance with ERISA, the Code, all other applicable Laws (including all reporting and disclosure requirements thereunder) and the terms of the Company Plan;

(iii)

the Company does not have any material Liabilities thereunder other than claims for benefits in accordance with the terms of the Company Plan and other contributions, premiums, Taxes, fees and expenses arising in the Ordinary Course in connection with the Company Plan; and

(iv)

there are no pending, nor has the Company received written notice of any threatened (or, to the Knowledge of the Company, any other threatened), Actions other than ordinary and usual claims for benefits thereunder.

(f)

The Company has not sponsored, maintained or contributed to any Company Plan or Contract that promises or provides medical, health, life or other welfare benefits to retirees or former employees of the Company, except for any such Company Plan that provides such coverage solely as required by COBRA or any comparable state statute requiring continuing health care coverage.

(g)

No action or omission of the Company or any of its directors, officers, employees, or agents in any way restricts, impairs or prohibits the Purchaser or the Company, or any successor from amending, merging or terminating any Company Plan in accordance with the express terms of the Company Plan and applicable Law. Except as required by applicable Law or the terms of any individual agreement issued under a Company Plan, no such amendment, merger or termination is subject to the consent or other approval of any employee of the Company.

(h)	The Company has not:
(i)	made or committed to make any material increase in contributions or benefits under any Company Plan that would become effective either on or after the date of this Agreement; or

(ii)

established or contributed to, is required to contribute to or has or could have any Liability with respect to any “voluntary employee beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of Section 419A of the Code or “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(i)

With respect to any Company Plan under which participants are entitled to direct the investment of their benefits, the Company Plan’s administrator has never failed to cause the directions of any participant given in the manner prescribed by the Company Plan to be carried out. The administrator of each Company Plan intended to be subject to the provisions of Section 404(c) of ERISA relating to the protection of Company Plan fiduciaries from liability for losses resulting from a participant’s investment directions has, to the Knowledge of the Company, complied in all material respects with the provisions of ERISA so as to afford such protection to the Company Plan’s fiduciaries.

(j)

There are no facts or circumstances that could, directly or indirectly, reasonably be expected to subject the Company to any (i) excise tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other liabilities arising under Section 502 of ERISA with respect to any Company Plan.

(k)	The Company is not subject to material employer shared responsibility payments under Section 4980H of the Code.
(l)

Neither the execution of this Agreement nor the consummation of the Transaction will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan or Contract that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company.

(17)	Labor Matters.
(a)

(i) neither the Company nor any of its Subsidiaries is or, in the past three (3) years, has been a party to any collective bargaining agreement or other agreement with a labor union or like organization; (ii) there are no unions, or any other similar labor organizations representing any Company Employees or any of its Subsidiaries; (iii) the Company is under no obligation under any Laws or labor agreement to provide notice to any unions, or any other similar labor organizations representing Company Employees or other service providers to the Company or any of its Subsidiaries prior to the execution, delivery and performance of this Agreement by the Company or the consummation of the Transaction; and (iv) to the Company’s Knowledge, there are no activities or proceedings by any individual or group of individuals, including representatives of any work councils, labor organizations or labor unions or like organizations, to organize any Company Employees reasonably likely to lead to a union contract or labor peace agreement.
(b)

Neither the Company nor any of its Subsidiaries is engaged in any negotiations with respect to any collective bargaining or union agreement. To the Company’s Knowledge, there is no actual or threatened application for certification of any bargaining unit of any current or former employee of the Company or any of its Subsidiaries.

(c)

Except as would not be reasonably expected to result in any material liability to the Company or any of its Subsidiaries, each of the Company and its Subsidiaries is and has for the past three (3) years been in compliance with all applicable Laws respecting labor, employment and employment practices, including Laws establishing requirements for employee human rights, immigration, pay equity, employee privacy, occupational safety and health, equal employment opportunities and practices, prohibition of employee discrimination, harassment, and retaliation, reasonable accommodation, and disability rights or benefits, child labor, workers’ compensation, leaves of absence and unemployment insurance. Except as would not be reasonably expected to result in any material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has, and could not reasonably be expected to have, any actual liability as a joint employer with any other Person, including for any alleged violations of any applicable Laws related to employees.

(d)

Except as would not be reasonably expected to result in any material liability to the Company or any of its Subsidiaries, all obligations of the Company and its Subsidiaries due for any Company Employee compensation or remuneration (including salary, bonuses, commissions, overtime pay, vacation pay, and termination or severance pay) have been paid or, if unpaid, are accrued and reflected in the books and records of the Company and its Subsidiaries. Except as would not be reasonably expected to result in any material liability to the Company or any of its Subsidiaries, each of the Company and its Subsidiaries is in compliance with all written agreements with current and former Company Employees.

(e)

Except as would not be reasonably expected to result in any material liability to the Company or any of its Subsidiaries, there are, to the Company’s Knowledge, no: (i) outstanding assessments, penalties, fines, liens, charges, surcharges or other amounts due or owing under Law in relation to Company Employees; or (ii) outstanding orders under applicable occupational health and safety legislation or workers’ compensation legislation in relation to Company Employees or Company Assets.

(f)

To the Company’s Knowledge, there is no pending or threatened labor strike, dispute, lock-out work slowdown or any other industrial dispute (by or in respect of the Company’s or any of its Subsidiaries’ employees or other service providers, as the case may be) that will result in a work stoppage against the Company or any of its Subsidiaries.

(g)

Except as would not be reasonably expected to result in any material liability to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice in the past three (3) years, and no unfair labor practice complaint, grievance or arbitration proceeding is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.

(h)

Except as would not be reasonably expected to result in any material liability to the Company or any of its Subsidiaries, there are no claims, complaints, investigations, orders, audits or proceedings outstanding or, to the Company’s Knowledge, pending or threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former Company Employee, any applicant for employment, any independent contractor or other service provider to the Company or any Subsidiary, or Governmental Entity, or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, unfair labor practices, harassment, retaliation, equal pay, wages and hours, work conditions, privacy, health and safety, overtime compensation, unemployment insurance, workers’ compensation insurance, or any other employment related matter, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment or services relationship nor have there been any requests of or notifications related to any such Legal Proceedings, including any audits or investigations, from any Governmental Entity.

(18)	Compliance with Laws; Cannabis Licenses.
(a)

The Company and each of its Subsidiaries is, and has been, in compliance in all material respects with all applicable Law, other than Cannabis Laws, and other than acts of non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect in respect of the Company. To the Company’s Knowledge, and excluding matters related to the proposed Arrangement and the Transaction, no investigation, review, deficiency notice, notice of non-compliance or enforcement proceeding by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, except for such investigations, reviews, deficiency notices, notices of non-compliance or enforcement proceedings the outcome of which would not be material to the Company and its Subsidiaries (taken as a whole) or prevent the consummation of the Transaction.

(b)

Each of the Company and its Subsidiaries has obtained and is in material compliance with all Cannabis Licenses. The operation of the business of the Company and its Subsidiaries as presently conducted is not, and has not been, in material violation of, nor is the Company or its Subsidiaries in material default or violation under, any Cannabis License, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation of any material term, condition or provision of any Cannabis License, and to the Company’s Knowledge, no Person has threatened to revoke, amend, suspend, cancel, modify, not renew or impose any condition in respect of, or to the Company’s Knowledge, commenced proceedings to revoke, amend, suspend, cancel, modify, not renew or impose conditions in respect of, any Cannabis License.
(c)

Except for ordinary course inquiries by Regulatory Authorities, no Regulatory Authority is presently alleging or asserting, or, to the Company’s Knowledge, threatening to allege or assert, material non-compliance with any applicable legal requirement or registration in respect of the Company’s products.

(d)

Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Entity alleging a defect or claim in respect of any products grown, manufactured, processed, supplied or sold by the Company or any of its Subsidiaries to a customer and, to the Company’s Knowledge, there are no circumstances that would give rise to any reports, recalls, public disclosure, announcements or customer communications that are required to be made by the Company or any of its Subsidiaries in respect of any products grown, manufactured, processed, supplied or sold by the Company or any of its Subsidiaries, that are not included in the Company Public Disclosure Record.

(e)

Since November 14, 2018, all product research and development activities, including quality assurance, quality control, testing, and research and analysis activities conducted by the Company and each of its Subsidiaries in connection with their business is or was being conducted, in all material respects, with all industry, laboratory safety and training standards applicable to the Company’s business in such locations at the applicable time periods, and all such processes, procedures, and practices required in connection with such activities in such locations and at such times, are or were being complied with in all material respects.

(f)

To the Company’s Knowledge, since November 14, 2018, all supply, production and processing partners have obtained and are in compliance with all Cannabis Licenses required by the jurisdictions in which they operate to permit them to conduct their business as currently conducted or, to the Company’s Knowledge, proposed to be conducted.

(g)

To the Company’s Knowledge, the Company’s products are currently manufactured, tested, packaged and labeled at facilities which are in material compliance with applicable Laws (other than Cannabis Laws), Applicable Healthcare Laws and such other regulatory requirements applicable to the Company’s products.

(h)

The Company is not a TID US Business, as defined in 31 CFR part 800 (the “CFIUS Regulations”), and does not produce, design, test, manufacture, fabricate, or develop one or more critical technologies, as defined in the CFIUS Regulations.

(19)	Privacy Laws.
(a)	To the Company’s Knowledge, it currently is in compliance with – and to the Company’s Knowledge, for the past three (3) years, the Company has complied at all times, in all material respects, with – all Privacy Laws in connection with the collection, use, protection and disclosure of Personal Information by the Company.
(b)

The Company has had, since March 20, 2019, a website privacy policy governing the collection, use, protection and disclosure of Personal Information by the Company through its website and has collected, used, protected and disclosed such Personal Information in accordance with such policy. Copies of all current and prior website privacy policies have been made available to Purchaser.

(c)

Except as set forth on Disclosure Schedule 19(a), to the Company’s Knowledge, it has at all times provided adequate notice and obtained any necessary consents from individuals required for the processing of Personal Information as conducted by or for the Company.

(d)

The Company currently takes the administrative, technical and physical security measures set forth on Disclosure Schedule 19(d) in an effort to protect all Personal Information in its possession or control against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. The Company  currently takes commercially reasonable steps in the forms set forth on Disclosure Schedule 19(d) to ensure the reliability of its employees that have access to Personal Information, and to ensure that all employees with the right to access such data are either under a written obligation of confidentiality with respect to such data or have been informed of their confidentiality obligations under a customary confidentiality clause in an employee handbook.  Except as set forth on Disclosure Schedule 19(d), to the Company’s Knowledge, there has been no confirmed or reasonably suspected loss or theft of, or unauthorized access to, or use or disclosure of Personal Information in the custody or control of the Company.

(e)

The Company has not received any written complaint from any Person relating to the Company’s collection, use, disclosure and protection of Personal Information and to the Company’s Knowledge, the Company is not the subject of an investigation, audit or inspection carried out by or on behalf of a Governmental Authority, and the Company is not aware of any facts suggesting the likelihood of the foregoing, including without limitation, any breach of security (except as set forth on Disclosure Schedule 19(e)), or receipt of any notices or complaints from any Person regarding any Personal Information. No circumstance has arisen in which Privacy Laws would require the Company or any Subsidiary to notify a Governmental Entity and/or individuals of a data security breach or security incident.

(f)	To the Company’s Knowledge, the Arrangement and the Transaction will not result in a violation of Privacy Laws or the privacy policies of the Company.
(g)

The Company is, and to the Company’s Knowledge for the past three (3) years has been, in material compliance with the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council or by any entity that (i) functions as a card brand, card association, card network, payment processor, acquiring bank, merchant bank or issuing bank and (ii) the Company or any of its Subsidiaries interacts with in the Ordinary Course.

(20)

Products and Inventories. The Inventories: (i) are of a quality in conformity in all material respects with the warranties given by the Company or any of its Subsidiaries pursuant to supply Contracts or any other Contracts to which they are a party, (ii) are of a quality in conformity in all material respects with industry standards, (iii) are not subject to a voluntary recall by the Company or any of its Subsidiaries, by the manufacturer or distributor of the Inventories or any Governmental Entity, and to the Company’s Knowledge, there is no threat of any such recall, (iv) with respect to the portion of the Inventories consisting of finished products, are Saleable, (v) with respect to the portion of the Inventories consisting of raw materials and work-in-progress, is of a quality usable in the production of finished products, and (vi) since November 14, 2018, have been manufactured and produced in accordance, in all material respects with, and meet all material requirements of, applicable Law (other than Cannabis Laws), and meet the material specifications in all Contracts, with customers of the Company relating to the sale of such products, in each case, except to the extent written off or written down to fair market value or for which adequate reserves have been established. All Inventories are owned by the Company free and clear of all Liens other than Permitted Liens, and no Inventories are held on a consignment basis from others. The level of Inventories is consistent with the level of inventories that has been maintained in the operation of the Business prior to the date hereof in accordance with the operation of the Business in the Ordinary Course. Without limiting the generality of this Section (20), all products previously or currently produced, distributed or sold by, and all services provided by, the Company have been produced, packaged, labeled, advertised, distributed and sold (or in the cases of services, provided) in accordance with and meet all material requirements of, applicable Law (other than Cannabis Laws), in all material respects, and meet the material specifications in all Contracts with customers of the Company relating to the sale of such products in the Ordinary Course, (x) there have been no material claims against the Company pursuant to any product warranty or with respect to the production, distribution or sale of defective or inferior products or with respect to any warnings or instructions concerning such products, and (y) there have been no recalls regarding any of the products produced, distributed or sold by the Company or any of its Subsidiaries, and, to the Company’s Knowledge, there are no grounds for any such recall.

(21)	Company Material Contracts.
(a)

Except for this Agreement and except for the Contracts filed as part of the Company Public Disclosure Record, Section (21) of the Company Disclosure Letter sets forth a true and complete list of the following Contracts to which the Company or its Subsidiaries is a party or to which it is bound:

(i)	any Contract that is reasonably likely to require either annual payments to or from the Company and its Subsidiaries of more than $750,000;

(ii)

any partnership, joint venture, strategic alliance, or an arrangement for the sharing of profits or proprietary information or other similar agreement or arrangement that is material to the business of the Company or any of its Subsidiaries and that relates to the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, or sharing of profits or proprietary information material to the business of the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries owns more than a five percent (5%) voting, economic or other membership or partnership interest, or any interest valued at more than $750,000 without regard to percentage voting or economic interest;

(iii)

any Contract (other than solely among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property owned by the Company, in either case, whether incurred, assumed, guaranteed or secured by any asset, in excess of $750,000;

(iv)

any Contract that: (A) limits in any material respect either the type of business in which the Company or any of its Subsidiaries (or, after the Effective Time, the Purchaser or any of its Subsidiaries) may engage or the manner or geographic areas in which any of them may so engage in any business; (B) stipulates covenants of any other Person not to compete with the Company or any of its Subsidiaries (or, after the Effective Time, the Purchaser or any of its Subsidiaries) in any type of business or in any geographical area; (C) could require the disposition of any material assets or line of business of the Company or any of its Subsidiaries or, after the Effective Time, the Purchaser or any of its Subsidiaries; or (D) includes “take or pay” requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person, except as would not be material to the Company and its Subsidiaries (taken as a whole);

(v)	any Contract with a Governmental Entity for a value in excess of $750,000;
(vi)

any Contract containing (A) covenants of the Company or any of its Subsidiaries (or, after the Effective Time, the Purchaser or any of its Subsidiaries) not to solicit or hire any Person with respect to employment or (B) covenants of any other Person not to solicit or hire any Person with respect to employment or (C) covenants of the Company or any of its Subsidiaries (or, after the Effective Time, the Purchaser or any of its Subsidiaries) (other than covenants made in the Ordinary Course) not to disclose confidential or proprietary information of a third party.

(vii)

any Contract between the Company or any of its Subsidiaries, on the one hand, and (A) any current or former director, (B) current or former chairman, chief executive officer, president, secretary, treasurer or any senior vice-president of the Company, (C) any Person beneficially owning one percent or more of the number or the voting power attached to the issued and outstanding Company Shares, on the other hand, or (D) an Affiliate of any such Person listed in clause (A) - (C) above;

(viii)

any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets or businesses;

(ix)

any Contract that gives another Person the right to purchase or license an unlimited quantity or volume of, or enterprise-wide scope of use of, the Company’s products or services (or licenses to the Company that Person’s products or services) for a fixed aggregate price at no additional charge;

(x)

any Contract (other than Company Options or Company RSUs) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $750,000;

(xi)

any Contract for the employment of, or receipt of any services from any Company Employee providing for annual cash base salary or wage or consulting fees (excluding, for the avoidance of doubt, variable compensation) in excess of $750,000;

(xii)	any employment or consulting Contract which provides for change in control entitlements, or active retention payments in connection with a change of control in excess of $750,000;
(xiii)

any Contract with any independent contractors of the Company or any of its Subsidiaries or other Persons that have provided intellectual property or other proprietary information development services to the Company;

(xiv)

any collective bargaining agreement or similar Contract with any labor union, works council, labor organization, economic committee, or other employee representative body applicable to any Company Employee;

(xv)

any Contract that contains a change of control provision that modifies the rights of any party to such Contract or requires consent of a party thereto in connection with the transactions contemplated by the Agreement; and

(xvi)

any Contracts pursuant to which (A) the Company or any of its Subsidiaries is granted by any other Person, or grants to any other Person, any license, sublicense, consent to use, settlement, coexistence agreement, covenant not to sue, waiver, release, or permission, whether written or oral, relating to any Intellectual Property Rights, or that assigns to any Person, or is assigned by any Person, any Intellectual Property Rights (other than shrink wrap agreements for off-the-shelf software), or (B) any research or development activities are conducted with respect to any of the Company or any of its Subsidiaries products and services or any Intellectual Property Rights of the Company or any of its Subsidiaries (each such Contract described in the foregoing clauses (i) through (xv), is referred to herein as a “Company Material Contract”).

(b)

Each of the Company Material Contracts is legal, valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Company’s Knowledge, each other party thereto, and is in full force and effect and is enforceable by the Company or any of its Subsidiaries, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to principles of equity), and, except for Company Material Contracts set forth in Section 21(a)(vii) of the Company Disclosure Letter, is the product of fair and arms’ length negotiations between each of the parties to such Company Material Contracts.

(c)

The Company and each of its Subsidiaries have performed, in all material respects, all respective obligations required to be performed by them to date under the Company Material Contracts of the Company and there is no material default under any such Company Material Contracts by the Company or any of its Subsidiaries, and to the Company’s Knowledge, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or its Subsidiaries, and to the Company’s Knowledge, any other party thereto.

(d)

The Company has not received notice (whether written or oral) that any party to a Company Material Contract of the Company intends to cancel, terminate or otherwise materially modify or not renew its relationship with the Company or any of its Subsidiaries and to the Company’s Knowledge, no such action has been threatened.

(e)

No party to a Company Material Contract is entitled to terminate or amend any material term of such Company Material Contract in connection with or as a result of, or is otherwise entitled to a payment in connection with the Arrangement or the completion of the transactions contemplated by this Agreement.

(f)	Complete and correct copies of each Company Material Contract have been made available to the Purchaser prior to the date hereof.
(22)	Real and Personal Property.
(a)	Section 22(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property (including their street addresses) owned by the

Company or a Subsidiary or which the Company or a Subsidiary hold an ownership interest (the “Owned Real Property”). Except as set forth in Section 22(a) of the Company Disclosure Letter, the Company and its Subsidiaries have good, valid and defensible title to all Owned Real Property owned by the Company or its Subsidiaries, free and clear of all Liens, except Permitted Liens.

(b)

Section 22(b) of the Company Disclosure Letter sets forth a true, correct and complete list of any and all premises which the Company or any Subsidiary occupies as a tenant (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). Section (22)(21) of the Company Disclosure Letter lists all of the Leased Real Property and sets out, in respect of each lease: (i) the municipal address and applicable unit or premises leased; (ii) the date of the lease; (iii) the original and current parties to the lease; (iv) the area of the space subject to each lease; (v) the remaining term and any unexpired options to extend or renew (as applicable); (vi) the rent payable thereunder; (vii) the amount of any prepaid rent (if any), and (viii) the identification of any guarantee or security deposits given in respect of the lease to the extent available.

(c)

The Company and its Subsidiaries have good, valid and marketable title to, and/or a valid and enforceable interest and tenure (whether leasehold, licenced or otherwise) in the Leased Real Property, including in and to the fixtures thereto.

(d)

There are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of the Real Property except in favor of the Company or its Subsidiaries.  There are no Persons in possession of such Real Property except the Company or one of its Subsidiaries.

(e)

The Company and/or its Subsidiaries, as the case may be, enjoys exclusive, peaceful, and quiet possession of the Leased Real Property in accordance with the terms of the lease thereof, is not in default or breach under such lease, and no event has occurred which, after the giving of notice, with lapse of time, or both, would constitute a default or breach by the Company and/or its Subsidiaries. The Company and/or its Subsidiaries, as the case may be, has timely paid all rent and other sums due and payable under the lease(s) for the Leased Real Property.

(f)

Each Real Property is sufficient for the purpose of the business of the Company and/or its Subsidiaries as presently conducted at such Real Property location, and the Company and its Subsidiaries own, lease or licence all personal property as is necessary for them to conduct their business as presently conducted (collectively, the “Personal Property”), and the Company and its Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all of such Personal Property.

(g)

There are no material suits, actions or proceedings pending or, to the Company's Knowledge, threatened against or affecting any of the Real Property or Personal Property before any Governmental Entity.

(h)

There are no pending, or to the Company’s Knowledge, threatened or contemplated condemnation, eminent domain or expropriation proceedings with respect to any of the Real Property, or any part thereof, and none of the Company or any of its Subsidiaries has received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use any Real Property, or any part thereof.

(i)

No Person has any right of first refusal, undertaking or commitment or any right or privilege capable of becoming such, to purchase any of the Real Property (or any portion thereof or interest therein) or any of the material assets owned or leased or otherwise held by the Company or its Subsidiaries, or any part thereof or interest therein, except in connection with the Arrangement.

(j)

The Company has not received any written notice of, and to the Company’s Knowledge, there are no disputes regarding boundaries, easements, covenants or other matters relating to any of the Real Property.

(k)

The current uses of the Real Property are lawful and valid under all applicable Law (other than Cannabis Laws) in all material respects and the Company has received all requisite permissions authorizing such uses. No Real Property is subject to any building or use restriction that would restrict or prevent the business of the Company as currently conducted in the Ordinary Course.  Each Real Property is zoned for its current use, and such current use is in all respects a conforming use.  No Governmental Entity having jurisdiction over the Real Property has issued, or to the Company's knowledge, threatened to issue any notice or order, injunction, judgment, decree, ruling, writ or arbitration award that adversely affects the use or operation of any Real Property.

(l)

To the Company’s Knowledge, all required consents and approvals (including, without limitation, certificates of occupancy) have been obtained in respect of the development of the Real Property and any alteration, extension or other improvement thereof.

(23)

Leased Property. With respect to the Leased Real Property: (i) each lease or sublease for such Leased Real Property constitutes a legal, valid and binding obligation of the Company or any of its Subsidiaries, as the case may be, enforceable against the Company or such Subsidiary, as the case may be, in accordance with its terms and is in full force and effect; (ii) neither the Company nor any of its Subsidiaries, as the case may be, is in breach of or default under any such lease or sublease in any material respect and no event has occurred which, without the giving of notice or lapse of time, or both, would constitute a breach of or default under any such lease or sublease in any material respect; (iii) to the Company’s Knowledge, no counterparty to any such lease or sublease is in default thereunder in any material respect; (iv) the current use of the Leased Real Property complies in all material respects with applicable Law (other than Cannabis Laws) and, without limitation, occupancy permits or certificates have been received from the applicable Governmental Entity with respect to all Leased Real Property; and (v) to the Company’s Knowledge, no third party has repudiated or has the right to terminate or repudiate any lease or sublease of the Company except in accordance with its terms, or with respect to the normal exercise of remedies in connection with any defaults thereunder, or in accordance with any termination rights set out therein.

(24)

Sufficiency of Assets. The Company and its Subsidiaries have valid, good and marketable title to all personal property owned by them, free and clear of all Liens other than Permitted Liens. The assets and property owned, leased or licensed by the Company and its Subsidiaries are sufficient, in all material respects, for conducting the business of the Company as currently conducted in the Ordinary Course.

(25)	No Hedging. Neither the Company nor its Subsidiaries have any foreign currency hedging or commodity hedging arrangements in effect.
(26)

Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect in respect of the Company: (i) to the Company’s Knowledge, the Company and its Subsidiaries have at all times complied in all material respects with all applicable Environmental Laws; (ii) to the Company’s Knowledge, no property (including soils, groundwater, surface water, buildings or other structures) owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substance in a manner that would reasonably be expected to result in liability other than at sites for which existing reserves and/or indemnification will fully address all future costs; (iii) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property other than at sites for which existing reserves and/or indemnification recoveries will cover all future costs; (iv) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity obligation or other agreement with any third party relating to liability or obligations relating to any Environmental Law; (vi) to the Company’s Knowledge, there are no other circumstances or conditions concerning the Company or any of its Subsidiaries that would reasonably be expected to result in any claim, liability, investigation or capital expenditure not otherwise fully covered by existing reserves and/or indemnification recoveries; (vii) no written environmental reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or, to the Company’s Knowledge, previously owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of the Company and its Subsidiaries and, to the Company’s Knowledge, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business; (ix) the Company has not treated, stored, recycled, or disposed of any Hazardous Substance on property owned or operated by the Company or any of its subsidiaries in a manner not in compliance with Environmental Laws; (x) to the Company’s Knowledge, the Company has not released, and there has been no release by any other Person of, any Hazardous Substance in violation of Environmental Laws at, on or under any property owned or operated by the Company or any of its subsidiaries; (xi) there are no underground storage tanks or landfills, surface impoundments, or disposal areas located on the property owned or operated by the Company or any of its Subsidiaries; (xii) to the Company’s Knowledge, there are no material changes in the status, terms or conditions of any permits granted in relation to Environmental Laws held by the Company or any of its Subsidiaries or any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Entity of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein, or the continuation of the business of the Company or any of its Subsidiaries following the Effective Date; (xiii) neither the Company nor any of its Subsidiaries (i) is a party to any litigation or administrative proceeding, nor to the Company’s Knowledge has any litigation or administrative proceeding been threatened against it or its property or assets, which in either case (1) asserts or alleges that it violated any Environmental Laws, (2) asserts or alleges that it is required to clean up, remove or take remedial or other response action due to the release of any Hazardous Substances, or (3) asserts or alleges that it is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the release of any Hazardous Substances, (ii) has any knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response by it pursuant to applicable Environmental Laws; and (iii) is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and (xiv) the Company and its Subsidiaries have made available to the Purchaser true and complete copies of all material environmental records, audits, assessments, investigation reports, studies, plans, permits, regulatory correspondence and similar information with respect to environmental matters that are in its possession.

(27)	Taxes.
(a)	The Company and each of its Subsidiaries:
(i)

have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects and have been prepared in compliance with applicable Law;

(ii)

have paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, independent contractor, creditor or third party (whether or not shown any tax return); and

(iii)

have charged, collected and remitted in respect of every sale, supply and delivery, all Taxes required under applicable Law, and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as tax exempt, except in each case as would not be material to the Company or its Subsidiaries (taken as a whole). Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except as would not be material to the Company or its Subsidiaries (taken as a whole).

(b)

There are no past, outstanding or, to the Company’s Knowledge, pending, or threatened in writing, audits, examinations, investigations, proposed adjustments, assessments, reassessments, appeals, or other Tax-related proceedings with respect to the Company or any of its Subsidiaries.

(c)

Neither the Company nor its Subsidiaries has acquired property or services from, or disposed of property or provided services to, a Person with whom it does not deal at arm’s length (within the meaning of the Tax Act) for an amount that is other than the fair market value of such property or services, in such circumstances that would result in the Company or its Subsidiaries becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act, or that would require the Company or any of Subsidiaries to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Internal Revenue Code or any comparable provision under state or local Tax laws.

(d)	There are no Liens (other than Permitted Liens) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.
(e)

The Company and each of its Subsidiaries have made adequate and sufficient accruals for material Taxes on the most recent financial statements filed as part of the Company Public Disclosure Record in accordance with U.S. GAAP (to the extent applicable), with respect to any taxable period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing as of the date of the filing of such financial statements.

(f)

The Company has not received any written claim made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g)	The Company is not a non-resident of Canada within the meaning of the Tax Act and is a taxable Canadian corporation within the meaning of the Tax Act.
(h)

Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by the Company and each of its Subsidiaries with respect to all material transactions between the relevant entity and any Person not resident in Canada with whom such entity was not dealing at arm’s length within the meaning of the Tax Act.
(i)

The Company is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and treated as a United States corporation for U.S. federal income tax purposes under Section 7874(b) of the Code.

(j)

Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated, combined, consolidated, unitary or other similar group for Tax purposes (other than a group the parent of which is the Company), or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax law), as a transferee or successor, by contract, pursuant to any law or otherwise.

(k)

Neither the Company for any of its Subsidiaries has (i) been involved in any scheme, arrangement, transaction or series of transactions in which the main purpose of, or one of the main purposes of, was the avoidance, deferral or reduction of Taxes that would otherwise be payable, or the anticipation of the use of Tax credits, incentives, allowances or losses, or (ii) consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder.  Neither the Company nor any of its Subsidiaries has engaged in a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or either Treasury Regulation Section 1.6011-4(b)(1) or Treasury Regulation Section 301.6111-2(b)(1) (or any corresponding or similar provision of state, local or non-U.S. Tax law).

(l)

The Company has disclosed on its Tax Returns any Tax reporting position taken any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign applicable Law.

(m)

Neither the Company nor any of its Subsidiaries will be required to include any income in, or exclude any deduction from, taxable income for any period ending after the Closing Date as a result of any (i) change in accounting method made prior to the Closing, (ii) improper use of accounting method prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (iv) intercompany transaction entered into prior to the Closing, (v) installment sale or open transaction disposition made prior to the Closing, (vi) prepaid amount received or deferred revenue earned prior to the Closing, (vii) election under Section 108(i) of the Code made on or prior to the Closing date, or (viii) application of Section 951, 951A or 965 of the Code to any interest held in a “deferred foreign income corporation” or in a “controlled foreign corporation” (as respectively defined in Sections 965 and 957 of the Code) with respect to income earned or recognized or payments received on or prior to the Closing Date.

(n)

The Company has not been a United States real property holding corporation under Section 897(c)(2) of the Code since November 14, 2018.   Neither the Company nor any of its Subsidiaries (i) is a party to or bound by, or has any obligation or liability under, any Tax sharing, Tax indemnity, Tax allocation or similar contract or agreement (other than between the Company and its Subsidiaries or customary commercial contracts entered into in the Ordinary Course and not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)), or (ii) to the Company’s Knowledge, is a party to any joint venture, partnership or other arrangement or contract that is or could reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.

(o)	Neither the Company nor any of its Subsidiaries has received any private letter ruling from the IRS (or any comparable Tax ruling, binding or not on the Company, from any other Governmental Entity).
(p)

The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(q)

Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(28)

Insurance. As of the date hereof, the Company and each of its Subsidiaries are insured by the policies of insurance included in Section (28) of the Company Disclosure Letter, all of which are provided by third party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Company, taken as a whole, except as would not reasonably be expected to have a Material Adverse Effect in respect of the Company. All material insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, no written notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any of the insured parties thereunder. To the Company’s Knowledge, there is no material claim pending under any insurance policy of the Company or its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims.

(29)	Intellectual Property.
(a)	Section (29)(a) of the Company Disclosure Letter sets forth a current, complete and correct list of all: (i) Company Registered Intellectual Property Rights, setting forth for each of the foregoing as applicable, the nature of the right, title or interest held by Company, and the title, application number, filing date (if available), issuance or grant date, jurisdiction, and registration number for each such item of Company Registered Intellectual Property Rights, and setting forth for each domain name registration, the applicable domain name and the expiration date for the registration; and (ii) all common law Trademarks owned by the Company or its Subsidiaries or used by Company or its Subsidiaries in connection with the conduct Company’s business. “Company Registered Intellectual Property Rights” means Intellectual Property Rights that are subject to any current issuance, registration or application by or with any government authority, including the United States Patent and Trademark Office, the United States Copyright Office, or any equivalent foreign patent, trademark, or copyright offices, or an authorized private registrar, in any country or jurisdiction, in each case that are owned or purported to be owned by or filed or applied for by or on behalf of any of the Company or its Subsidiaries. “Company Intellectual Property Rights” means all Company Registered Intellectual Property Rights and all other Intellectual Property Rights owned or purported to be owned by, the Company or its Subsidiaries. “Intellectual Property Rights” means any and all intellectual property and industrial property, and all related rights, interests, and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, all registrations, applications for registration, and renewals of such rights, and the goodwill connected with the use of and symbolized by any of the foregoing, including any and all: patents (including all reissues, divisionals, continuations, continuations-in-part and extensions thereof), provisional patent applications, trademarks, service marks, trade names, or similar indicia of source of origin, copyrights and works of authorship (whether or not copyrightable), Trade Secrets, proprietary and non-public business information, confidential information, know-how, methods, processes, techniques, designs, inventions, technology, technical data, schematics, recipes, formulae, formulations, customer lists, websites and domain names, uniform resource locators and other names and locators associated with the Internet, and rights in social networking names, pages and tags, and associated web addresses, URLs, websites and web pages, and all content and data thereon and relating thereto, and all other intellectual property rights including design rights (whether or not appropriate steps have been taken to protect such rights under applicable law), and with respect to the each of the foregoing, the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing, together with all royalties, fees, income, payments, and other proceeds now or hereafter due or payable to a Party or its Subsidiaries and any claims, causes of action or rights to sue for and remedies against past, present and future infringements of any of the foregoing, whether accruing before, on, or after the date hereof. Each item of the Company Registered Intellectual Property Rights is subsisting, in good standing, and unexpired, and have not been abandoned or cancelled. There are no facts, information, or circumstances (including any facts or information that would constitute prior art) that would render any of the Company Registered Intellectual Property Rights invalid or unenforceable, or would preclude the issuance of or otherwise affect any pending application for any Company Registered Intellectual Property Rights. Such

Company Registered Intellectual Property Rights have been prosecuted in good faith. Neither the Company nor any of its Subsidiaries has taken any actions that would result in any patent included in the Company Registered Intellectual Property Rights being invalid, including any disclosure, publication or sale of the invention more than one (1) year prior to the priority date of the applicable Patent application. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect in respect of the Company, the Company or one of its Subsidiaries owns all rights, title and interests in or possesses sufficient and legally enforceable licenses or other rights to all Intellectual Property Rights necessary and sufficient for the conduct of the business and operations of the Company as currently conducted, free and clear of Liens. Neither the Company nor any Subsidiary jointly owns any right, title or interest with any other Person of any Company Intellectual Property Rights.

(b)	To the Company’s Knowledge, all of the Company Registered Intellectual Property Rights are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company.
(c)

To the Company’s Knowledge, all of the Company Registered Intellectual Property Rights are valid, enforceable, subsisting and in full force and effect. The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial, and with respect to the Registered Intellectual Property Rights, record, owner of all right, title and interest in and to the Company’s Intellectual Property Rights, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Registered Intellectual Property Rights have been validly executed, delivered, and filed with the relevant governmental authorities and authorized registrars.

(d)

To the Company’s Knowledge, the conduct of the business of the Company, as formerly and currently carried on and proposed to be carried on, and the products, processes, and services of the business, have not, and will not, infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person. The Company has not received written or oral notice of any such infringement, misappropriation or violation. To the Company’s Knowledge, no Person is infringing, misappropriating or violating the Intellectual Property Rights owned by the Company or any of its Subsidiaries, and reasonable investigations are conducted by the Company on a regular basis to ensure that there is no infringement, misappropriation or violation of the Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(e)

The Company has taken commercially reasonable steps to protect its Intellectual Property Rights, in each case in accordance with standard industry practice. The Company Intellectual Property Rights have not been developed with the assistance or use of any funding from third parties or third party agencies.

(f)

The Company is not a party to or bound by any Company Material Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects: (i) any of the Intellectual Property Rights owned by it or any of its Subsidiaries or (ii) any of the Intellectual Property Rights, licensed to or used by it or any of its Subsidiaries, the loss of which would have a Material Adverse Effect in respect of the Company. The Company has not granted to any Person (other than consultants solely for the purpose of providing services to the Company or a Subsidiary) any right, license or permission to use all or any portion of, or otherwise encumbered any of its rights in, or to, any of the Intellectual Property Rights owned by, licensed to or used by the Company. The Company is not obligated to pay any royalties, fees or other compensation to any Person in respect of its ownership, use or license of any Intellectual Property Rights.

(g)

The transactions contemplated by this Agreement and the Arrangement Resolution and the continued operation of the Company in the same manner in which it is currently carried on will not violate or breach the terms of any Intellectual Property Rights license or entitle any other party to any such Intellectual Property Rights license to terminate or modify it, or otherwise adversely affect the Company’s rights under it. Immediately following the Closing, all Company Intellectual Property Rights will be owned or available for use by Purchaser on identical terms as they were owned or available for use by Company immediately prior to the Closing.

(h)

To the Company’s Knowledge, no material confidential information of the Company or its Subsidiaries has been disclosed by the Company or any of its Subsidiaries to any third party other than pursuant to a confidentiality agreement pursuant to which such third party agrees to protect such confidential information.

(i)

The Company has taken reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets. Any disclosures of Trade Secrets have been made under a valid and enforceable written agreement which includes contractual provisions to protect unauthorized disclosure and use of the Trade Secret. Neither the Company nor any Subsidiary has received any notice from any Person that there has been an unauthorized use or disclosure of any Trade Secrets included in the Intellectual Property Rights owned or purported to be owned by, or licensed to, the Company or any of its Subsidiaries. No Trade Secret is currently subject to any adverse Action or has been challenged or to the Company’s knowledge, threatened in any way. No Trade Secrets are co-owned or jointly-owned with any Person. To the Company’s knowledge, no confidential or proprietary information owned by any Person (other than the Company, its directors, officers or employees) has been incorporated into any Trade Secret. No Trade Secret is the subject of any escrow or similar arrangement which may provide the release of such Trade Secrets to Persons other than the Company under any conditions.

(j)

All current and former employees, consultants and independent contractors of the Company or any of its Subsidiaries, including those who are or were involved in, or who have contributed to, the creation or development of any Company Intellectual Property Rights, have executed and delivered to the Company or any Subsidiary a valid, binding, enforceable written agreement (containing no exceptions to or exclusions from the scope of its coverage) regarding the protection of proprietary information and the irrevocable present assignment to the Company (or that otherwise provides for a valid, binding, enforceable assignment under the laws of the applicable jurisdiction) of all right, title and interest in such Company Intellectual Property Rights. Each such agreement is substantially identical to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously delivered by the Company to Purchaser. To the Company’s Knowledge, no current or former employee, consultant or independent contractor is in violation of any term of any such agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with Company.

(30)	Related Party Transactions.
(a)

Except for compensation or other employment arrangements, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and (i) any past or present director, (ii) ay past or present chairman, chief executive officer, president, secretary, treasurer or any senior vice-president of the Company, (iii) any Person beneficially owning five percent or more of the number or the voting power attached to the outstanding Company Shares, on the other hand, or (iv) any Affiliate of such Persons listed in clause (i) - (iii) above.

(b)

Neither the Company nor any of its Subsidiaries is indebted to any past or present director, officer, employee or agent of, or independent contractor to, the Company or any of its Subsidiaries (except for amounts due in the Ordinary Course, including salaries, bonuses, director’s fees, amounts owing under any contracting agreement with any such independent contractor or the reimbursement of expenses).

(31)

Brokers and Finders. Other than fees payable to the Financial Advisors as set out in Section (31) of the Company Disclosure Letter, none of the Company, any of its Subsidiaries nor any of their respective officers, directors or employees (in their respective capacities as officers, directors or employees) has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees in connection with the Transaction payable or owed by the Company. The Company has made true and complete disclosure to the Purchaser of all fees, commissions or other payments that may be incurred pursuant to such engagements or that may otherwise be payable to the Financial Advisors by the Company.

(32)

Opinion of Financial Advisors. The Board has received the Fairness Opinions and confirmation from the Financial Advisors that the Consideration to be received by Company Shareholders under the Arrangement is fair, from a financial point of view, to the Company Shareholders (other than the Purchaser and its Affiliates).

(33)	Anti-Corruption.
(a)

Neither the Company nor any of its Subsidiaries have, nor to the Company’s Knowledge, have any of its or their respective directors, executives, officers, representatives, agents or employees: (i) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal or failed to disclose fully any contribution, in violation of any Law; (ii) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect; (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(b)

The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable Money Laundering Laws (other than Cannabis Laws) and no action, suit or proceeding by or before any court of governmental authority or any arbitrator non-Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending, or to the Company’s Knowledge, threatened.

(c)

Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee, affiliate or other Person acting on behalf of the Company or any of its Subsidiaries is currently the subject or target of any United States sanctions administered or enforced by Office of Foreign Assets Control (“OFAC”) and the Company has not lent, contributed or otherwise made available, directly or indirectly, any funds to any of its Subsidiaries, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

(33)

Company Minute Books. The minute books of the Company and the minute books of each of its Subsidiaries contain true, correct and, in all material respects, complete records of all meetings and accurately reflect, in all material respects, all corporate action of the shareholders and board of directors (including committees thereof) of the Company and its Subsidiaries, including all issuances of shares, all grants of options, and all appointments and elections of directors.

Schedule “D”
Representations and Warranties of the Purchaser

(1)

Organization, Good Standing and Qualification. Each of the Purchaser and its Subsidiaries is a legal entity duly incorporated, continued or amalgamated, as the case may be, and organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, is qualified to do business, is up-to-date in respect of all material corporate filings and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. The Purchaser has made available to the Company prior to the date hereof, complete and correct copies of the Purchaser’s and its Subsidiaries’ Organizational Documents, each as amended to the date hereof, and each as so delivered is in full force and effect. Neither the Purchaser nor any of its Subsidiaries is in material default of the performance, observance or fulfillment of any of the provisions of its respective Organizational Documents. No steps or proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of the Purchaser or any of its Subsidiaries and no board approvals have been given to commence any such proceeding.

(2)	Capital Structure.
(a)

The authorized capital of the Purchaser consists of an unlimited number of Purchaser Subordinate Voting Shares, an unlimited number of multiple voting shares (the “Purchaser Multiple Voting Shares”) and an unlimited number of super voting shares (the “Purchaser Super Voting Shares”). As of April 30, 2021, there were 69,602,985 Purchaser Subordinate Voting Shares and 564,610.96 Purchaser Multiple Voting Shares, issued and outstanding in the capital of the Purchaser. All of the issued and outstanding Purchaser Shares have been duly authorized and are validly issued, fully paid and non-assessable. As of the close of business on the date of this Agreement, the Purchaser has no Purchaser Shares reserved for issuance other than the following: (i) up to ten percent (10%) of the issued and outstanding Purchaser Subordinate Voting Shares on an-as converted basis are issuable and upon the exercise of options granted under the Purchaser’s option plan dated September 21, 2018 (the “Purchaser Option Plan”), with a weighted average exercise price of US$11.72 as of December 31, 2020; (ii) 5,911,561 Purchaser Subordinate Voting Shares are issuable upon the exercise of employee warrants issued by the Purchaser with an exercise price of $6.00 (the “Purchaser Employee Warrants”); and (iii) up to 3,030,000 warrants to purchase Purchaser Subordinate Voting Shares with an exercise price of $17.25 issued pursuant to a warrant indenture dated as of June 18, 2019 between the Purchaser and Odyssey Trust Company, as supplemental warrant indenture dated as of November 6, 2019 between the Purchase and Odyssey Trust Company, and a supplemental warrant indenture dated as of December 10, 2020 between the Purchaser and Odyssey Trust Company (the “Purchaser Debt Warrants”).

(b)

The Purchaser has made available to the Company prior to the date hereof, a complete and correct copy of the Purchaser Option Plan, as amended to the date hereof, and each as so delivered is in full force and effect.

(c)

All Purchaser Options have been issued in compliance with all applicable Laws, including Securities Law, and the terms of the Purchaser Option Plan, and the issuance of the Purchaser Shares under the Purchaser Option Plan has been duly authorized by the board of directors of the Purchaser.

(d)

All Purchaser Broker Warrants have been issued in compliance with all applicable Laws, including Securities Laws, and the issuance of the Purchaser Shares under the Purchaser Broker Warrants has been duly authorized by the board of directors of the Purchaser.

(e)

All Purchaser Warrants have been issued in compliance with all applicable Laws, including Securities Laws, and the issuance of the Purchaser Shares under the Purchaser Warrants has been duly authorized by the board of directors of the Purchaser.

(f)

Except for the Purchaser Options, Purchaser Broker Warrants, Purchaser Warrants, any Purchaser Subordinate Voting Shares issuable upon conversion of the Purchaser Multiple Voting Shares, and any Purchaser Multiple Voting Shares issuable upon the conversion of the Purchaser Super Voting Shares, issued and outstanding on the date of this Agreement, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Purchaser or any of its Subsidiaries to issue or sell any shares or other securities of the Purchaser or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Purchaser or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(g)

Section (2)(g) of the Purchaser Disclosure Letter sets forth: (i) each of the Purchaser’s directly and indirectly owned Subsidiaries and the ownership interest of the Purchaser in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary; and (ii) the Purchaser’s or its Subsidiaries’ shares, equity interest or other direct or indirect ownership interest in any other Person. Except as set out in Section (2)(g) of the Purchaser Disclosure Letter, each of the issued and outstanding shares or other securities of each of the Purchaser’s Subsidiaries is duly authorized, validly issued, fully paid and non-

assessable and beneficially owned by the Purchaser, or a direct or indirect wholly-owned Subsidiary of the Purchaser, free and clear of any Liens (other than Permitted Liens).
(h)

Neither the Purchaser nor its Subsidiaries is subject to any unanimous shareholders’ agreement and is not subject to any shareholder, pooling, voting, voting trust or other similar arrangement or agreement relating to the ownership or voting of any of the securities of the Purchaser or its Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Purchaser or its Subsidiaries, and the Purchaser has not adopted a shareholders’ rights plan or any similar plan or agreement that is currently in force and effect.

(3)

Corporate Authority; Approval. The Purchaser has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction. The execution and delivery of this Agreement and the completion by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by the board of directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery by it of this Agreement or the completion by the Purchaser of the transactions contemplated thereby, including, but not limited to, the vote or approval by the holders of any of the Purchaser’s securities. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(4)

No Vote Required. No vote of the holders of the Purchaser Shares is necessary to adopt this Agreement and otherwise approve and consummate the Arrangement and the other transactions contemplated by this Agreement as set forth herein.

(5)

Issuance of Consideration Shares under the Arrangement. All of the Consideration Shares to be issued pursuant to the Arrangement, upon issuance, shall be validly issued as fully paid and non-assessable, shall be listed and posted for trading on the CSE and shall not be subject to any contractual or other restrictions on transferability or voting, other than (i) other than those that would apply under the U.S. Securities Act in certain circumstances to Persons who are at, or have been within 90 days prior to, the Effective Time, affiliates (as defined by Rule 144 under the U.S. Securities Act) of the Purchaser, and (ii) any restrictions set out in the Lock-up Agreements. All of the Replacement Warrants to be issued pursuant to the Arrangement, upon issuance, shall be validly issued in compliance with all applicable Laws, including Securities Laws, and each such issuance has been duly authorized by the board of directors of the Purchaser.

(6)	Governmental Filings; No Violations; Etc.
(a)

Other than (i) the Required Regulatory Approvals; (ii) filings with the Securities Authorities or the CSE or OTCQX; or (iii) any other notices, reports, filings, waivers, consents, registrations, approvals, permits or authorizations the failure to make or obtain would not reasonably be expected individually or in the aggregate (A) to prevent or significantly impede or materially delay the completion of the Arrangement and Transaction or (B) to have a Material Adverse Effect on the Purchaser; no notices, reports or other filings are required to be made by the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Purchaser from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the Transaction, or in connection with the continuing operation of the business of the Purchaser and its Subsidiaries following the Effective Time.

(b)

The execution, delivery and (subject to obtaining the Required Regulatory Approvals) performance of this Agreement by the Purchaser do not, and the consummation of the Transaction will not, constitute or result in, with or without notice, lapse of time or both:

i.	a breach or violation of, or a default under, the Organizational Documents of the Purchaser or any of its Subsidiaries;
ii.	a contravention, breach, violation or default under any Law applicable to the Purchaser or any of its Subsidiaries, or any of their respective properties or assets; or
iii.

a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets or property of the Purchaser or any of its Subsidiaries pursuant to, any contract binding upon the Purchaser or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Transaction) compliance with the matters referred to in Section (6), under any Law to which the Purchaser or any of its Subsidiaries is subject, except, in the case of the foregoing, for any such breach, violation, termination, default, creation, acceleration or change that would not have a Material Adverse Effect on the Purchaser or its Subsidiaries, or would not, individually or in the aggregate, reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement or the Transaction.

(7)

Securities Law Matters. The Purchaser is a “reporting issuer” under Securities Laws in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador, and in each of the Northwest Territories, Yukon and Nunavut, and is not on the list of reporting issuers in default under the Securities Laws of such provinces or territories. The Purchaser Subordinate Voting Shares are listed and posted for trading on the CSE and the OTCQX and are not listed for trading on any other securities exchange as a result of any application by the Purchaser. The Purchaser is not subject to any continuous or periodic or other disclosure requirements under any securities Laws other than under Canadian Securities

Laws and the U.S. Exchange Act. The Purchaser’s Subsidiaries are not subject to any continuous or periodic, or other disclosure requirements under any Canadian Securities Laws or securities Laws, including, without limitation, the U.S. Exchange Act. to the Purchaser’s Knowledge, the Purchaser is not in default of any material requirements of any Securities Laws or the rules and policies of the CSE. The Purchaser has not taken any action to cease to be a reporting issuer in any province or territory of Canada or to deregister the Purchaser Subordinate Voting Shares under the rules and policies of the CSE, nor has the Purchaser received notification from any Securities Authority seeking to revoke the reporting issuer status of the Purchaser or the registration of any class of securities of the Purchaser. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Purchaser is pending, in effect or, to the Purchaser’s Knowledge, has been threatened, and, to the Purchaser’s Knowledge, the Purchaser is not currently subject to any formal review, enquiry, investigation or other proceeding by any Securities Authority or stock exchange relating to any such order or restriction or otherwise. No director or officer of the Purchaser or any of its Subsidiaries has received any objection from any Securities Authority or stock exchange as to his or her serving in any capacity as director or officer of any reporting issuer in a jurisdiction in Canada or the United States.

(8)

U.S. Securities Laws. The Purchaser Shares are registered under Section 12(g) of the U.S. Exchange Act, and the Purchaser has complied in all material respects with its reporting obligations thereunder. The Purchaser is not an “investment company” (as defined in the United States Investment Company Act of 1940, as amended) registered or required to be registered under the United States Investment Company Act of 1940, as amended.

(9)	Purchaser Public Disclosure Record.
(a)

To the Purchaser’s Knowledge, the Purchaser has filed or furnished, as applicable, on a timely basis, with the applicable Securities Authorities pursuant to Securities Laws, all document and instruments required to be filed or furnished by it under Securities Laws (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations) filed by or on behalf of the Purchaser on the System for Electronic Document Analysis Retrieval (SEDAR) since September 21, 2018 and on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) since February 4, 2021 (the “Purchaser Public Disclosure Record”). The Purchaser Public Disclosure Record, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of Securities Laws applicable to the Purchaser Public Disclosure Record. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the documents and instruments constituting the Purchaser Public Disclosure Record did not contain any Misrepresentation. There are no outstanding or unresolved comments in comment letters received from staff of any Securities Authority with respect to the Purchaser Public Disclosure Record, and, to the Purchaser’s Knowledge, the Purchaser Public Disclosure Record (other than confidential treatment requests) is not the subject of any material ongoing review, comment or investigation by any Securities Authority or any stock exchange. Neither the

Purchaser nor its Subsidiaries has filed any confidential material change report or equivalent which at the date of this Agreement remains confidential.
(b)

The documents and information comprising the Purchaser Public Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects, and all documents to be filed by or on behalf of the Purchaser on SEDAR or EDGAR following the date of this Agreement will be in compliance in all respects, with applicable Securities Laws (as applicable) and, where applicable, the rules and policies of the CSE, and did not, and will not, contain any Misrepresentation, and such documents collectively constitute full, true and plain disclosure of all material facts relating to the Purchaser and its Subsidiary. The Purchaser has timely filed, will timely file, all forms, reports, statements, and documents, including financial statements and management’s discussion and analysis, required to be filed by the Purchaser under applicable Securities Laws (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of NI 51-102 – Continuous Disclosure Obligations) and the rules and policies of the CSE.

(10)	Financial Statements. Except as set out in Section (10) of the Purchaser Disclosure Letter:
(a)

The Purchaser Financial Statements: (A) were prepared in accordance with U.S. GAAP (to the extent required) consistently applied throughout the periods involved and comply as to form in all material respects with applicable Laws (except (a) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements in the related report of the Purchaser’s independent auditors, or (b) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable Law in the unaudited statements); (B) fairly present, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Purchaser and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of the Purchaser and its Subsidiaries for the respective periods covered by such financial statements; and (C) reflect reserves required by U.S. GAAP (to the extent required) in respect of all material contingent liabilities, if any, of the Purchaser on a consolidated basis. Since September 21, 2018, there has been no material change in the Purchaser’s accounting policies, except as described in the Purchaser Financial Statements.

(b)

There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Purchaser or any of its Subsidiaries with unconsolidated entities or other Persons.

(c)

The financial books, records and accounts of the Purchaser and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with U.S. GAAP (to the extent required), (B) are stated in reasonable detail, (C) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Purchaser and its Subsidiaries, and (D) accurately and fairly reflect the basis for the Purchaser Financial Statements.
(d)

The Purchaser’s former and current auditors were and are independent in respect of the Purchaser within the meaning of the rules of professional conduct applicable to auditors in Canada and the PCAOB (to the extent required).

(e)

There has not ever been any “reportable event” (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations and within the meaning of U.S. Exchange Act) with the Purchaser’s auditors.

(f)

Neither the Purchaser nor any of its Subsidiaries nor, to the Purchaser’s Knowledge, any director, officer, employee, auditor or internal accountant of the Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Purchaser or any of its Subsidiaries or their respective internal accounting controls, including that the Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices that are inconsistent with U.S. GAAP (to the extent applicable) or standard industry practice.

(11)

Internal Controls and Financial Reporting. Since September 21, 2018, the Purchaser has established and maintains disclosure controls and procedures (as such term is defined in NI 52-109 and under U.S. Exchange Act (to the extent applicable)) to provide reasonable assurance that: (i) material information relating to the Purchaser is made known to the Purchaser’s management, including its chief financial officer and chief executive officer, particularly during the periods in which the Purchaser’s interim filings and annual filings (as such terms are defined in NI 52-109) are being prepared; and (ii) information required to be disclosed by the Purchaser in such annual or interim filings or other reports filed or submitted by it under Canadian Securities Laws and the U.S. Exchange Act (to the extent applicable), is recorded, processed, summarized and reported within the time periods specified under Canadian Securities Laws and the U.S. Exchange Act (to the extent required). Since September 21, 2018, the Purchaser has established and maintains a system of internal control over financial reporting (as such term is defined in NI 52-109 and under the U.S. Exchange Act), with full exemptions available to “emerging growth companies” under such laws) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP (to the extent required). Based on: (i) the Purchaser’s most recent evaluation of internal controls prior to the date hereof, there is no material weakness (as such term is defined in NI 52-109 and under U.S. Securities Laws) relating to the design, implementation or maintenance of the Purchaser’s internal control over financial reporting; and (ii) the Purchaser’s most recent annual evaluation of internal controls prior to the date hereof, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Purchaser.

(12)

Suppliers and Distributors. No material supplier, distributor, customer or service provider of the Purchaser or its Subsidiaries has notified the Purchaser or any of its Subsidiaries in writing, and to the Purchaser’s Knowledge, there is no reason to believe, that any such material supplier, distributor, customer or service provider will not continue dealing with the Purchaser or its Subsidiaries on substantially the same or similar terms as presently conducted following closing of the Transaction, subject to changes in pricing and volume in the Ordinary Course.

(13)

Absence of Certain Changes. Since December 31, 2020, except as set out in Section (13) of the Purchaser Disclosure Letter, and excluding matters related to the proposed Arrangement and the Transaction:

(a)	the Purchaser and its Subsidiaries have materially conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the Ordinary Course;
(b)	there has not been any acquisition or sale by the Purchaser or its Subsidiaries of any material property or assets;
(c)

there has not been any event, circumstance, occurrence, development or change in the operations, financial condition, properties, assets, liabilities, business, prospects or results of the Purchaser or its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect in respect of the Purchaser or its Subsidiaries or prevent the Arrangement or consummation of the Transaction contemplated herein;

(d)

there has not been any change in the accounting practices used by the Purchaser or any of its Subsidiaries, other than any change implemented in accordance with changes to U.S. GAAP that are then in force and effect;

(e)

there has not been any redemption, repurchase or other acquisition of Purchaser Shares by the Purchaser, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash or otherwise) with respect to the Purchaser Shares;

(f)	the Purchaser has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Purchaser Shares
(g)	there has not been any entering into, or amendment of any material terms of, any Purchaser Material Contract, other than in the Ordinary Course; and
(h)

there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in the Purchaser’s or its Subsidiaries’ audited financial statements, other than the settlement of claims or liabilities incurred in the Ordinary Course.

(14)	Litigation and Liabilities.
(a)

Except as disclosed in the Purchaser Public Disclosure Record and excluding matters related to the proposed Arrangement and the Transaction, (i) there are no civil, quasi-criminal, criminal or administrative Actions, investigations, claims or other proceedings, outstanding or to the Purchaser’s Knowledge, pending or threatened, against the Purchaser or its Subsidiaries, and (ii) to the Purchaser’s Knowledge, no event has occurred or state of fact exists, which would reasonably be expected to give rise to any such Action, investigation, claim or other proceeding against the Purchaser or its Subsidiaries, which, with respect to either of items (i) or (ii) of this Section 14(a), if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Purchaser.

(b)

The Purchaser and its Subsidiaries have no outstanding indebtedness, liabilities or obligations, whether accrued, absolute, contingent or otherwise, and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those specifically identified in the Purchaser Financial Statements contained in the Purchaser Public Disclosure Record, which relate to the proposed Arrangement or those incurred in the Ordinary Course and which are not material since the date of the most recent financial statements of the Purchaser contained in the Public Disclosure Record.

(c)

Neither the Purchaser nor its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that restricts in any material respect the manner in which the Purchaser and its Subsidiaries conduct their respective businesses, other than any such judgment, order, writ, injunction, decree or award to which it becomes subject after the date of this Agreement and relating to this Agreement or the Transaction.

(15)	Employee Benefits
(a)

Each Purchaser Plan that is intended to be qualified under Section 401(a) of the Code has received a currently effective favourable determination letter or, if applicable, can rely upon an opinion letter from the U.S. Internal Revenue Service as to the qualification of the master, volume submitter, or prototype plan on which it is based, and, to the Purchaser’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect such qualification. No Purchaser Plan requires the approval of, nor is regulated by, any Regulatory Authority outside of the United States.

(b)	No Purchaser Plan is subject to Title IV of ERISA or Section 412 of the Code and the Purchaser and its ERISA Affiliates have no other Liability under Title IV of ERISA.
(c)	No Purchaser Plan is a “Multiemployer Plan” and no employer other than the Purchaser or an ERISA Affiliate is permitted to participate or participates in any

Purchaser Plan. No leased employees (as defined in Section 414(n) of the Code), independent contractors or other individuals who are not classified as common law employees of the Purchaser (or co-employees of the Purchaser and a PEO) are eligible for, or participate in, any Purchaser Plan.

(d)

Each Purchaser Plan, except as set forth in Section (15)(d) of the Purchaser Disclosure Letter, has at all times, and no Regulatory Authority has given notice or alleged in writing to the Purchaser (or, to the Purchaser’s Knowledge, has otherwise alleged) that each Purchaser Plan has not, been operated in material compliance with ERISA, the Code, all other applicable Laws (including all reporting and disclosure requirements thereunder) and the terms of each Purchaser Plan.

(16)	Labor Matters.
(a)

Except as set forth in Section (16)(a) of the Purchaser Disclosure Letter: (i) neither the Purchaser nor any of its Subsidiaries is or, in the past three (3) years, has been a party to any collective bargaining agreement or other agreement with a labor union or like organization; (ii) there are no unions, or any other similar labor organizations representing any Purchaser Employees or any of its Subsidiaries; (iii) the Purchaser is under no obligation under any Laws or labor agreement to provide notice to any unions, or any other similar labor organizations representing Purchaser Employees or other service providers to the Purchaser or any of its Subsidiaries prior to the execution, delivery and performance of this Agreement by the Purchaser or the consummation of the Transaction and (iv) to the Purchaser’s Knowledge, there are no activities or proceedings by any individual or group of individuals, including representatives of any work councils, labor organizations or labor unions or like organizations, to organize any Purchaser Employees in the State of Florida reasonably likely to lead to a union contract or labor peace agreement.

(b)

Except as would not be reasonably expected to result in any material liability to the Purchaser or any of its Subsidiaries, each of the Purchaser and its Subsidiaries is and has for the past three (3) years been in compliance with all applicable Laws respecting labor, employment and employment practices, including Laws establishing requirements for employee human rights, immigration, pay equity, employee privacy, occupational safety and health, equal employment opportunities and practices, prohibition of employee discrimination, harassment, and retaliation, reasonable accommodation, and disability rights or benefits, child labor, workers’ compensation, leaves of absence and unemployment insurance. Except as would not be reasonably expected to result in any material liability to the Purchaser or any of its Subsidiaries, neither the Purchaser nor any of its Subsidiaries has, and could not reasonably be expected to have, any actual liability as a joint employer with any other Person, including for any alleged violations of any applicable Laws related to employees.

(c)

Except as would not be reasonably expected to result in any material liability to the Purchaser or any of its Subsidiaries, all obligations of the Purchaser and its Subsidiaries due for any Purchaser Employee compensation or remuneration

(including salary, bonuses, commissions, overtime pay, vacation pay, and termination or severance pay) have been paid or, if unpaid, are accrued and reflected in the books and records of the Purchaser and its Subsidiaries. Except as would not be reasonably expected to result in any material liability to the Purchaser or any of its Subsidiaries, each of the Purchaser and its Subsidiaries is in compliance with all written agreements with current and former Purchaser Employees.

(17)	Compliance with Law; Cannabis Licenses. Except as set out in Section (17) of the Purchaser Disclosure Letter:
(a)

Each of the Purchaser and its Subsidiaries is, and has been at all times, in compliance in all material respects with all applicable Law (other than Cannabis Laws), and other than acts of non-compliance or violations which would not, individually or in the aggregate have a Material Adverse Effect in respect of the Purchaser. To the Purchaser’s Knowledge, and excluding matters related to the proposed Arrangement and the Transaction, no investigations, deficiency notices, notices of non-compliance or enforcement proceedings or reviews by any Governmental Entity with respect to the Purchaser or any of its Subsidiaries is pending or threatened, except for such investigations, deficiency notices, notices of non-compliance or enforcement proceedings or reviews the outcome of which would not be material to the Purchaser and its Subsidiaries (taken as a whole) or prevent the consummation of the Transaction.

(b)

Each of the Purchaser and its Subsidiaries has obtained and is in material compliance with all Permits and Cannabis Licenses necessary to conduct its business as it is presently conducted. The operation of the business of the Purchaser and its Subsidiaries as presently conducted is not, and has not been, in material violation of, nor is the Purchaser or its Subsidiaries in material default or violation under, any Permit or Cannabis License. To the Purchaser’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation of any material term, condition or provision of any Cannabis License. All Permits and Cannabis Licenses of the Purchaser and its Subsidiaries are in full force and effect, and no notice, application or proceeding is pending or, to the Purchaser’s Knowledge, threatened with respect to the termination, revocation, suspension, cancellation, modification or non-renewal thereof.

(c)

Except for ordinary course inquiries by Regulatory Authorities, no Regulatory Authority is presently alleging or asserting, or, to the Purchaser’s Knowledge, threatening to allege or assert, material non-compliance with any applicable legal requirement or registration in respect to the Purchaser’s products.

(d)

To the Purchaser’s Knowledge, since September 21, 2018, all supply, production and processing partners have obtained and are in material compliance with all Cannabis Licenses required by the jurisdictions in which they operate to permit them to conduct their business as currently conducted or, to the Purchaser’s Knowledge, proposed to be conducted.

(e)

To the Purchaser's Knowledge, the Purchaser's products are currently manufactured, tested, packaged and labeled at facilities which are in material compliance with applicable Laws (other than Cannabis Laws), Applicable Healthcare Laws and such other regulatory requirements applicable to the Purchaser's products.

(18)	Anti-Corruption.
(a)

Neither the Purchaser, its Subsidiaries nor, to the Purchaser’s Knowledge, any of their respective directors, executives, representatives, agents or employees (A) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal or failed to disclose fully any contribution, in violation of any Law, (B) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees, (C) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, as amended and the rules and regulations thereunder, the Corruption of Foreign Public Officials Act (Canada) or any applicable Laws of similar effect, (D) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties or (E) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(b)

The operations of the Purchaser and its Subsidiaries are and have been conducted at all times in compliance with applicable Money Laundering Laws (other than Cannabis Laws) and no action, suit or proceeding by or before any court of governmental authority or any arbitrator non-Governmental Entity involving the Purchaser or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Purchaser’s Knowledge, threatened.

(c)

Neither the Purchaser nor its Subsidiaries nor, to the Purchaser’s Knowledge, any director, officer, agent, employee, affiliate or other Person acting on behalf of the Purchaser or its Subsidiaries is currently the subject or target of any United States sanctions administered or enforced by OFAC and the Purchaser has not lent, contributed or otherwise made available, directly or indirectly, any funds to its Subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

(19)	Purchaser Material Contracts.
(a)

Except for this Agreement and except for the Contracts filed as part of the Purchaser Public Disclosure Record, Section (19)(a) of the Purchaser Disclosure Letter sets forth a true and complete list of the following Contracts to which the Purchaser or its Subsidiaries is a party or to which it is bound:

(i)	any Contract that is reasonably likely to require either annual payments to or from the Purchaser and its Subsidiaries of more than $1,500,000;

(ii)

any partnership, joint venture, strategic alliance, or an arrangement for the sharing of profits or proprietary information or other similar agreement or arrangement that is material to the business of the Purchaser or any of its Subsidiaries and that relates to the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, or sharing of profits or proprietary information material to the business of the Purchaser or any of its Subsidiaries or in which the Purchaser or any of its Subsidiaries owns more than a five percent (5%) voting, economic or other membership or partnership interest, or any interest valued at more than $1,500,000 without regard to percentage voting or economic interest;

(iii)

any Contract (other than solely among direct or indirect wholly-owned Subsidiaries of the Purchaser) relating to indebtedness for borrowed money or the deferred purchase price of property owned by the Purchaser, in either case, whether incurred, assumed, guaranteed or secured by any asset, in excess of $1,500,000;

(iv)

any Contract that: (A) limits in any material respect either the type of business in which the Purchaser or any of its Subsidiaries may engage or the manner or geographic areas in which any of them may so engage in any business; or (B) could require the disposition of any material assets or line of business of the Purchaser or any of its Subsidiaries, except as would not be material to the Purchaser and its Subsidiaries (taken as a whole);

(v)	any Contract with a Governmental Entity for a value in excess of $1,500,000;
(vi)

any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Purchaser or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets or businesses;

(vii)

any Contract that gives another Person the right to purchase or license an unlimited quantity or volume of, or enterprise-wide scope of use of, the Purchaser’s products or services (or licenses to the Purchaser that Person’s products or services) for a fixed aggregate price at no additional charge;

(viii)

any Contract (other than Purchaser Options) that contains a put, call or similar right pursuant to which the Purchaser or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $1,500,000; and

(ix)

any Contracts pursuant to which (A) the Purchaser or any of its Subsidiaries is granted by any other Person, or grants to any other Person, any license, sublicense, consent to use, settlement, coexistence agreement, covenant not to sue, waiver, release, or permission, whether written or oral, relating to any Intellectual Property Rights, or that assigns to any Person, or is assigned by any Person, any Intellectual Property Rights (other than shrink wrap agreements for off-the-shelf software), or (B) any research or development activities are conducted with respect to any of the Purchaser or any of its Subsidiaries products and services or any Intellectual Property Rights of the Purchaser or any of its Subsidiaries (each such Contract described in the foregoing clauses (i) through (ix), is referred to herein as a “Purchaser Material Contract”).

(b)

Each of the Purchaser Material Contracts is legal, valid and binding on the Purchaser or its Subsidiaries, as the case may be, and, to the Purchaser’s Knowledge, each other party thereto, and is in full force and effect and is enforceable by the Purchaser or any of its Subsidiaries, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to principles of equity), and, except for Purchaser Material Contracts set forth in Section 19(b) of the Purchaser Disclosure Letter, is the product of fair and arms’ length negotiations between each of the parties to such Purchaser Material Contracts.

(c)

There is no material default under any Purchaser Material Contracts by the Purchaser or any of its Subsidiaries, and to the Purchaser’s Knowledge, any other party thereto, and to Purchaser’s Knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Purchaser or its Subsidiaries, and to the Purchaser’s Knowledge, any other party thereto.

(d)

The Purchaser has not received notice (whether written or oral) that any party to a Purchaser Material Contract of the Purchaser intends to cancel, terminate or otherwise materially modify or not renew its relationship with the Purchaser or any of its Subsidiaries and to the Purchaser’s Knowledge, no such action has been threatened.

(e)

No party to a Purchaser Material Contract is entitled to terminate or amend any material term of such Purchaser Material Contract in connection with or as a result of, or is otherwise entitled to a payment in connection with the Arrangement or the completion of the transactions contemplated by this Agreement.

(f)	Complete and correct copies of each Purchaser Material Contract have been made available to the Company prior to the date hereof.
(20)	No Hedging. Neither the Purchaser nor its Subsidiaries have any foreign currency hedging or commodity hedging arrangements in effect.
(21)

Real and Personal Property.  Section 21 of the Purchaser Disclosure Letter sets forth a true, correct and complete list of all real property (including their street addresses) owned by the Purchaser or a Subsidiary or which the Purchaser or a Subsidiary hold an ownership interest (the “Purchaser Owned Real Property”). Except as set forth in Section 21 of the

Purchaser Disclosure Letter, the Purchaser and its Subsidiaries have good, valid and defensible title to all Purchaser Owned Real Property owned by the Purchaser or its Subsidiaries, free and clear of all Liens, except Permitted Liens.  Section 21 of the Purchaser Disclosure Letter sets forth a true, correct and complete list of any and all premises which the Purchaser or any Subsidiary leases or subleases as tenant or subtenant (the “Purchaser Leased Real Property”, and together with the Purchaser Owned Real Property, the “Purchaser Real Property”). The Purchaser and its Subsidiaries have good, valid and marketable title to, and/or a valid and enforceable interest and tenure (whether leasehold, licenced or otherwise) in the Purchaser Leased Real Property, including in and to the fixtures thereto. There are no material suits, actions or proceedings pending or, to the Purchaser's Knowledge, threatened against or affecting any of the Purchaser Real Property before any Governmental Entity. The current uses of the Purchaser Real Property are lawful and valid under all applicable Law (other than Cannabis Laws) in all material respects and the Purchaser has received all requisite permissions authorizing such uses. No Purchaser Real Property is subject to any building or use restrictions that would restrict or prevent the business of the Purchaser as currently conducted in the Ordinary Course.  No Governmental Entity having jurisdiction over the Purchaser Real Property has issued, or to the Purchaser's knowledge, threatened to issue any notice or order, injunction, judgment, decree, ruling, writ or arbitration award that adversely affects the use or operation of any Real Property.

(22)

Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect in respect of the Purchaser: (i) to the Purchaser’s Knowledge, the Purchaser and its Subsidiaries have at all times complied in all material respects with all applicable Environmental Laws; (ii) to the Purchaser’s Knowledge, no property (including soils, groundwater, surface water, buildings or other structures) owned or operated by the Purchaser or any of its Subsidiaries has been contaminated with any Hazardous Substance in a manner that would reasonably be expected to result in liability other than at sites for which existing reserves and/or indemnification will fully address all future costs; (iii) to the Purchaser’s Knowledge, neither the Purchaser nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property other than at sites for which existing reserves and/or indemnification recoveries will cover all future costs; (iv) neither the Purchaser nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Purchaser or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; and (v) to the Purchaser’s Knowledge, the Purchaser has not released, and there has been no release by any other Person of, any Hazardous Substance in violation of Environmental Laws at, on or under any property currently or formerly owned or operated by the Purchaser or any of its Subsidiaries.

(23)

Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon the Purchaser or any of its Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of the Purchaser or any of its Subsidiaries or affiliates, any acquisition of property by the Purchaser or any of its Subsidiaries or affiliates, or the conduct of business by the Purchaser or any of its Subsidiaries or affiliates, as currently conducted (including following the transactions contemplated by this Agreement).

(24)

Brokers and Finders. None of the Purchaser, its Subsidiaries, nor any of their respective officers, directors or employees (in their respective capacities as officers, directors or employees) has employed or otherwise engaged any financial advisor, broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees in connection with the Transaction other than fees payable to Canaccord Genuity Corp.

(25)	Taxes.
(a)	The Purchaser and each of its Subsidiaries:
(i)

have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects;

(ii)

have paid all Taxes that are required to be paid or that the Purchaser or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, independent contractor, creditor or third party; and

(iii)	have charged, collected and remitted in respect of every sale, supply and delivery, all Taxes required under applicable Law,

except in each case as would not be material to the Purchaser or its Subsidiaries (taken as a whole). Neither the Purchaser nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except as would not be material to the Purchaser or its Subsidiaries (taken as a whole).

(b)

There are no outstanding or, to the Purchaser’s Knowledge, pending, or threatened in writing, audits, examinations, investigations, proposed adjustments, assessments, reassessments, appeals, or other Tax-related proceedings with respect to the Purchaser or any of its Subsidiaries.

(c)

Neither the Purchaser nor its Subsidiaries has acquired property or services from, or disposed of property or provided services to, a Person with whom it does not deal at arm’s length (within the meaning of the Tax Act) for an amount that is other than the fair market value of such property or services, in such circumstances that would result in the Purchaser or its Subsidiaries becoming liable to pay Taxes of such Person under subsection 160(1) of the Tax Act.

(d)	There are no Liens (other than Permitted Liens) on any of the assets of the Purchaser or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.
(e)

The Purchaser and each of its Subsidiaries have made adequate and sufficient accruals for material Taxes on the most recent financial statements filed as part of the Purchaser Public Disclosure Record in accordance with U.S. GAAP (to the extent required), with respect to any taxable period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing as of the date of the filing of such financial statements.

(f)

The Purchaser has not received any written claim made by a Governmental Entity in a jurisdiction where the Purchaser or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(g)	The Purchaser is not a non-resident of Canada within the meaning of the Tax Act and is a taxable Canadian corporation within the meaning of the Tax Act.
(h)

Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by the Purchaser and each of its Subsidiaries with respect to all material transactions between the relevant entity and any Person not resident in Canada with whom such entity was not dealing at arm’s length within the meaning of the Tax Act.

(i)

The Purchaser is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code and treated as a United States corporation for U.S. federal income tax purposes under Section 7874(b) of the Code.

(j)

Neither the Purchaser nor its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent the Arrangement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)

Neither the Purchaser nor any of its Subsidiaries (i) has ever been a member of an affiliated, combined, consolidated, unitary or other similar group for Tax purposes (other than a group the parent of which is the Purchaser), or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax law), as a transferee or successor, by contract, pursuant to any law or otherwise.

(l)

Neither the Purchaser nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of either Treasury Regulation Section 1.6011-4(b)(1) or Treasury Regulation Section 301.6111-2(b)(1) (or any corresponding or similar provision of state, local or non-U.S. Tax law).

(m)

Neither the Purchaser nor any of its Subsidiaries will be required to include any income in, or exclude any deduction from, taxable income for any period ending after the Closing Date as a result of any (i) change in accounting method made prior to the Closing, (ii) improper use of accounting method prior to the Closing, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (iv) intercompany transaction entered into prior to the Closing, (v) installment sale or open transaction disposition made prior to the Closing, (vi) prepaid amount received or deferred revenue earned prior to the Closing, or (vii) application of Section 951, 951A or 965 of the Code to any interest held in a “deferred foreign income corporation” or in a “controlled foreign corporation” (as respectively defined in Sections 965 and 957 of the Code) with respect to income earned or recognized or payments received on or prior to the Closing Date.

(n)

Neither the Purchaser nor any of its Subsidiaries (i) is a party to or bound by, or has any obligation or liability under, any Tax sharing, Tax indemnity, Tax allocation or similar contract or agreement (other than customary commercial contracts entered into in the Ordinary Course and not primarily related to Taxes that contain agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)), or (ii) to the Purchaser’s Knowledge, is a party to any joint venture, partnership or other arrangement or contract that is or could reasonably be expected to be treated as a partnership for U.S. federal income Tax purposes.

(o)

Except as set forth in Section (24)(o) of the Purchaser Disclosure Letter, the Purchaser is, and has at all times from its formation been, properly classified as an association taxable as a “C corporation” for U.S. federal income Tax purposes.

(26)

Insurance. As of the date hereof, the Purchaser and each of its Subsidiaries are insured by the policies of insurance included in Section (25) of the Purchaser Disclosure Letter, all of which are provided by third party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Purchaser, taken as a whole, except as would not reasonably be expected to have a Material Adverse Effect in respect of the Purchaser. All material insurance policies with respect to the business and assets of the Purchaser and its Subsidiaries are in full force and effect, no written notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any of the insured parties thereunder.  To the Purchaser’s Knowledge, there is no material claim pending under any insurance policy of the Purchaser or its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims.

(27)

Intellectual Property.  Except as set forth in Section (26) of the Purchaser Disclosure Letter, to the Purchaser’s Knowledge, the conduct of the business of the Purchaser, as formerly and currently carried on and proposed to be carried on, and the products, processes, and services of the business, have not, and will not, infringe, misappropriate or otherwise violate any intellectual property rights of any Person. The Purchaser has not received written or oral notice of any such infringement, misappropriation or violation. To the Purchaser’s Knowledge, no Person is infringing, misappropriating or violating the intellectual property rights owned by the Purchaser or any of its Subsidiaries.

(28)	Related Party Transactions.
(a)

Except as set forth in Section 27(a) of the Purchaser Disclosure Letter, and except for compensation or other employment arrangements, there are no material transactions, agreements or arrangements or understandings between the Purchaser or any of its Subsidiaries, on the one hand, and (i) any past or present director, (ii) any past or present chairman, chief executive officer, president, secretary, chief financial officer, treasurer or and senior vice president of the Purchaser, (iii) any Person beneficially owning five percent (5%) or more of the number or the voting power attached to the outstanding Purchaser Shares, on the other hand, or (iv) any Affiliate of such Persons listed in clauses (i) – (iii) above.

(b)

Except as set forth in Section 27(b) of the Purchaser Disclosure Letter, neither the Purchaser nor any of its Subsidiaries is indebted to any past or present director, officer, employee or agent of, or independent contractor to, the Purchaser or any of the Subsidiaries (except for amounts due in the Ordinary Course, including salaries, bonuses, director’s fees, amounts owing under any contracting agreement with any such independent contractor or the reimbursement of expenses).

Schedule “E”
Required Regulatory Approvals

All Cannabis Licenses in the following jurisdictions require approval from a Governmental Entity prior to consummation of the transactions contemplated by this Agreement: Arizona (to the extent required prior to Closing pursuant to applicable Law), California (to the extent required prior to Closing pursuant to applicable Law), Colorado, Florida, Maryland, Massachusetts, Nevada, Pennsylvania and Utah.

Schedule “F”
Permitted Liens

Schedule “G”
Permitted Interim Period Actions

Schedule “H”
Company Subsidiaries

Schedule “I”
Adjustment Factor

Interpretation:

For the purposes of this Schedule:

(a)	all capitalized terms that are not otherwise defined in this Schedule but are defined in the Arrangement Agreement shall have the meaning ascribed thereto in the Arrangement Agreement; and
(b)	all amounts shall be calculated in the lawful currency of the United States of America.

Definitions:

In this Schedule:

“Adjustment Factor” means:

(a)	if there has been a Permitted Refinancing prior to the Closing Date, the Permitted Refinancing Adjustment Factor; or
(b)	if there has not been a Permitted Refinancing prior to the Closing Date, 1.00;

“Agreement Effective Date” means the date of the Arrangement Agreement;

“Company Allocation” means, with respect to a particular Permitted Refinancing:

(a)	if the Permitted Refinancing occurs prior to December 1, 2021, 1.000;
(b)	if the Permitted Refinancing occurs after November 30, 2021 but prior to January 1, 2022, 0.875;
(c)	if the Permitted Refinancing occurs after December 31, 2021 but prior to February 1, 2022, 0.750;
(d)	if the Permitted Refinancing occurs after January 31, 2022 but prior to March 1, 2022, 0.625; or
(e)	if the Permitted Refinancing occurs after February 28, 2022, 0.50;

“Company Debt” means the Company Junior Debt or Company Senior Debt, as applicable;

“Company Junior Debt” means the Company Convertible Debentures;

“Company Junior Debt Refinancing Adjustment Factor” means:

(a)	if there has been a Permitted Refinancing of the Company Junior Debt prior to the Closing Date, the amount of the Refinancing Adjustment Factor determined with respect to the Company Junior Debt; or
(b)	if there has not been a Permitted Refinancing of the Company Junior Debt prior to the Closing Date, nil;

“Company Senior Debt” means the Company Senior Secured Notes;

“Company Senior Debt Refinancing Adjustment Factor” means:

(a)	if there has been a Permitted Refinancing of the Company Senior Debt prior to the Closing Date, the amount of the Refinancing Adjustment Factor determined with respect to the Company Senior Debt; or
(b)	if there has not been a Permitted Refinancing of the Company Senior Debt prior to the Closing Date, nil;

“Exchange Ratio” means 0.1170;

“Increased Interest Cost” means, with respect to a particular Refinanced Debt, the amount by which (i) the interest payable on such Refinanced Debt during the Interest Calculation Period, exceeds (ii) the product obtained when (A) the principal amount of such Refinanced Debt, is multiplied by (B) an annual interest rate of 8.00% per annum, is multiplied by (C) a quotient, calculated to four decimal places, obtained when the number of whole days in the Interest Calculation Period is divided by 365 days;

“Interest Calculation Period” means, with respect to a particular Refinanced Debt, the period commencing on the issue date of such Refinanced Debt and ending at the earlier of (i) the maturity date of such Refinanced Debt, or (ii) if the Purchaser gives written notice to the Company not less than five (5) Business Days prior to the Effective Date that the Purchaser intends to refinance such Refinanced Debt following the Closing, the commencement of the Effective Date;

“Permitted Refinancing” means a refinancing of the Company Junior Debt or the Company Senior Debt, as applicable, prior to the Closing Date;

“Permitted Refinancing Adjustment Factor” means the amount, calculated to six decimal places, by which (i) one (1.000000), exceeds (ii) the sum of (A) the Company Junior Debt Refinancing Adjustment Factor and (B) the Company Senior Debt Refinancing Adjustment Factor;

“Refinanced Debt” means, with respect to a particular Permitted Refinancing, the indebtedness issued by the Company in substitution for the Company Debt that is the subject of such Permitted Refinancing;

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“Refinancing Adjustment Factor” means, with respect to a particular Permitted Refinancing, the amount, calculated to six decimal places, determined by the following formula:

A x B

   C

where:

A =	the Company Allocation with respect to such Permitted Refinancing;
B =	the Refinancing Cost with respect to such Permitted Refinancing; and
C =	the Transaction Value;

“Refinancing Cost” means, with respect to a particular Permitted Refinancing, the amount, calculated to six decimal places, determined by the following formula:

(A + B + C + D + E)

where:

A =	the Increased Interest Cost with respect to the Refinanced Debt issued in connection with such Permitted Refinancing;
B =	the amount, if any, by which the face amount of the Refinanced Debt issued in connection with such Permitted Refinancing exceeds the amount for which such Refinanced Debt is issued;
C =	the expenses payable by the Company to third parties that are directly attributable to such Permitted Refinancing;
D =

an amount equal to the incremental in-the-money value of any warrants issued in connection with such Permitted Refinancing determined relative to the Company on the same underlying assumptions as the warrants are to be issued; and

E =

(i) if the Purchaser gives written notice to the Company not less than five (5) Business Days prior to the Effective Date that the Purchaser intends to refinance or otherwise repay such Refinanced Debt following the Closing, the amount of any prepayment penalties, costs, charges or related amounts due as a result of any prepayment of such Refinanced Debt, calculated as if the repayment of such Refinanced Debt were to occur in full on the Effective Date, or (ii) if the Purchaser does not provide written notice to the Company in accordance with clause (i), nil; and

“Transaction Value” means $2,095,991,024.

I - 3

Schedule “J”
Company Contracts